UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14Aa – 101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ONE GAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
ANNUAL MEETING

AND PROXY STATEMENT

Annual Meeting of Shareholders

Thursday, May 21, 2015

MISSION

We deliver natural gas for a better tomorrow.

VISION

To be a premier natural gas distribution company creating exceptional value for our stakeholders.

STRATEGY

Becoming ONE:

•	ONE in Responsibility – safety, reliability and compliance

•	ONE in Value – employees, shareholders, customers and communities

•	ONE in Industry – recognized leader, processes and productivity

CORE VALUES

•	Safety: We are committed to operating safely and in an environmentally responsible manner.

•	Inclusion and Diversity: We embrace and promote diversity; every employee makes a difference and contributes to our success.

•	Ethics: We adhere to the highest ethical standards; honesty, trust and integrity matter.

•	Service: We provide exceptional service and make continuous improvements in our pursuit of excellence.

•	Value: We create value for all stakeholders, including our employees, customers, investors and communities.

April 1, 2015

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of ONE Gas, Inc., which will be held at 9:00 a.m. Central Daylight Time on Thursday, May 21, 2015, at our company headquarters at ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 41st Floor, Tulsa, Oklahoma 74103.

The matters to be considered and voted on at the meeting are set forth in the attached notice of annual meeting of shareholders and are described in the attached proxy statement. A copy of our 2014 annual report to shareholders is also enclosed. A report on our 2014 performance will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy over the Internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card. Of course, if you prefer, you may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held by a broker, bank or other holder of record, unless you provide your broker, bank or other holder of record with your instructions on how to vote your shares, your shares will not be voted in the election of directors or in certain other important proposals as described in the accompanying proxy statement. Consequently, please provide your voting instructions to your broker, bank or other holder of record in a timely manner in order to ensure that your shares will be voted.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your investment in ONE Gas and for your continued support.

Very truly yours,

JOHN W. GIBSON

Chairman of the Board

ONE GAS, INC.

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Time and date: May 21, 2015, at 9:00 a.m. Central Daylight Time

Place: ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 41st Floor, Tulsa, Oklahoma 74103

Items of business

(1)	To consider and vote on the election of Class I director nominees named in the accompanying proxy statement to serve on our Board for a three-year term;
(2)	To consider and vote on the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONE Gas, Inc., for the year ending December 31, 2015;
(3)	To consider and vote on the material terms of the performance goals for our Equity Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);
(4)	To consider and vote on our executive compensation on a non-binding, advisory basis;
(5)	To consider an advisory vote regarding the frequency of the shareholder advisory vote on executive compensation; and
(6)	To consider and vote on such other business as may come properly before the meeting, or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.

Record date: March 23, 2015. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting

YOUR VOTE IS IMPORTANT

The vote of every shareholder is important. The Board appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient voting methods. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope. You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card will save us the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding Internet Availability of Proxy Materials. This notice of annual meeting, proxy statement, form of proxy and our 2014 annual report to shareholders are available on our website at www.ONEGas.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access this proxy statement and our 2014 annual report at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features.

By order of the Board,

Brian K. Shore

Secretary

Tulsa, Oklahoma

April 1, 2015

ONE Gas, Inc.

15 E. Fifth Street

Tulsa, OK 74103

PROXY STATEMENT

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board (the “Board”) for use at our 2015 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 1, 2015.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “ONE Gas”, “we,” “our,” “us,” the “company” or similar references mean ONE Gas, Inc. and its subsidiary, references to “ONEOK” mean ONEOK, Inc. and its subsidiaries, and references to the “Board” or “Board of Directors” mean the Board of Directors of ONE Gas, Inc.

Summary Proxy Information	1
Business Highlights	4
Compensation Highlights	5
Shareholder Actions	7
About the 2015 Annual Meeting	9
Outstanding Stock and Voting	13
Voting	13
Quorum	13
Matters to Be Voted Upon	13
Votes Required	14
Revoking a Proxy	14
Proxy Solicitation	14
Governance of the Company	15
Corporate Governance Guidelines	15
Code of Business Conduct and Ethics	15
Director Independence	15
Board Leadership Structure	16
Lead Independent Director	16
Succession Planning	16
Risk Oversight	16
Board and Committee Membership	17
Director Nominations	19
Director Compensation	20
Compensation Committee Interlocks and Insider Participation	22
Executive Sessions of the Board	22
Communications with Directors	22
Complaint Procedures	22
Corporate Responsibility	23
Safety and Health	23
Environmental Performance	23
Community Investment	23
Political Advocacy and Contributions	23
Proposal 1 – Election of Class I Directors	25
Election by Majority Vote	25
Board Qualifications	25

Director Nominees for Class I Directors

Class II Directors (continuing directors not up for re-election at the Annual Meeting)

Class III Directors (continuing directors not up for re-election at the Annual Meeting)

26 28 29
Proposal 2 – Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2015	30
Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2015	30
Audit and Non-Audit Fees	30
Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm	30
2015 Report of the Audit Committee	31
Proposal 3 – Approval of the Material Terms of the Performance Goals for Our Equity Compensation Plan for Purposes of Internal Revenue Code Section 162(m)	33
Summary of the Proposal	33
Performance Stock Units – Shares Available	33
Effect of Proposal	34
Description of the ECP	34
Purpose of our ECP	34
General Information about the ECP	34
Awards under the ECP	35
Performance Stock Incentives and Performance Goals	36
Change-in-Control Provisions	36
Transferability Provisions Federal Income Tax Consequences New Plan Benefits	36 36 37
Vote Required and Board Recommendation	37

SUMMARY PROXY INFORMATION

To assist you in reviewing the company’s 2014 performance and voting your shares, we would like to call your attention to key elements of our 2015 proxy statement and our 2014 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2014 annual report to shareholders.

PROXY STATEMENT SUMMARY

The following summary provides highlights contained in this proxy statement. You should carefully read and consider the information contained in the proxy statement as this summary does not contain all the information you should consider before voting.

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

•	Date: Thursday, May 21, 2015

•	Time: 9:00 a.m., Central Daylight Time

•	Place: ONE Gas, Inc. First Place Tower 15 E. Fifth Street 41st Floor Tulsa, Oklahoma 74103

ITEMS OF BUSINESS

•	Election of three Class I director nominees to serve until 2018

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015

•	Approval of the material terms of the performance goals for our Equity Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)

•	Approval, on a non-binding advisory basis, of our executive compensation

•	Approval, on a non-binding advisory basis, of the frequency of our non-binding advisory vote on executive compensation

•	Other business as may come properly before the meeting, or any adjournment or postponement of the meeting

RECORD DATE

•	March 23, 2015

INTERNET ACCESS TO PROXY MATERIALS

•	Please visit http://shareholder.onegas.com for online access to our proxy materials including this proxy statement and the company’s 2014 annual report.

HOW TO VOTE

Via the Internet

•   Go to the website at www.proxypush.com/ogs which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 20, 2015.

•   Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder, and allows you to vote your shares and confirm that your instructions have been properly recorded.

•   Follow the simple instructions.

•  If you appoint a proxy via the Internet, you do not have to return your proxy card.

By telephone

•   On a touch-tone telephone, call toll-free 1.866.883.3382, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 20, 2015.

•   Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder, and allows you to vote your shares and confirm that your instructions have been properly recorded.

•   Follow the simple recorded instructions.

•  If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•  Mark your selections on the proxy card.

•   Date and sign your name exactly as it appears on your proxy card.

•  Mail the proxy card in the enclosed postage-paid envelope.

•   If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	1

HOW TO VOTE IF YOUR SHARES ARE HELD BY A BROKER OR BANK

•	Follow the instructions provided by your bank, broker or its nominee by using the voting instruction card or you may vote via the Internet or telephone.

PROPOSALS, HOW YOU MAY VOTE AND BOARD RECOMMENDATIONS

Each of the proposals, how you may vote, and how the Board recommends that you vote, is set forth in the following table:

Proposal	How may I vote?	How does the Board recommend that I vote?
I. The election of the Class I director nominees identified in this Proxy Statement each for a three-year term.	You may vote FOR or AGAINST the approval of each of the three Class I director nominees, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the three Class I director nominees.
II. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.	You may vote FOR or AGAINST the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.
III. The approval of the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m).	You may vote FOR or AGAINST the approval of the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m), or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval of the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m).
IV. An advisory vote on executive compensation.	You may vote FOR or AGAINST the advisory vote on executive compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval, on an advisory basis, of the company’s executive compensation.
V. An advisory vote on the frequency of advisory votes on the company’s executive compensation.	You may vote in favor of the company seeking an advisory vote on executive compensation EVERY YEAR, EVERY TWO YEARS, or EVERY THREE YEARS, or you may indicate you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote in favor of the company seeking an advisory vote on executive compensation EVERY YEAR.

2	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

VOTES REQUIRED FOR APPROVAL OF THE PROPOSALS

The votes required for each proposal is summarized below, together with how abstentions and broker non-votes will be treated for each proposal:

Proposal	Votes required for approval when quorum is present	Abstentions	Broker non-votes
I. The election of the Class I director nominees identified in this Proxy Statement each for a three-year term.	Majority of the votes cast by the shareholders present in person or by proxy and entitled to vote	Do not count as votes cast	Do not count as votes cast
II. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.	Majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Voted at broker’s discretion
III. The approval of the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m).	Majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as votes cast
IV. An advisory vote on executive compensation.	Majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as votes cast
V. An advisory vote on the frequency of advisory votes on the company’s executive compensation.	Majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Do not count as votes cast	Do not count as votes cast

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following table summarizes information about the three director nominees and the four continuing directors. As noted, five of our seven directors have been determined to be independent in accordance with the New York Stock Exchange (“NYSE”) independence standards and our director independence standards.

Director Nominees – Class I

Name	Age	Director since	Occupation	Independent	Committee memberships/ positions
John W. Gibson	62	2014	Retired, Chief Executive Officer of ONEOK, Inc.	No	A*
Pattye L. Moore	57	2014	Retired, President of Sonic Corp.	Yes	A, B, C*, D
Douglas H. Yaeger	66	2014	Retired, Chairman, President and Chief Executive Officer of The Laclede Group, Inc.	Yes	B, C**, D

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	3

Continuing Directors

Name	Age	Director since	Class/ Term	Occupation	Independent	Committee memberships/ positions
Pierce H. Norton II	55	2014	II/2016	President and Chief Executive Officer of ONE Gas, Inc.	No	A
Eduardo A. Rodriguez	59	2014	II/2016	President of Strategic Communications Consulting Group	Yes	A, B, C, D*
Robert B. Evans	66	2014	III/2017	Retired, President and Chief Executive Officer of Duke Energy Americas	Yes	B**, C, D
Michael G. Hutchinson	59	2014	III/2017	Retired, partner at Deloitte & Touche	Yes	A, B*, C, D**

Committee memberships/positions key:

A	Executive Committee
B	Audit Committee
C	Executive Compensation Committee
D	Corporate Governance Committee
*	Committee chair
**	Committee vice-chair

BUSINESS HIGHLIGHTS

•

ONE Gas, Inc. Separation. In January 2014, we successfully completed the separation of our natural gas distribution business from ONEOK, Inc. On February 3, 2014, ONE Gas, Inc. common stock began “regular way” trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “OGS.”

•

Financial Performance. 2014 operating income was $225.3 million, compared with $220.3 million in 2013, which reflects increases due to new rates primarily in Texas and Oklahoma, residential customer growth and higher transportation volumes primarily from weather-sensitive customers, offset by decreases in rider and surcharge recoveries due to a lower ad-valorem surcharge in Kansas and the expiration of the rider associated with the recovery of take-or-pay settlements in Oklahoma. In addition, 2014 had higher outside service, insurance, information technology and employee-related costs, offset partially by decreases in benefit costs related primarily to lower pension and other post-retirement benefit costs resulting from an annual change in the estimated discount rate.

•

Dividend. During 2014, we paid cash dividends of $0.84 per share. We paid total aggregate dividends to our shareholders of $43.7 million in 2014. In January 2015, we declared a dividend of $0.30 per share ($1.20 per share on an annualized basis), an increase of 7 percent compared with the previous cash dividend of $0.28 per share.

4	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

•

Total Shareholder Return. The market price of our common stock was $41.22 per share at December 31, 2014, an increase of approximately 25 percent from the closing price of $33.63 on February 3, 2014, our first day of “regular way” trading.

(1)	February 3, 2014 was the first day of “regular way” trading for ONE Gas, Inc. on the NYSE.

(2)	The ONE Gas peer group used in this graph is the same peer group that will be used in determining our level of performance under our 2014 performance units at the end of the three-year performance period and is comprised of the following companies: AGL Resources, Inc.; Atmos Energy Corporation; Avista Corp.; Laclede Group, Inc.; New Jersey Resources Corp.; Northwest Natural Gas Company; Piedmont Natural Gas Company, Inc.; Questar Corporation; South Jersey Industries; Southwest Gas Corp.; Vectren Corp.; and WGL Holdings, Inc.

COMPENSATION HIGHLIGHTS

•

Compensation Philosophy. A principal feature of our compensation program is the determination of executive compensation by our Executive Compensation Committee (referred to as the “Executive Compensation Committee” or the “Committee”) and Board based on a comprehensive review of quantitative and qualitative factors designed to produce long-term business success. Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success and who are leaders in the industry, to pay for performance and to align the long-term interests of our executive officers with those of our shareholders. We believe our program is designed effectively, is well aligned with the interests of our shareholders, and is instrumental to achieving our business goals. Our compensation philosophy and related governance features are complemented by several specific elements that are designed to achieve these objectives, as summarized below.

•	Program Design.

•	Our compensation program:

–	provides a competitive total pay opportunity;

–	consists of significant equity-based (at risk) compensation;

–	links a significant portion of total compensation to performance that we believe will create long-term shareholder value;

–	determines awards based on the executive officer’s contributions to business performance;

–	enhances retention by subjecting a significant portion of total compensation to multi-year vesting requirements; and

–	does not encourage unnecessary or excessive risk taking.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	5

•

We provide the following primary elements of compensation for our executive officers, including the named executive officers (“NEOs”) (as defined in the Compensation Discussion and Analysis at page 42): base salary, annual short-term cash incentive (“STI”) awards and long-term equity incentive (“LTI”) awards.

•	The Executive Compensation Committee references the median level of the market when determining all elements of compensation.

•

We have an STI program that has a performance-based philosophy that provides for cash payments based on achievement of financial and operational goals established annually by our Executive Compensation Committee.

•

We encourage alignment of our executive officers’ interests with those of our shareholders through the award of performance-based LTI grants, of which 20 percent are restricted stock units (“RSUs”) and 80 percent are performance stock units (“PSUs”).

•	Our executive officers, including the NEOs, receive no significant perquisites or other personal benefits.

•	We do not provide any “golden parachute” excise tax gross-ups to our NEOs.

•	The Executive Compensation Committee makes all compensation decisions regarding our NEOs and submits those decisions to the full Board for ratification.

•	The Executive Compensation Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE.

•	We have market-competitive stock ownership guidelines for our executive officers and our non-management directors.

•

We have adopted compensation recovery (“clawback”) provisions that permit the Committee to use appropriate discretion to seek recoupment of grants of PSUs (including any shares earned and the proceeds from any sale of such shares) and STI awards paid to an employee in the event that fraud, negligence or individual misconduct by such employee is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

•

Our Board has adopted a policy prohibiting officers, members of our Board and certain employees designated as insiders under our Securities/Insider Trading Policy from engaging in short sales, and derivative or speculative transactions in our securities, and/or from purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.

•	Our Board has adopted a policy prohibiting officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan.

•

The Executive Compensation Committee engages an executive compensation consultant that is independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on our executive and director compensation program design and implementation.

•

No changes to our Compensation Program in 2014. In reviewing our compensation program during 2014, our Executive Compensation Committee determined that no significant changes to our compensation program were necessary in 2015 and decided to continue to apply the same principles as have been historically applied in determining the nature and amount of our executive compensation.

•

Link between Executive Compensation and Performance. The Board awarded Pierce H. Norton II, our President and Chief Executive Officer during 2014, incentive compensation for 2014 that was commensurate with our business results, including payment of an annual short-term cash incentive award of $850,000 and a long-term equity incentive award with a grant date target value of $1,250,000. Consistent with

6	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

our executive compensation philosophy, a significant majority of Mr. Norton’s total direct compensation of $2,499.849 for 2014 was incentive-based and at risk, as illustrated by the following chart:

The compensation of our other named executives further reflects both our 2014 performance and our pay-for-performance compensation philosophy:

Named Executive Officer	2014 Base Salary	2014 Short-Term Cash Incentive Award	2014 Long-Term Incentive Award Value	2014 Total Direct Compensation
Curtis L. Dinan	$435,000	$457,000	$533,959	$1,425,959
Caron A. Lawhorn	$360,000	$378,000	$533,959	$1,271,959
Gregory A. Phillips	$300,000	$227,000	$319,698	$846,698
Joseph L. McCormick	$280,000	$200,000	$319,698	$799,698

	2014
Name	Target STI Award as Percentage of Base Pay	Maximum STI Award as a Percentage of Base Pay
Pierce H. Norton II	85%	213%
Curtis L. Dinan	65%	163%
Caron A. Lawhorn	65%	163%
Gregory A. Phillips	55%	138%
Joseph L. McCormick	50%	125%

SHAREHOLDER ACTIONS

•

Election of Class I Directors (Proposal 1). You will find in this proxy statement important information about the qualifications and experience of each of the Class I director nominees, each of whom is a current director. The Corporate Governance Committee performs an annual assessment of the performance of the Board to ensure that our directors have the skills and experience to effectively oversee our company. All of our directors have proven leadership, sound judgment, integrity and a commitment to the success of our company, and our Board recommends that shareholders vote in favor of each nominee for re-election.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	7

•

Ratification of our Independent Registered Public Accounting Firm (Proposal 2). You will also find in this proxy statement important information about our independent registered public accounting firm, PricewaterhouseCoopers LLP. We believe PricewaterhouseCoopers LLP continues to provide high-quality service to our company, and our Board recommends that shareholders vote in favor of ratification.

•

Approval of the Material Terms of the Performance Goals for our Equity Compensation Plan for Purposes of Internal Revenue Code Section 162(m) (Proposal 3). On January 31, 2014, our Equity Compensation Plan was adopted and 2,800,000 shares were authorized for issuance under the Equity Compensation Plan. To facilitate the intended deductibility of compensation paid under our Equity Compensation Plan under Section 162(m) of the Internal Revenue Code, which benefits both the company and our shareholders, we are seeking shareholder approval of the material terms of the performance goals for performance-based awards that may be granted under the Equity Compensation Plan for purposes of complying with Section 162(m) of the Internal Revenue Code. The material terms of the performance goals for purposes of Section 162(m) consist of: (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained, each of which is described in detail in the “Summary of the Proposal” in Proposal 3 on page 33.

No amendments or modifications to the Equity Compensation Plan are being proposed. The sole effect of shareholder approval of the material terms of the performance goals for performance-based awards granted under the Equity Compensation Plan will be to facilitate the intended tax deductibility of compensation paid under the Equity Compensation Plan in its current form. Whether or not shareholder approval of this proposal is obtained, we may or may not grant performance-based equity incentive awards to employees in the future pursuant to the Equity Compensation Plan, which awards, if granted, may in certain instances not be fully tax deductible by the company. Our Board has determined that the proposal is in the best interests of our company and our shareholders and recommends that shareholders vote in favor of this proposal.

•

Advisory Vote on Executive Compensation (Proposal 4). Our shareholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program. We intend to provide our shareholders with an annual opportunity to vote on executive compensation until the next non-binding vote on the frequency of our advisory vote on executive compensation. In evaluating this “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the Committee and our Board arrived at decisions with respect to our 2014 executive compensation. Our Board recommends that shareholders vote in favor of our executive compensation program.

•

Advisory Vote on the Frequency of Shareholder Advisory Vote on Executive Compensation (Proposal 5). Our shareholders have the opportunity to cast a non-binding, advisory vote on the frequency of the advisory vote on our executive compensation program. We intend to provide our shareholders with an annual opportunity to vote on executive compensation until the next non-binding vote on the frequency of our advisory vote on executive compensation. In evaluating the frequency of this “say on pay” advisory vote on executive compensation, our Board concluded that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input every year on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual “say on pay” advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and on our executive compensation philosophy, policies and practices. Our Board recommends that shareholders vote for an annual advisory vote on executive compensation.

8	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

ABOUT THE 2015 ANNUAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2015 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of ONE Gas, Inc. of proxies to be voted at our 2015 annual meeting of shareholders and at any adjournment or postponement of the meeting. You are invited to attend our annual meeting of shareholders on May 21, 2015, at 9:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 41st Floor, Tulsa, Oklahoma. For directions to the meeting, please visit our website at www.ONEGas.com.

Who may attend and vote at the annual meeting?

All shareholders who held shares of our common stock at the close of business on March 23, 2015, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or legal proxy, which you may obtain from your broker, bank, or other holder of record of your shares.

Please note: no cameras, recording equipment, large bags, briefcases or packages will be permitted in the meeting.

Will the annual meeting be webcast?

Our annual meeting also will be webcast on May 21, 2015. You are invited to visit www.ONEGas.com at 9:00 a.m., Central Daylight Time, on May 21, 2015, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast will also be available on our website for 30 days following the meeting.

How do I vote?

If you were a shareholder of record at the close of business on the record date of March 23, 2015, you have the right to vote the shares you held of record that day in person at the meeting or you may appoint a proxy through the Internet, by telephone or by mail to vote your shares on your behalf. The Internet and telephone methods of voting generally are available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in our Direct Stock Purchase and Dividend Reinvestment Plan, our Employee Stock Purchase Plan, our 401(k) Plan and our Profit-Sharing Plan. In addition, these voting methods are available to ONEOK employees who own our shares in the ONEOK, Inc. 401(k) Plan or the ONEOK, Inc. Profit-Sharing Plan (referred to collectively as the “ONEOK Plans”). You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares?” Please help us save time and postage costs by appointing a proxy via the Internet or by telephone.

When you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card, you are appointing Pierce H. Norton II, President and Chief Executive Officer, and Joseph L. McCormick, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting, and they will vote your shares as you have instructed them. If you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card but do not provide voting instructions, your shares will be voted for the election of each proposed director nominee named herein, and for proposal numbers 2, 3 and 4 and every year on proposal 5.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Via the Internet

•	Go to the website at www.proxypush.com/ogs, which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 20, 2015.

•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.

•	If you appoint a proxy via the Internet, you do not have to return your proxy card.

By telephone

•	On a touch-tone telephone, call toll-free 1.866.883.3382, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 20, 2015.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	9

•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple recorded instructions.

•	If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

•	If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

What if my shares are held by my broker or bank?

If your shares are held in a brokerage account or by a bank, broker or its nominee, your shares are considered to be held “in street name.” If you held shares “in street name” as of the record date of March 23, 2015, this proxy statement and our 2014 annual report to shareholders should have been forwarded to you by your bank, broker or its nominee, together with a voting instruction card. You have the right to direct your bank, broker or its nominee how to vote your shares by using the voting instruction card you received from your bank, broker or its nominee, or by following any instructions provided by your bank, broker or its nominee for voting via the Internet or telephone.

Under the rules of the NYSE, unless you provide your bank, broker or its nominee with your instructions on how to vote your shares, your bank, broker or its nominee of record is prohibited from:

(1)	voting your shares in the election of directors;

(2)	voting your shares on the proposal to approve the material terms of the performance goals of our Equity Compensation Plan (“ECP”) for purposes of Internal Revenue Code Section 162(m);

(3)	voting on the advisory vote to approve executive compensation; and

(4)	voting on the advisory vote regarding the frequency of the advisory vote to approve executive compensation.

However, your bank, broker or its nominee of record can vote on the ratification of the selection of our independent registered public accounting firm.

Consequently, unless you respond to their request for your voting instructions in a timely manner, your shares held by your bank, broker or its nominee will not be voted on any of these matters (which is referred to as a “broker non-vote”) except the ratification of the selection of our independent registered public accounting firm. Please provide your voting instructions so that your shares may be voted.

What can I do if I change my mind after I vote my shares by proxy?

If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;

(2)	authorizing a later proxy via the Internet or by telephone;

(3)	returning a later-dated proxy card; or

(4)	voting at the meeting in person.

If your shares are held by your bank, broker or its nominee you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the bank, broker or its nominee.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers or employees, except:

(1)	to meet legal requirements;

(2)	to assert or defend claims for or against us; or

10	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

(3)	in those limited circumstances where:

(a)	a proxy solicitation is contested (which, to our knowledge, is not the case in connection with the 2015 annual meeting),

(b)	a shareholder writes comments on a proxy card, or

(c)	a shareholder authorizes disclosure.

The vote tabulator and the inspector of election has been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted or making efforts to encourage shareholders to vote.

How is common stock held in our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans voted?

If you hold shares of our common stock through our 401(k) Plan, our Profit-Sharing Plan or the ONEOK Plans, in order for those shares to be voted as you wish, you must instruct the trustee of these plans, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the Internet, by telephone or by mail in the manner outlined above. If you fail to provide your instructions, or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in each respective plan vote their shares. These votes receive the same confidentiality as all other shares voted.

To allow sufficient time for voting by the trustee of our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans, your voting instructions must be received by May 18, 2015.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?

Although we do not know of any business to be considered at the 2015 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to Pierce H. Norton II, President and Chief Executive Officer, and Joseph L. McCormick, our Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?

The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 23, 2015, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan, our Employee Stock Purchase Plan, our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans. If you do not authorize a proxy via the Internet, by telephone or by mail, your shares, except for those shares held in our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the Internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose relevant to the meeting between the hours of 9:00 a.m. and 4:30 p.m. CDT at our principal executive offices at 15 East Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

May I access the notice of annual meeting, proxy statement, 2014 annual report and accompanying documents on the Internet?

The notice of annual meeting, proxy statement, 2014 annual report and accompanying documents are currently available on our website at www.ONEGas.com. Additionally, in accordance with rules of the Securities and Exchange Commission, you may access this proxy statement, our 2014 annual report and any other proxy materials we use at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features.

Instead of receiving future copies of our proxy and annual report materials by mail, shareholders may elect to receive an email that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site. You may log on to www.proxypush.com/ogs and follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, or other holder of record of your shares regarding the availability of this service.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	11

What out-of-pocket costs will we incur in soliciting proxies?

Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $8,500, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

Who is soliciting my proxy?

Our Board is sending you this proxy statement in connection with its solicitation of proxies for use at our 2015 annual meeting of shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, fax or email.

Who will count the vote?

Representatives of our stock transfer agent, Wells Fargo Shareholder Services, a division of Wells Fargo Bank, N.A., will tabulate the votes and act as the inspector of the election.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the annual meeting.

12	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

OUTSTANDING STOCK AND VOTING

VOTING

Only shareholders of record at the close of business on March 23, 2015, are entitled to receive notice of and to vote at the annual meeting. As of that date, 52,589,669 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

(1)	FOR the election of the Class I director nominees named in this proxy statement to serve on our Board of Directors for a three-year term;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

(3)	FOR the approval of the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m);

(4)	FOR the advisory proposal to approve our executive compensation; and

(5)	FOR EVERY YEAR, on an advisory basis, of the frequency of advisory votes on the company’s executive compensation every year.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business properly comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board.

To vote shares held “in street name” through a bank, broker or its nominee, a shareholder must provide voting instructions to his or her bank, broker or its nominee. Brokerage firms, banks and other fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your bank, broker or its nominee on how to vote your shares. If your shares are held “in street name,” to be able to vote those shares in person at the annual meeting, you must obtain a legal proxy, executed in your favor, from the holder of record of those shares as of the close of business on March 23, 2015.

The rules of the NYSE determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1, 3, 4 and 5 are considered to be non-routine, and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted under the rules of the NYSE to vote your shares on Proposals 1, 3, 4 and 5 and will be permitted under the rules of the NYSE to vote your shares on Proposal 2 at its discretion.

Please provide your voting instructions to your broker, bank or other holder of record so that your shares may be voted.

Representatives of our stock transfer agent, Wells Fargo Shareholder Services, a division of Wells Fargo Bank, N.A., will be responsible for tabulating and certifying the votes cast at the meeting.

QUORUM

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

MATTERS TO BE VOTED UPON

At the annual meeting, the following matters will be voted upon:

(1)	the election of Class I nominees for director named in this proxy statement to serve a three-year term;

(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	13

(3)	to consider and vote on the material terms of the performance goals for our Equity Compensation Plan for purposes of Internal Revenue Code Section 162(m);

(4)	to consider and vote on our executive compensation on a non-binding, advisory basis;

(5)	to consider an advisory vote regarding the frequency of the shareholder advisory vote on executive compensation; and

(6)	such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

VOTES REQUIRED

Proposal 1 — Election of Class I Directors. Our bylaws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2015 annual meeting will be uncontested. Under the majority voting standard, to be elected a nominee must receive a number of “For” votes that exceeds 50 percent of the votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as votes cast with respect to the election of directors.

Our Corporate Governance Guidelines require that if an uncontested nominee for director does not receive more “For” than “Against” votes, he or she must promptly tender his or her resignation to our Board. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of our company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. The Board will announce publicly its decision regarding any tendered resignation.

Proposal 2 — Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year ending December 31, 2015. In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

Proposal 3 — Approval of the Material Terms of the Performance Goals for our Equity Compensation Plan for Purposes of Internal Revenue Code Section 162(m). In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present and entitled to vote for purposes of determining the outcome of the vote on this proposal and broker non-votes do not count as present for purposes of determining the outcome of the vote on this proposal.

Proposal 4 — Advisory Vote on Executive Compensation. In accordance with our bylaws, approval of the proposal to approve our executive compensation requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present and entitled to vote for purposes of determining the outcome of the vote on this proposal. The vote on this proposal is advisory and non-binding on the company and our Board.

Proposal 5—Advisory vote on the frequency of the advisory vote on executive compensation. This proposal to determine our shareholders’ preference to hold the advisory vote on executive compensation every one, two or three years will be determined by a plurality of the votes cast at the meeting. Abstentions and broker non-votes, if any, do not count as votes cast with respect to the advisory vote on the frequency of the advisory vote on executive compensation. The vote on this proposal is advisory and non-binding on the company and our Board.

REVOKING A PROXY

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) notifying our corporate secretary in writing (the mailing address of our corporate secretary is Corporate Secretary, ONE Gas, Inc., 15 East Fifth Street, Tulsa, Oklahoma 74103), (2) authorizing a later proxy via the Internet or by telephone, (3) returning a later dated proxy card, or (4) voting at the meeting in person. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank or other holder of record.

PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $8,500, plus out-of-pocket expenses. In addition, certain of our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone, fax or email, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

14	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

GOVERNANCE OF THE COMPANY

Our Board and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and our shareholders in a manner that benefits the long-term interests of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. Our Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the Securities and Exchange Commission and the rules and listing standards of the NYSE.

CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted corporate governance guidelines that address key areas of our corporate governance, including: director qualification standards, including the requirement that a majority of our directors be “independent” under the applicable independence requirements of the NYSE; director responsibilities; director access to management; director compensation; management succession; evaluation of the performance of our Board; and the structure and operation of our Board. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board has adopted a code of business conduct and ethics that applies to our directors, officers (including our principal executive and financial officers, principal accounting officer, controller and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interests. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

The full text of our code of business conduct and ethics is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers from, our code of business conduct and ethics, as required by the rules of the Securities and Exchange Commission and the NYSE.

DIRECTOR INDEPENDENCE

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination with respect to each director serving on the Executive Compensation Committee, under the rules of the NYSE, the Board is required to consider all factors specifically relevant to determine whether the director has a relationship to our company which is material to that director’s ability to be independent from management in connection with the duties of a member of that committee.

Our Board of Directors has also adopted director independence guidelines that specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

Our Board has determined affirmatively that members Robert E. Evans, Michael G. Hutchinson, Pattye L. Moore, Eduardo A. Rodriguez and Douglas H. Yaeger have no material relationship with our company, and each qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE. In determining whether certain of our directors qualify as “independent” under our director independence guidelines, our Board considered the receipt by certain directors or their immediate family members (or entities of which they are members, directors, partners, executive officers, or counsel) of natural gas service from us at regulated rates on terms generally available to all of our customers (and, in the case of an entity, in an amount that is less than the greater of $1 million or 2 percent of the entity’s gross revenue for its last fiscal year). In each case, the Board determined these relationships to be in the ordinary course of business at regulated rates or on substantially the same terms available to non-affiliated third parties and to be immaterial in amounts to both our company and the director.

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BOARD LEADERSHIP STRUCTURE

During 2014, our Board was led by John W. Gibson, who was the Chairman of the Board, and Eduardo A. Rodriguez, who was our lead independent director and the Chairman of the Corporate Governance Committee. Pierce H. Norton II was named our President and Chief Executive Officer and was a member of our Board. In addition, our Audit Committee and Executive Compensation Committee are each led by a chair and vice chair, all of whom are independent directors.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines vest the lead independent director who, under these guidelines, is also chair of our Corporate Governance Committee, with various key responsibilities. The guidelines provide that the lead independent director shall serve for a term of three to five years as determined by the Board, and that the duties of the lead independent director include but are not limited to:

•	presiding as the chair at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board; and

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director has the authority to call meetings of the independent directors and, if requested by major shareholders, will ensure that he or she is available for consultation and direct communication.

SUCCESSION PLANNING

A key responsibility of the Chief Executive Officer and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession-planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by our independent directors. During this review, the Chief Executive Officer, the Chairman of the Board and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which our company makes ongoing leadership assignments. It is a key success factor in managing the long-term planning and investment lead times of our business.

In addition, the Chief Executive Officer maintains in place at all times, and reviews with the non-management directors, a confidential plan for the timely and efficient transfer of responsibilities in the event of an emergency or sudden incapacitation or departure of the Chief Executive Officer.

RISK OVERSIGHT

We engage in an annual comprehensive enterprise risk-management (“ERM”) process to identify, aggregate, monitor, measure, assess and manage risk. Our ERM approach is designed to enable our Board to establish a mutual understanding with management of the effectiveness of our risk-management practices and capabilities, to review our risk exposure and to elevate certain key risks for discussion at the Board level. Management and our Board believe that risk management is an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing our company.

Our ERM program is overseen by our Chief Financial Officer. The program is a companywide process designed to identify, aggregate, monitor, measure, assess, and manage risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our ERM process involves the identification and assessment of a broad range of risks and the development of plans to mitigate their effects. These risks generally relate to strategic, operational, financial, regulatory compliance and human resources issues.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Management is responsible for identifying risk and controls related to our significant business activities; mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control and mitigate risk.

The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that our company faces and how our company is seeking to control and mitigate those risks. In some

16	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

cases, as with risks relating to significant acquisitions, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management.

The Board annually reviews a management assessment of the various operational and regulatory risks facing our company, their relative magnitude and management’s plan for mitigating these risks. The Board also reviews risks related to our company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate.

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities and our business continuity and disaster recovery plans. The Audit Committee meets with our executive officers and meets with our Manager—Audit Services, as well as with our independent registered public accounting firm, in separate executive sessions at each of its in-person meetings during the year, at which time risk issues are discussed regularly.

In addition, our Executive Compensation Committee oversees risks related to our compensation program, as discussed in greater detail elsewhere in this proxy statement, and our Corporate Governance Committee oversees risks related to our governance practices and policies.

BOARD AND COMMITTEE MEMBERSHIP

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them periodically and in connection with Board and committee meetings, by visiting our offices and by participating in meetings of the Board and its committees.

During 2014, the Board held six regular meetings (four in-person and two telephonic meetings). All of our incumbent directors who served on the Board during 2014 attended at least 75 percent of the aggregate of all meetings of the Board and Board committees on which they served in 2014.

Our corporate governance guidelines provide that members of our Board are expected to attend our annual meeting of shareholders.

The Board has four standing committees: the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee and the Executive Committee. The table below provides the current membership of our Board and each of our Board committees. Our Board has determined affirmatively that each member of our Audit Committee, Executive Compensation Committee and Corporate Governance Committee is “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE.

Director	Audit	Executive Compensation	Corporate Governance	Executive
John W. Gibson, Chairman				Chair
Pierce H. Norton II				Member
Robert B. Evans	Vice Chair	Member	Member
Michael G. Hutchinson	Chair	Member	Vice Chair	Member
Pattye L. Moore	Member	Chair	Member	Member
Eduardo A. Rodriguez	Member	Member	Chair	Member
Douglas H. Yaeger	Member	Vice Chair	Member

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.ONEGas.com. Copies are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	17

THE AUDIT COMMITTEE

2014 Meetings: 7

The Audit Committee represents and assists our Board with oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•	appointing, compensating and overseeing our independent auditor;

•	reviewing the scope, plans and results relating to the external audits of our financial statements;

•	reviewing the scope, plans and results relating to internal audits;

•	monitoring and evaluating our financial condition;

•	monitoring and evaluating the integrity of our financial reporting processes and procedures;

•

assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;

•

reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities and our business continuity and disaster recovery plans; and

•	monitoring our compliance with our policies on ethical business conduct.

Our independent registered public accounting firm reports directly to our Audit Committee. All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that Robert E. Evans, Michael G. Hutchinson, Eduardo A. Rodriguez and Douglas H. Yaeger are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission and all members of the Audit Committee are financially literate. As of December 31, 2014, no member of the Audit Committee simultaneously served on more than three public company audit committees.

THE EXECUTIVE COMPENSATION COMMITTEE

2014 Meetings: 4

Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•

evaluating, in consultation with our Corporate Governance Committee, the performance of our Chief Executive Officer, and recommending to our Board the compensation of our Chief Executive Officer and our other senior executive officers;

•	reviewing and approving, in consultation with our Corporate Governance Committee, the annual objectives of our Chief Executive Officer;

•

reviewing our executive compensation program to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders;

•	assessing the risks associated with our compensation program; and

•	reviewing and making recommendations to the full Board on executive officer and director compensation and personnel policies, programs and plans.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and short-term and LTI compensation are determined annually by this committee. The scope of the authority of this committee is not limited except as set forth in its charter and by applicable law. This committee has the authority to delegate duties to subcommittees of this committee, or to other standing committees of the Board, as it deems necessary or appropriate. This committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by this committee as a whole. All members of our Executive Compensation Committee are “independent” under the independence requirements of the NYSE applicable to compensation committee members.

The compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Executive Compensation Committee in its work.

During 2014, the Executive Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), as an independent executive compensation consultant to assist the committee in its evaluation of the amount and form of compensation paid in 2014 to our Chief Executive Officer, our other executive officers and our directors. Meridian reported directly to the Executive Compensation Committee. For more information on executive compensation and the role of this consultant, see “Compensation Discussion and Analysis—How We Determine Pay—Independent Executive Compensation Consultant” at page 44.

18	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

THE CORPORATE GOVERNANCE COMMITTEE.

2014 Meetings: 4

Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

•

identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our bylaws or in accordance with the rules of the Securities and Exchange Commission;

•	making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•	adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•	reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

•	in consultation with our Chairman of the Board and Chief Executive Officer and the Executive Compensation Committee, overseeing management succession and development; and

•	reviewing, assessing risk and making recommendations with respect to other corporate governance matters.

All members of the corporate Governance Committee are “independent” under the independence requirements of the NYSE.

THE EXECUTIVE COMMITTEE

2014 Meetings: 0

In the intervals between meetings of our Board, the Executive Committee may, except as otherwise provided in our bylaws and applicable law, exercise the powers and authority of the full Board in the management of our property, affairs and business. The function of this committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. The Executive Committee reports to the Board at its next meeting on any actions taken by the committee.

DIRECTOR NOMINATIONS

Our corporate governance guidelines provide that the Board is responsible for nominating candidates for board membership and for the delegation of the screening process to the Corporate Governance Committee of the Board. This committee, with recommendations and input from our Chairman of the Board, Chief Executive Officer and the directors, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devote the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; industry knowledge; crisis response; international business; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that it has the responsibility, in consultation with the Chairman of the Board and Chief Executive Officer, to search for, recruit, screen, interview and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Corporate Governance Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, this committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments.

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, and in accordance with our bylaws, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2016 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices by no later than December 3, 2015. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities and Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The committee will evaluate prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	19

Neither the Corporate Governance Committee, the Board, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Corporate Governance Committee or the Board evaluates prospective candidates based on whether the prospective candidate is recommended by a shareholder or by the Corporate Governance Committee, provided that the recommending shareholder furnishes to our company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our bylaws, shareholders may themselves nominate candidates for election at an annual meeting of shareholders. Any shareholder who desires to nominate candidates for election as directors at our 2016 annual meeting must follow the procedures set forth in our bylaws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2015 annual meeting of shareholders (i.e., notice must be received no later than December 3, 2015). If the date of the 2016 annual meeting is more than 30 days from the first anniversary date of the 2015 meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or the day on which public announcement of the meeting date is made. In accordance with our bylaws, a shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, including: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class or series and number of our shares that are owned beneficially or of record by such person and any affiliates or associates of such person; (d) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of our shares held by each such nominee holder; (e) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (f) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; and (g) all other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for the election of such person as a director, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

In addition, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must set forth: (a) the name and address, as they appear on the company’s books, of such shareholder, and the name and address of such beneficial owner, if any, and any other shareholders known by such shareholder to be supporting such nominee(s); (b) the class and number of our shares that are owned beneficially and of record by such person and any affiliates or associates of such person; (c) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares held by each such nominee holder; (d) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (e) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; (f) a representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in its notice; (g) a description of all agreements, arrangements and understandings between such person or any affiliate or associate of such person, and any other person or persons (including their names) in connection with the nomination by such shareholder; and (h) all other information that would be required to be disclosed by such person as a participant in a solicitation of proxies for the election of directors in a contested election, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. This information must be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose all such information as of the record date.

DIRECTOR COMPENSATION

Compensation for each of our non-management directors for their service on our Board for the period of January 2014 through December 2014 consisted of an annual cash retainer of $65,000 and a stock retainer of 2,563 shares (valued at $85,000), determined using the average of the high and low trading prices of our company’s common stock on the NYSE on the date of the regularly scheduled meeting of the Board on February 18, 2014). The chairs of our Audit and Executive Compensation Committees received an additional annual cash retainer of $15,000, and our lead independent director, who is also chair of our Corporate Governance Committee, received an additional annual cash retainer of $20,000. Our

20	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Chairman of the Board received an additional annual cash retainer of $75,000 for his service for the period from January 2014 through December 2014. Compensation for each of our non-management directors for their service on our Board in 2015 will be the same as 2014.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

The Chief Executive Officer, as the sole management director, receives no compensation for his service as a director.

Our Board has established minimum share ownership guidelines for members of our Board. The guidelines provide that within five years after joining the Board, each non-management director will own shares of the company’s common stock having a value, at a minimum, of five times the annual cash retainer for service on the Board (excluding annual retainers for service as a chair of a board committee or for service as Chairman of the Board) as established from time to time by the Board. Shares which count toward this ownership guideline include shares owned outright in the director’s name, shares held in trust for the director’s benefit or the benefit of the director’s immediate family, and phantom shares held in the director’s account under any company deferred compensation plan for non-employee directors or any similar plan or arrangement. Shares which do not count toward this ownership guideline include unexercised stock options and shares of restricted stock for which restrictions have not yet lapsed (unvested restricted stock). A non-management director will not be allowed to sell shares of the company’s common stock (using established pre-clearance procedures) unless such director’s holdings of the company’s common stock meet the established minimum ownership guideline.

The following table sets forth the compensation paid to our non-management directors in 2014.

Director Compensation

Director	Fees Earned or Paid in Cash(1)	Stock Awards (1)(2)(3)	Change in Nonqualified Deferred Compensation Earnings(4)	Total
Robert B. Evans	$65,000	$85,000	$-	$150,000
John W. Gibson	$160,000	$85,000	$10,102	$255,102
Michael G. Hutchinson	$80,000	$85,000	$-	$165,000
Pattye L. Moore	$80,000	$85,000	$2,169	$167,169
Eduardo A. Rodriguez	$85,000	$85,000	$-	$170,000
Douglas H. Yaeger	$65,000	$85,000	$-	$150,000

(1)	Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2014, $310,000 of the total amount payable for directors’ fees were deferred under this plan at the election of two of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the fair market value of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account are issued to the director under our Executive Compensation Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 2, 2014, was 4.55 percent.

The following table sets forth, for each non-management director, the amount of director compensation deferred during 2014 and cumulative deferred compensation as of December 31, 2014.

Director	Board Fees Deferred to Phantom Stock in 2014 (a)	Dividends Earned on Phantom Stock and Reinvested in 2014 (b)	Total Board Fees Deferred to Phantom Stock at December 31, 2014 (a)	Total Phantom Stock Held at December 31, 2014	Board Fees Deferred to Cash in 2014 (c)	Total Board Fees Deferred to Cash at December 31, 2014 (c)
Robert B. Evans	$-	$-	$-	-	$-	$-
John W. Gibson	$85,000	$2,169	$87,169	2,621	$140,000	$147,933
Michael G. Hutchinson	$-	$-	$-	-	$-	$-
Pattye L. Moore	$85,000	$2,169	$87,169	2,621	$-	$-
Eduardo A. Rodriguez	$-	$-	$-	-	$-	$-
Douglas H. Yaeger	$-	$-	$-	-	$-	$-

(a)	Reflects the value of the annual cash and stock retainers (based on the average of our high and low stock price on the NYSE on the grant date) deferred by a director under our Deferred Compensation Plan for Non-Employee Directors.

(b)	Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid.

(c)	Mr. Gibson deferred $140,000 to cash in 2014. The amount for Mr. Gibson represents interest paid on cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points which, at January 2, 2014, was 4.55 percent.

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(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on the average of our high and low stock price on the NYSE on the date of grant. The following table sets forth the number of shares and grant date fair value of such shares of our common stock issued to our non-management directors during 2014 for service on our Board.

Director	Shares Awarded in 2014	Aggregate Grant Date Fair Value
Robert B. Evans	2,563	$85,000
John W. Gibson	2,563	$85,000
Michael G. Hutchinson	2,563	$85,000
Pattye L. Moore	2,563	$85,000
Eduardo A. Rodriguez	2,563	$85,000
Douglas H. Yaeger	2,563	$85,000

(3)	For the aggregate number of shares of our common stock and phantom stock held by each member of our Board at March 1, 2015, see “Stock Ownership—Holdings of Officers and Directors” at page 39.

(4)	Reflects above-market earnings on Board fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 2, 2014, was 4.55 percent, plus accrued dividends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, Messrs. Evans, Hutchinson, Rodriguez and Yaeger and Ms. Moore served on our Executive Compensation Committee. No member of the Executive Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2014, and no member of this committee was formerly an officer of the company or any of its subsidiaries. In addition, during 2014, none of our executive officers served as a member of a compensation committee or Board of any other entity of which any member of our Board was an executive officer.

During 2014, Ms. Moore served as the Vice-Chair of the ONEOK Executive Compensation Committee, and Mr. Rodriguez served as a member of the ONEOK Executive Compensation Committee.

EXECUTIVE SESSIONS OF THE BOARD

The non-management members of our Board meet in regularly scheduled executive sessions without any members of management present. During 2014, the non-management members of our Board met in executive session during each of the four regular in-person meetings of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board. Our Corporate Governance Guidelines provide that our lead independent director, who is the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the independent members of our Board. The independent members of our Board met in executive session once during 2014. In February 2015, the Board amended our Corporate Governance Guidelines to provide that the independent members of the board shall meet in executive session without management or non-independent directors present in connection with each regularly scheduled in-person meeting of the Board and at such other times as the independent directors deem necessary or appropriate.

COMMUNICATIONS WITH DIRECTORS

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the news media, customers or suppliers to our Chief Executive Officer or his designee. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be forwarded promptly to the director or directors to whom the communication is addressed. A copy of the communication also will be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

COMPLAINT PROCEDURES

Our Board has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our Code of Business Conduct and Ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and matters arising under our Code of Business Conduct and Ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

22	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

CORPORATE RESPONSIBILITY

For more than 100 years, our businesses have delivered natural gas to our customers. We will also continue to focus on creating shareholder value and operating safely and responsibly.

SAFETY AND HEALTH

The safety of our employees, our customers and the communities where we operate is at the forefront of each business decision we make. By monitoring the integrity of our assets and promoting the safety and health of our employees, customers and communities, we are investing in the long-term sustainability of our businesses.

A substantial part of our workforce is comprised of operations specialists who work regularly in the field. We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, appropriate engineering controls, work procedures and other preventive safety and health programs. Reducing incidents and improving our safety incident rates is important, but we are not focused only on statistics. Low incident rates alone cannot prevent a large-scale incident, which is why we continue to focus on enhancing our preventive safety programs, such as near-miss reporting, vehicle-safety monitoring, risk assessment and others.

2014 Safety and Health Performance Updates and Highlights

•	Since 2008 we have experienced a consistent improvement in recordable injury rate with at least a 15 percent reduction annually.

•	We were recognized by the American Gas Association (AGA) in 2014 for our significant reduction to our DART rate (Days Away, Restricted or Transferred).

•	Beginning in 2012 to today, our excellence in safe driving performance moved us into the 1st quartile amongst our peer groups within the AGA.

ENVIRONMENTAL PERFORMANCE

2014 Environmental Updates and Highlights

•	We retired or replaced approximately 475 miles of distribution and transmission facilities in 2014 which will result in decreased emissions of methane.

•

In 2014, our Energy Efficiency Program in Oklahoma issued more than 43,000 rebates totaling approximately $7.4 million through energy-efficiency and conservation programs that offered customers rebates on natural gas appliances and energy-efficient home improvements.

•

We actively participate in the Environmental Protection Agency’s Natural Gas STAR Program to reduce methane emissions by implementing operational practices to reduce or prevent venting of natural gas to the atmosphere.

COMMUNITY INVESTMENT

We are committed to being active members of the communities where we operate. Investing in the areas where we have operations and where our employees live and work is not only the right thing to do – it’s smart business. By contributing financially and through volunteer work, we can help build stronger communities and create a better environment for our employees, customers and the general public.

We accomplish this in a number of ways, including grants from the ONE Gas Foundation, corporate sponsorships to nonprofit organizations and by community volunteer efforts. Primary focus areas for our community investments are education, health and human services, arts and culture, environmental stewardship and community enrichment. We give priority consideration to educational programs and to health and human services organizations, particularly those with programs that help people become self-sufficient.

2014 Community Investment Updates and Highlights

•

In 2014, we contributed more than $2.2 million to nonprofit organizations through the ONE Gas Foundation and corporate sponsorships, and our employees volunteered more than 3,200 hours in our communities.

POLITICAL ADVOCACY AND CONTRIBUTIONS

We actively participate in the political process through the lobbying efforts of our government relations department, involvement in multiple business and industry trade organizations, and through the ONE Gas, Inc. Employee Political Action Committee (the “ONE Gas PAC).” In 2014, ONE Gas employees and members of the ONE Gas board of directors contributed approximately $53,000 to the ONE Gas PAC. The ONE Gas PAC contributed approximately $59,000 to candidates for political office and other PACs.

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As a company, we do not contribute corporate funds to political candidates, political action committees or so-called 501(c)(4) social welfare organizations. Employee and director contributions to the ONE Gas PAC are used to support candidates seeking federal or state offices who support the interests of the energy industry and business. A steering committee made up of senior management representatives and a contributions committee made up of employees from across our operating areas, oversee all ONE Gas PAC contributions to political candidates.

24	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

PROPOSAL 1 – ELECTION OF CLASS I DIRECTORS

ELECTION BY MAJORITY VOTE

In accordance with our bylaws, the Board currently has seven members, three of whose terms will expire at the 2015 annual meeting. Directors are divided into three classes and are elected for staggered terms of three years, each with a term of office of one of the three classes of directors expiring each year. After this election, the terms of Class I, II and III will expire in 2018, 2016 and 2017, respectively. Each director will hold office for the term to which he or she is elected or until his or her successor is duly elected and qualified.

Our bylaws provide that, in the case of uncontested elections (i.e., elections where the number of nominees is the same as the number of directors to be elected), director nominees are elected by the vote of a majority of the votes cast with respect to that nominee. Abstentions and broker non-votes with respect to the election of a director do not count as votes cast. Our corporate governance guidelines provide that any uncontested nominee for director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested must, promptly following certification of the shareholder vote, tender his or her resignation to the Board. The Board (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including the NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

If no directors receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested, then, pursuant to our corporate governance guidelines, the incumbent Board will, within 180 days after the certification of the shareholder vote, nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are all currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

BOARD QUALIFICATIONS

Our corporate governance guidelines provide that our Corporate Governance Committee will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the Board at a given point in time. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to the business of our company;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn the business of the company and the Board;

•	represent the long-term interests of all shareholders; and

•	participate in a constructive and collegial manner.

In addition, our corporate governance guidelines provide that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality, and to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; industry knowledge; international business; crisis response; leadership; strategic vision; law; and corporate relations.

Your Board believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them with the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

Certain information with respect to the Class I nominees for election at the annual meeting, as well as each of the other directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds and the year in which each person became a director of the company. The nominees for Class I director currently serve as directors of the company.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	25

John W. Gibson, Chairman of the Board, Pattye L. Moore, Chair of the Executive Compensation Committee and Douglas H. Yaeger, Vice Chair of the Executive Compensation Committee have been nominated for re-election as Class I directors for a three-year term expiring in 2018. Mr. Gibson, Ms. Moore and Mr. Yaeger are not being proposed for election pursuant to any agreement or understanding between Mr. Gibson, Ms. Moore and Mr. Yaeger and the company or any other person(s).

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE.

Director Nominees for Class I Directors

Set forth below is certain information with respect to each nominee for election as a director, each of whom is a current director.

JOHN W. GIBSON

Mr. Gibson is the Chairman of the Board of ONE Gas, Inc. Mr. Gibson is also the Chairman of the Board of ONEOK, Inc. and ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. Mr. Gibson was instrumental in the separation of ONE Gas from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas distribution company. In connection with the separation, Mr. Gibson retired as Chief Executive Officer of ONEOK and of ONEOK Partners GP, L.L.C. effective January 31, 2014. Mr. Gibson also serves on the Board of BOK Financial Corporation.

Mr. Gibson joined ONEOK in 2000 as President of Energy, responsible for the company’s natural gas gathering and processing, and transportation and storage businesses. In 2006, he was named President and Chief Operating Officer of ONEOK Partners, the master limited partnership that owns midstream natural gas and natural gas liquids businesses. He was elected Chief Executive Officer of ONEOK and President and Chief Executive Officer of ONEOK Partners in January 2007, becoming Chairman of ONEOK Partners later that year. In January 2010, he became President of ONEOK, and in May 2011, he became Chairman.

His career began in the energy industry in 1974 as a refinery engineer with Exxon Company, USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. Prior to joining ONEOK, Mr. Gibson was executive vice president of Koch Energy, Inc., a subsidiary of Koch Industries, responsible for its interstate natural gas pipelines and gathering and processing businesses.

Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. Over the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Gibson’s role as the top executive officer at ONEOK and ONEOK Partners and his extensive industry and managerial experience and knowledge, our Board has concluded that Mr. Gibson should continue as a member of our Board.

Committee Member: Executive (Chair)

Position: Chairman of the Board Age: 62 Director Since: 2014 Independent: No

26	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

PATTYE L. MOORE

Ms. Moore currently serves as the non-executive Chairman of the Board of Red Robin Gourmet Burgers (NASDAQ: RRGB). In addition, Ms. Moore is a business strategy consultant, speaker and the author of Confessions from the Corner Office, a book on leadership instincts, published by Wiley & Sons in 2007. Ms. Moore serves on the Board for QuikTrip Corporation. Since 2002, Ms. Moore has served on the Board of ONEOK, Inc. and is the Vice Chair of its Executive Compensation Committee and a member of its Corporate Governance Committee.

Ms. Moore served on the Board for Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development and Vice President-Marketing. Ms. Moore has extensive senior management, marketing, business strategy, brand development and corporate governance experience as a result of her service at Red Robin, ONEOK, Inc. and Sonic, her service on other boards and her consulting career. In her role as President of Sonic Corp., Ms. Moore was responsible for company and franchise operations, purchasing and distribution, marketing and brand development for the 3,000 unit chain with over $3 billion in system-wide sales. As a business strategy consultant and as a board member, Ms. Moore has extensive experience in leadership, management development, strategic planning and executive compensation experience. Ms. Moore also has extensive experience as a member of the Board of numerous non-profit organizations, including serving as Chairman of the Board of the National Arthritis Foundation. In light of Ms. Moore’s extensive executive managerial experience and her leadership skills, our Board has concluded that Ms. Moore should continue as a member of our Board.

Committee Member: Executive Compensation (Chair), Governance, Audit, Executive

Age: 57 Director Since: 2014 Independent: Yes

DOUGLAS H. YAEGER

Douglas Yaeger served as Chairman, President and Chief Executive Officer of The Laclede Group, Inc. and Laclede Gas Company from 1999 until his retirement on February 1, 2012.

After spending nearly 20 years in the interstate pipeline industry, including roles as Executive Vice President of Mississippi River Transmission Corporation and Executive Vice President of Arkla Energy Marketing Company, Mr. Yaeger joined Laclede in 1990 as Vice President – Planning. He was elected Laclede’s Senior Vice President – Operations, Gas Supply and Technical Services in 1992. In 1995, Mr. Yaeger was elected Executive Vice President – Operations and Marketing and subsequently in 1997 elected President and Chief Operating Officer and joined the Company’s Board.

Mr. Yaeger served on the Board of the American Gas Association and is the past Chairman of its Audit Committee. He also served as Chairman of the Missouri Energy Development Association and the Southern Gas Association. Mr. Yaeger currently serves on the boards of First Banks, Inc., Barnes-Jewish Hospital, The Municipal Theatre Association of St. Louis, St. Louis Regional Chamber, St. Louis Science Center Board of Commissioners, Webster University and the United Way of Greater St. Louis.

Mr. Yaeger has extensive senior management experience in a variety of sectors in the oil and natural gas industry as a result of his service at Laclede where he demonstrated a strong track record of leadership and sound judgment. As a result of his experience, Mr. Yaeger is qualified to analyze the various financial and operational aspects of our company. In light of Mr. Yaeger’s extensive industry, financial, corporate governance, operating and compensation experience, our Board has concluded that Mr. Yaeger should continue as a member of our Board.

Committee Member: Executive Compensation (Vice Chair), Governance, Audit

Age: 66 Director since: 2014 Independent: Yes

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	27

Class II Directors (continuing directors not up for re-election at the Annual Meeting)

Set forth below is certain information with respect to each Class II director, each of whom is a current director.

PIERCE H. NORTON II

Pierce Norton is President and Chief Executive Officer of ONE Gas. Prior to ONE Gas becoming a stand-alone, publicly traded company separate from ONEOK, he served as Executive Vice President, Commercial, of ONEOK and ONEOK Partners.

Previously, Mr. Norton served as Executive Vice President and Chief Operating Officer of ONEOK and ONEOK Partners. Prior to that, Mr. Norton was President of the ONEOK Distribution Companies – Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service. Also while at ONEOK, he held the position of Executive Vice President of Natural Gas, which included responsibility for all natural gas pipelines and the natural gas gathering and processing businesses within ONEOK Partners.

Mr. Norton began his natural gas industry career in 1982 at Delhi Gas Pipeline, a subsidiary of Texas Oil and Gas Corporation. He later worked for American Oil and Gas with operational responsibilities for natural gas gathering and processing, and for intrastate and interstate pipelines. Mr. Norton then worked for KN Energy as Vice President and General Manager of the Heartland Region, before moving to Bear Paw Energy as Vice President of Business Development. In 2002, he was named President of Bear Paw Energy, L.L.C., now ONEOK Rockies Midstream, L.L.C., a subsidiary of ONEOK Partners.

Mr. Norton is a member of the American Gas Association’s Board and serves on the executive committee and on the policy committee. He currently serves as a board member of the Tulsa Community College Foundation. He is a past board member of the Interstate Natural Gas Association of America, the Texas Pipeline Association, the North Dakota Petroleum Council and the Western Energy Alliance, formerly known as the Independent Petroleum Association of Mountain States. He also is a graduate of Harvard Business School’s Advanced Management Program.

Mr. Norton has served in a variety of roles of continually increasing responsibility at ONEOK and ONEOK Partners from November 2004 to January 2014. In these roles, Mr. Norton has had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. Mr. Norton has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, during the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Norton gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management.

Committee Member: Executive

Position: Management Director Age: 55 Director Since: 2014 Independent: No

EDUARDO A. RODRIGUEZ

Mr. Rodriguez is President of Strategic Communications Consulting Group in El Paso, Texas. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately held company engaged in construction and real estate development headquartered in El Paso, Texas. He also served as a member of the Board of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in the states of Texas and New Mexico, and is admitted to the United States District Court for the Western District of Texas. Mr. Rodriguez is a member of the ONEOK, Inc. Board and serves on the Executive Compensation Committee and Corporate Governance Committee and is former chair of the Audit Committee.

Mr. Rodriguez has had extensive senior management, operational, entrepreneurial and legal experience in a variety of industries as a result of his service at Strategic Communications Consulting Group, Hunt Building Corporation and El Paso Electric Company. Mr. Rodriguez has engaged in the practice of law for over 30 years. In addition to his extensive legal experience, Mr. Rodriguez’s senior management positions have included responsibility for strategic planning, corporate governance and regulatory compliance. In these positions he has demonstrated a strong track record of achievement and sound judgment.

Committee Member: Governance (Chair), Audit, Executive Compensation, Executive

Position: Lead Independent Director
Age: 59 Director Since: 2014 Independent: Yes

28	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Class III Directors (continuing directors not up for re-election at the Annual Meeting)

Set forth below is certain information with respect to each Class III director, each of whom is a current director.

ROBERT B. EVANS

Mr. Evans currently serves on the Board and is Chair of the Conflicts Committee of Targa Resources GP LLC, the general partner of Targa Resources Partners, LP since 2007. Mr. Evans has been on the Board of New Jersey Resources Corp. since 2009 and currently serves as a member of its Audit Committee and Executive Committee. Mr. Evans is also a member of the Board of Sprague Resources, LP.

Mr. Evans was President and Chief Executive officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 until his retirement in March 2006. He served as the transition executive for Energy Services, a business unit of Duke Energy, during 2003. Evans was president of Duke Energy Gas Transmission, a business unit of Duke Energy, beginning in 1998 until he was named President and Chief Executive Officer in 2002, a position in which he served until 2004. Prior to his employment at Duke Energy, Mr. Evans served as Vice President of Marketing and Regulatory Affairs for Texas Eastern Transmission and Algonquin Gas Transmission from 1996 to 1998.

Mr. Evans’ extensive executive experience with the natural gas transmission business and wholesale natural gas trading business of Duke Energy and Targa Resources Partners provide him with valuable industry experience. Mr. Evans’ service on board positions for other energy companies brings executive, corporate development, operations, financial and industry knowledge to the Board.

Committee Member: Audit (Vice Chair), Governance, Executive Compensation

Age: 66 Director Since: 2014 Independent: Yes

MICHAEL G. HUTCHINSON

Michael Hutchinson currently serves on the Board of Westmoreland Coal Company and has since 2012. He is Chairman of its Audit Committee and a member of its Compensation Committee.

Mr. Hutchinson retired as a partner from Deloitte & Touche in 2012. His Deloitte career spanned nearly 35 years, leading the energy and natural resources practice in Colorado for more than 10 years, while at the same time managing more than 150 professionals in the Denver audit and enterprise risk management practice.

Mr. Hutchinson has substantial expertise in accounting and finance matters gained during his experience in public accounting. He served as the lead audit partner on many of the firm’s largest clients in Denver from 1989 until his retirement.

Mr. Hutchinson’s qualifications include his experience with accounting principles, financial controls and evaluating financial statements of public companies in the energy sector, particularly from an auditor’s perspective. As a result of his experience, Mr. Hutchinson is qualified to analyze the various financial and operational aspects of our company.

Committee Member: Audit (Chair), Governance (Vice Chair), Executive Compensation, Executive

Age: 59 Director Since: 2014 Independent: Yes

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	29

PROPOSAL 2 – RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

Our Board has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent (consistent with Securities and Exchange Commission and NYSE policies regarding independence) registered public accounting firm for 2015. In carrying out its duties in connection with the 2014 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

AUDIT AND NON-AUDIT FEES

Audit services provided by PricewaterhouseCoopers LLP during the 2014 fiscal year included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents for and review of documents filed with the Securities and Exchange Commission, and performance of certain agreed-upon procedures.

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2014.

2014
(Thousands of Dollars)
Audit fees(1)	$1,042.0
Audit related fees(2)	$5.4
Tax fees	$-
All other fees	$-
Total	$1,047.4
(1)	2014 audit fees include audit services provided for the audits of the annual financial statements and internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and reviews of unaudited quarterly financial information and consents related to the Registration Statements filed with the Securities and Exchange Commission by ONE Gas, Inc.

(2)	Audit related fees include subscriptions to research software for technical accounting guidance.

AUDIT COMMITTEE POLICY ON SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with Securities and Exchange Commission and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation for and overseeing the work of our independent auditor. In furtherance of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor.

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2015 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2015. The plan included audit services which are comprised of

30	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including:

•	quarterly review of our unaudited financial statements

•	comfort letters

•	statutory audits

•	performance of certain agreed-upon procedures

•	attest services

•	consents and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit fees are budgeted, and the Audit Committee requires the independent auditor and management to report actual fees versus budgeted fees periodically during the year by category of service.

The Audit Committee has adopted a policy that provides that fees for audit, audit related and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. In 2014, the Audit Committee did not delegate pre-approved authority to any members and pre-approved all audit and audit related fees for services performed by PricewaterhouseCoopers LLP.

2015 REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board with the oversight of the integrity of the company’s financial statements and internal controls, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent registered public accounting firm and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The charter is on and may be printed from the company’s website at www.ONEGas.com and is also available from the company’s corporate secretary upon request. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the Securities and Exchange Commission, as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. The Audit Committee has discussed the significant accounting policies applied by the company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent registered public accounting firm, management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 16, Communications with Audit Committees, and Rule 2-07 of the Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. While no non-audit services were provided by PricewaterhouseCoopers LLP in 2013 or 2014, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and its management.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	31

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2014, in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board:

Michael G. Hutchinson, Chair

Robert B. Evans, Vice Chair

Pattye L. Moore

Eduardo A. Rodriguez

Douglas H. Yaeger

32	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

PROPOSAL 3 – APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR OUR EQUITY COMPENSATION PLAN FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(M)

Our shareholders are being asked to approve the material terms of the performance goals for performance-based awards that may be awarded under our currently effective Equity Compensation Plan (which we refer to as the “ECP”) for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). No amendments or modifications to the ECP are being proposed. We are asking for shareholder approval under this Proposal 3 in order to facilitate our intended deductibility in accordance with Section 162(m) of compensation paid under the ECP to certain executive officers. Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to the principal executive officer and to the three other most highly compensated executive officers of the company, other than the principal financial officer. However, the deduction limitation does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The requirements of Section 162(m) for performance-based compensation include, but are not limited to, shareholder approval of the material terms of the performance goals under which compensation is paid and the re-approval of such performance goals every five years.

Pursuant to Section 162(m), performance goals must be objective and pre-established by the Executive Compensation Committee while the outcome is substantially uncertain, and in no event later than the earlier of (i) 90 days after the commencement of the period of service to which a performance goal relates and (ii)  the lapse of 25 percent of the period of service.

SUMMARY OF THE PROPOSAL

Proposal 3 requests shareholders solely to approve the material terms of the performance goals of the ECP, and not to approve any other terms of the ECP. The material terms of the performance goals for purposes of Section 162(m) consist of the following items:

•	The employees eligible to receive compensation.

Under the ECP, the employees eligible to receive a performance-based award include any employee who the Executive Compensation Committee determines is in a position to contribute significantly to our growth and profitability or to perform services of major importance to us.

•	A description of the business criteria on which the performance goal is based (the “Performance-Based Business Criteria”).

Under the ECP, performance stock incentive awards (including performance stock awards, performance unit awards, restricted stock awards and restricted unit awards) may be granted or vest subject to the satisfaction of performance goals determined by the Executive Compensation Committee. Performance goals for performance stock incentive awards are designed by the Committee to support our business strategy and align the interests of participants with the interests of our shareholders. Performance goals may be based on one or more business performance criteria that apply to a participant, one or more business units, subsidiaries, divisions or sectors of our company, or our company as a whole and, if so determined by the Committee, by comparison with a designated peer group of companies or businesses. Performance goals may include one or more of the following criteria or standards: (i) increased revenue; (ii) net income measures, including without limitation, income after capital costs and income before or after taxes; (iii) stock price measures, including without limitation, growth measures and total shareholder return; (iv) market share; (v) earnings per share (actual or targeted growth); (vi) earnings before interest, taxes, depreciation and amortization; (vii) economic value added; (viii) cash flow measures, including without limitation, net cash flow and net cash flow before financing activities; (ix) return measures, including without limitation, return on equity, return on average assets, return on capital, risk adjusted return on capital, return on investors’ capital and return on average equity; (x) operating measures, including without limitation, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency; (xi) expense measures, including but not limited to, finding and development costs, overhead costs and general and administrative expense; (xii) margins; (xiii) shareholder value; (xiv) total shareholder return; (xv) reserve addition; (xvi) proceeds from dispositions; (xvii) total market value; and (xviii) corporate value criteria or standards including, without limitation, ethics, environmental and safety compliance.

•	Either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.

Under the ECP, the maximum aggregate number of shares and the maximum dollar amount that may be issued or paid as performance stock incentive awards to any employee in any plan year are 500,000 shares and $10,000,000, respectively.

PERFORMANCE STOCK UNITS – SHARES AVAILABLE

The only type of performance-based award that we have granted under the ECP has been PSUs. Under the terms of our outstanding performance unit awards, the extent to which these PSUs are earned and become vested is based upon our total cumulative shareholder return over the applicable a three-year period compared with the total shareholder return of a referenced peer group. The peer group relevant to grants of PSUs

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	33

during 2014 is identified on page 45 of this proxy statement. At the end of the applicable three-year period, depending upon the achievement of the applicable performance goal, shares are issued to an employee in an amount ranging from 0 percent to 200 percent of the number of PSUs granted to the employee. To date, there have been a total of 959,810 performance-based incentive awards (in the form of PSUs only) granted under the ECP, of which 439,107 have been granted to persons who were our executive officers as of the date of grant.

On January 31, 2014, our ECP was adopted and 2,800,000 shares were authorized for issuance under the ECP. Approximately 1,408,662 million shares remain available for issuance, assuming a 200 percent payout upon vesting of outstanding PSUs under the ECP. To facilitate the intended continued deductibility of compensation paid under our ECP, which benefits both the company and our shareholders, we are seeking shareholder approval of the material terms of the performance goals for performance-based awards that may be granted under the ECP for purposes of complying with Section 162(m) of the Internal Revenue Code. The material terms of the performance goals for purposes of Section 162(m) consist of: (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.

Our Board has determined that the proposal is in the best interests of our company and our shareholders and recommends that shareholders vote in favor of this proposal.

Although we have granted performance-based awards under the ECP in the form of PSUs only and have determined the amount of compensation earned under such awards by reference to our total shareholder return over a three-year cumulative period compared with the total shareholder return of a referenced peer group, the company may from time to time grant other forms of performance-based awards permitted under the ECP, the amount of which may be determined by reference to one or more of the Performance-Based Business Criteria described above.

EFFECT OF PROPOSAL

Our shareholders are not being asked to approve amendments or modifications to the currently effective ECP. The sole effect of shareholders’ approval of the material terms of the performance goals of the ECP will be to facilitate the intended continued tax deductibility of compensation paid under the ECP in its current form. Whether or not shareholder approval of this proposal is obtained, we may or may not grant performance-based equity incentive awards to employees in the future pursuant to the ECP, which awards, if granted, may in certain instances not be fully tax deductible by the company. Further, even if this proposal is approved by our shareholders, there are additional requirements that must be satisfied for performance-based awards under the ECP to be fully deductible under Section 162(m).

DESCRIPTION OF THE ECP

For the purpose of providing context for this Proposal 3, set forth below is a summary of the currently effective ECP, which is qualified in its entirety by the specific language of the ECP plan document, a copy of which is attached to this proxy statement as Appendix A.

PURPOSE OF OUR ECP

The purpose of the currently effective ECP is to promote the interests of our company and our shareholders by (i) attracting and retaining exceptional officers and employees and (ii) enabling such individuals to participate in our long-term growth and financial success.

The ECP governs grants of stock-based awards to officers, employees and non-management directors. It is designed to support our long-term business objectives in a manner consistent with our executive compensation philosophy. Our Board believes that by allowing the company to continue to offer long-term, performance-based compensation through the ECP, we will promote the following key objectives:

•	aligning the interests of officers, employees and non-management directors with those of our shareholders;

•	reinforcing key company goals and objectives that help drive shareholder value; and

•	attracting, motivating, and retaining experienced and highly qualified employees who will contribute to our company’s financial success.

GENERAL INFORMATION ABOUT THE ECP

Administration of the ECP. The Committee administers the ECP. Committee members must be non-management directors, must be independent under NYSE listing standards and must be “outside directors” under applicable Internal Revenue Service regulations. The Committee has full power and authority to interpret, administer, construe, and to issue awards under the ECP.

Effective Date and Duration of the ECP. The ECP became effective January 31, 2014. The ECP provides that it will remain in effect until its termination date of January 31, 2024, or until the ECP is sooner terminated by our Board. In no event will stock incentives be granted under the ECP more than 10 years from the date the ECP was amended and restated by our Board.

Eligibility for Participation in the ECP. Employees eligible to participate in the ECP consist of any employee who the Committee determines is in a position to contribute significantly to our growth and profitability or to perform services of major importance to us. With respect to non-

34	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

management directors, the Committee may only grant stock awards, but no other forms of awards. Approximately 155 employees and all non-management directors are currently eligible to participate in the ECP.

Shares Available Under the ECP. The maximum number of shares of our common stock authorized to be issued or transferred under the ECP is 2,800,000 shares, subject to the adjustments and restoration provisions in the ECP. The maximum number of shares that may be issued or transferred under the ECP will be reduced only by the number of shares actually issued to a participant. For example, shares subject to issuance under the ECP that cease to be issuable will be treated as not having been issued and may again be the subject of future grants of stock incentive awards. In addition, if taxes associated with the vesting of a stock incentive award are paid by surrendering shares of our common stock otherwise issuable upon vesting or if the exercise price or taxes associated with the exercise of an option is paid by surrendering shares of our common stock, only the net number of shares issued pursuant to such vesting or option exercise will be charged against the number of shares issued under the ECP. To the extent that stock incentive awards are settled or paid in cash, shares subject to those stock incentive awards will not be considered to have been issued and will not be applied against the maximum number of shares authorized to be issued or transferred under the ECP.

Limitations. In addition to the limitation on the overall maximum number of shares that may be issued under the ECP, the ECP also includes other limitations on the number of shares and amounts of cash that may be awarded under the ECP. In particular: (i) the maximum number of shares with respect to which options or stock appreciation rights may be granted to any employee in any plan year is 500,000; (ii) the maximum number of shares with respect to which stock incentive awards other than options or stock appreciation rights may be granted to any employee in any plan year is 500,000; (iii) the maximum aggregate number of shares and the maximum dollar amount that may be issued or paid as performance stock incentive awards to any employee in any plan year are 500,000 shares and $10,000,000, respectively; (iv) the maximum aggregate number of shares with respect to which time-lapse restricted stock incentive awards may be granted is 2,380,000; (v) the maximum number of shares of our common stock that may be issued through the granting of incentive stock options is 1,700,000; and (vi) the exercise of incentive stock options is subject to the calendar year dollar limitations as provided in the ECP and applicable provisions of the Internal Revenue Code.

Prohibition on Loans. The Sarbanes Oxley Act of 2002 prohibits (subject to limitations) public companies from making or arranging personal loans to their executive officers and directors. The Committee will not, without prior approval of shareholders, grant any stock incentive award that provides for the making of a loan or other extension of credit, directly or indirectly, by us or the ECP to an employee or other participant in connection with the grant or payment of the stock incentive award.

Prohibition on Reloads. The Committee will not, without prior approval of shareholders, grant any options containing any provision pursuant to which the optionee is to be granted a restored or reload option of any kind by reason of the exercise of all or part of an option by paying all or part of the exercise price of such option by surrendering shares of our common stock.

Prohibition on Repricings. The ECP provides that, notwithstanding any other provision of the ECP, except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding stock incentives may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other stock incentives, options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without company shareholder approval.

Written Instrument. All stock incentive awards granted under the ECP (including stock bonus awards, performance stock awards, performance-unit awards, restricted stock awards, restricted unit awards, options, and stock appreciation rights) must be evidenced in writing as the Committee determines. Such written evidence must contain the terms and conditions of the grant, consistent with the ECP, and must incorporate the ECP by reference.

Amendment or Termination of the ECP. The ECP may be amended or terminated by our Board without shareholder approval unless shareholder approval of the amendment or termination is required under applicable law. No amendment or termination of the ECP shall adversely affect any prior award under the ECP without the consent of the relevant grantee. When the ECP terminates, it will remain in effect for administration of any incentives outstanding at the time of termination.

AWARDS UNDER THE ECP

Stock Bonus Awards. Stock awards may be granted in the form determined by the Committee, including performance stock awards, performance-unit awards, restricted stock awards or restricted-unit awards. A performance stock award is the grant of shares of our common stock, the delivery of which is subject to specified performance goals. A performance-unit award is a stock incentive providing for a grant of units representing an amount of cash or stock to be distributed in the future if specified performance goals are met. A restricted stock award is an award of shares of our common stock that is subject to forfeiture and restrictions on transferability until either specified continued employment, performance goals, or both, are met. A restricted-unit award is an award of units representing cash or stock that is subject to forfeiture and restrictions on transferability until either specified continued employment, performance goals, or both, are met. Time-lapse restricted stock is a restricted stock award, restricted unit award, or any other stock award which is based solely on continued employment with us for a specified period of time.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	35

Stock Options. The Committee may grant eligible employees options to purchase shares of our common stock (which may be incentive stock options or non-statutory stock options). An incentive stock option is an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A non-statutory stock option (or non-qualified stock option) is an option that is not subject to statutory requirements and limitations required for certain tax advantages allowed under Section 422 of the Internal Revenue Code. The term of an incentive stock option or a non-statutory stock option may not exceed ten years from the date of grant. The purchase price per share with respect to any option under the ECP may be not less than 100 percent of the fair market value of a share of our common stock on the date the option is granted. The security that may be purchased upon exercise of options issued under the ECP is our common stock. Each option granted under the ECP becomes exercisable in accordance with the specific terms and conditions of the option, as determined by the Committee. The Committee may accelerate the date on which an option becomes exercisable, and we may not receive additional consideration in exchange for such acceleration. Each option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until its expiration or termination, unless otherwise provided in the option.

Stock Appreciation Rights. The Committee may grant stock appreciation rights to eligible employees on terms and conditions determined by the Committee. A stock appreciation right is a right granted to a participant to receive (upon exercise of the right) an amount not exceeding the fair market value of our common stock on the date the right is exercised less the price of our common stock on the date the right is granted. The price of a stock appreciation right must be at least 100 percent of the fair market value of our common stock on the date of the grant. A stock appreciation right may be settled or paid in cash, shares of common stock, or a combination of each, in accordance with its terms. Each stock appreciation right will be exercisable or be forfeited or expire on such terms as the Committee determines. The Committee may grant stock appreciation rights as freestanding stock incentives or in tandem with options.

Non-Management Director Stock Awards. Non-management directors may receive all or a portion of their director fees in shares of our common stock. Such shares are issued at the fair market value of our common stock on the applicable determination date.

PERFORMANCE STOCK INCENTIVES AND PERFORMANCE GOALS

Performance stock incentive awards (including performance stock awards, performance-unit awards, restricted stock awards, and restricted unit awards) may be granted or vest subject to the satisfaction of the Performance-Based Business Criteria described in the “Summary of the Proposal” section above, as determined by the Committee. Performance stock incentives may be settled or paid in shares of our common stock, cash, or a combination of each.

CHANGE-IN-CONTROL PROVISIONS

Outstanding stock incentive awards (including stock bonus awards, performance stock awards, performance-unit awards, restricted stock awards, restricted unit awards, options, and stock appreciation rights) will generally become exercisable, vested and payable upon a change in control of the company; provided, that if such a change in control occurs less than six months after the date an award was granted, then such award shall become exercisable, vested and payable at the time of such change in control only if the grantee agrees in writing to remain in the employ of the company or a subsidiary at least through the date that is six months from the date of grant.

In February 2015, the Board amended the ECP to implement a “double trigger” by providing that stock incentive awards will generally become exercisable, vested and payable upon a change-in-control of the company and a “qualifying termination.”

TRANSFERABILITY PROVISIONS

The ECP generally restricts the transfer of stock incentive awards, except transfers by will or the laws of descent and distribution or to a beneficiary designated by the participant or to members of the participant’s immediate family or to a family trust, provided that such transfer does not violate applicable law. Under no circumstances will any transfer of a stock incentive be made for value or consideration to the plan participant.

FEDERAL INCOME TAX CONSEQUENCES

The following is only a brief summary of the United States federal income tax consequences to a recipient and the company of a stock incentive award, and does not discuss the effect of income tax law of any other jurisdiction (such as state income tax law) in which the recipient may reside.

Restricted Stock and Units. Employees granted restricted stock awards, restricted stock unit awards and performance stock awards under the ECP generally recognize as taxable income the fair market value of restricted stock, RSUs and performance stock awards on the date the restricted or performance period ends or, in the case of restricted stock unit awards, on the date the underlying stock is transferred to the employee. The company is entitled to a corresponding federal income tax deduction at the same time. Any dividends or dividend equivalents paid to an employee during the restricted period are taxable compensation to the employee and are deductible by the company, unless the employee has elected to include a restricted award in income when granted under Section 83(b) of the Internal Revenue Code.

Stock Options. Stock options may be granted in the form of incentive stock options or non-statutory stock options. Incentive stock options granted to employees are eligible for favorable federal income tax treatment that is provided under Section 422 of the Internal Revenue Code if

36	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted, and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option or non-statutory stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the holder of the option other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the holder will realize taxable compensation income equal to the excess of the fair market value of shares on the date of exercise or the date of sale, whichever is less, over the option price, and any additional amount realized will be taxed as capital gain. At the time of exercise of a non-statutory stock option the holder of the option will realize taxable compensation income in an amount of the spread between the exercise price of the option and the fair market value of the stock acquired on the date of exercise. The company will generally be entitled to a deduction for federal income tax purposes at the time any compensation income is realized by the holder of an option, in an amount equal to the amount of compensation income realized by the holder.

Stock Appreciation Rights. Upon the exercise of a stock appreciation right an employee will generally realize taxable compensation income in an amount equal to the cash and/or the fair market value of stock acquired pursuant to the exercise. The company will be entitled to a federal income tax deduction at the time of and equal to the amount of compensation income the employee receives pursuant to the exercise of a stock appreciation right.

Internal Revenue Code Section 162(m). Subject to shareholder approval of this proposal and certain additional requirements, compensation deemed paid by the company to individuals who are granted awards or options under the ECP may qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and may not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the federal income tax deduction by the company of compensation paid by it to certain executive officers of the company. The $1,000,000 limitation does not apply to compensation deemed paid with respect to those awards or options that qualify as performance-based compensation that meets the requirements of Section 162(m). Whether or not shareholder approval of this proposal is obtained, the company may or may not grant performance-based equity incentive awards to employees in the future pursuant to the ECP, which awards, if granted, may in certain instances not be fully tax deductible by the company.

NEW PLAN BENEFITS

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors and employees under the ECP because awards under the ECP are determined by the Committee in its discretion.

VOTE REQUIRED AND BOARD RECOMMENDATION

We are committed to delivering value to our shareholders, and we firmly believe in long-term, stock-based incentives for our executives and key employees. Stock-based incentives align the interests of our employees with the interests of our shareholders and help us to attract and retain qualified and talented employees. We believe our emphasis on stock-based compensation will play a significant role in our financial performance since our separation from ONEOK. Accordingly, management and our Board request that you vote for our request to approve the material terms of the performance goals for the ECP in order to facilitate the deductibility of all compensation paid under the ECP under Section 162(m) of the Internal Revenue Code.

Approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present and entitled to vote for purposes of determining the outcome of the vote on this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAl.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	37

STOCK OWNERSHIP

HOLDINGS OF MAJOR SHAREHOLDERS

The following table sets forth the beneficial owners of 5 percent or more of our common stock known to us at March 1, 2015.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
Common Stock	American Century Investment Management, Inc. 4500 Main Street, 9th Floor Kansas City, Missouri 64111	5,110,729(1)	9.8%(1)
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,452,732(2)	8.6%(2)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,238,542(3)	6.2%(3)
(1)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 10, 2015, in which American Century Investment Management, Inc., reported that, as of December 31, 2014, American Century Investment Management, Inc. directly and through its wholly-owned subsidiary, American Century Companies, Inc., American Century Capital Portfolios, Inc. controlled by the Stowers Institute for Medical Research, beneficially owned in the aggregate 5,110,729 shares of our common stock with respect to which American Century Investment Management, Inc. had sole voting power with respect to 4,960,072 shares, and sole dispositive power with respect to 5,110,729 shares.

(2)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 2, 2015, in which BlackRock, Inc. reported that, as of December 31, 2014, BlackRock, Inc. through certain of its subsidiaries, beneficially owned in the aggregate 4,452,732 shares of our common stock with respect to which BlackRock, Inc. had sole dispositive and sole voting power.

(3)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 11, 2015, in which The Vanguard Group, Inc. reported that, as of December 31, 2014, The Vanguard Group, Inc. directly and through its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned in the aggregate 3,238,542 shares of our common stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 3,169,415 shares, shared dispositive power with respect to 69,127 shares, and sole voting power with respect to 73,027 shares.

(4)	The percent of voting securities owned is based on the number of outstanding shares of our common stock on December 31, 2014.

38	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2015, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for Fiscal 2014 under the caption “Compensation Discussion and Analysis” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONE Gas Common Stock Beneficially Owned(1)	ONE Gas Directors’ Deferred Compensation Plan Phantom Stock(2)	Total Shares of ONE Gas Common Stock Beneficially Owned Plus ONE Gas Directors’ Deferred Compensation Plan Phantom Stock	ONE Gas Percent of Class(3)
Robert B. Evans	3,351	-	3,351	*
John W. Gibson(4)	222,873	3,409	226,282	*
Michael G. Hutchinson	3,351	-	3,351	*
Pattye L. Moore	500	23,883	24,383	*
Pierce H. Norton II	100,446	-	100,446	*
Eduardo A. Rodriguez	7,877	593	8,470	*
Douglas H. Yaeger	5,351	-	5,351	*
Curtis L. Dinan	69,083	-	69,083	*
Caron A. Lawhorn	67,645	-	67,645	*
Joseph L. McCormick	17,061	-	17,061	*
Gregory A. Phillips	34,461	-	34,461	*
All directors and executive officers as a group	531,999	27,885	559,884	*

*	Less than 1 percent.

(1)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our 401(k) Plan and shares held through our Profit-Sharing Plan.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	39

The following table sets forth for the persons indicated the number of shares of our common stock that are held on the person’s behalf by the trustee of our 401(k) Plan and our Profit-Sharing Plan as of March 1, 2015.

Executive Officer/Director	Stock Held by 401(k) Plan	Stock Held by Profit-Sharing Plan
Robert B. Evans	-	-
John W. Gibson	-	-
Michael G. Hutchinson	-	-
Pattye L. Moore	-	-
Pierce H. Norton II	-	-
Eduardo A. Rodriguez	-	-
Douglas H. Yaeger	-	-
Curtis L. Dinan	4,570	-
Caron A. Lawhorn	997	-
Joseph L. McCormick	2,074	-
Gregory A. Phillips	3,739	-
All directors and executive officers as a group	11,380	-

(2)	Represents shares of phantom stock credited to a director’s account under our Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

(3)	The percent of our voting securities owned is based on our outstanding shares of common stock on February 1, 2015. Shares of our common stock issuable upon vesting of outstanding equity awards within 60 days of February 1, 2015, are deemed to be outstanding and to be beneficially owned by the director or executive officer holding such equity awards for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Excludes 80,103 RSUs received as a result of the ONE Gas separation, receipt of which was previously deferred by Mr. Gibson upon vesting and which will be issued to Mr. Gibson on July 17, 2015, pursuant to Mr. Gibson’s deferral election.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our directors, executive officers and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10 percent or more shareholders during the fiscal year ended December 31, 2014, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

40	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

The following section contains a detailed description of our executive compensation philosophy, the elements of compensation that we provide to our NEOs, the process and analysis that the Executive Compensation Committee uses in reaching pay decisions for the NEOs, and highlights of 2014 events and pay decisions. Our NEOs for the fiscal year ended December 31, 2014 are as follows:

Name	Title
Pierce H. Norton II	President and Chief Executive Officer
Curtis L. Dinan	Senior Vice President, Chief Financial Officer and Treasurer
Caron A. Lawhorn	Senior Vice President, Commercial
Gregory A. Phillips	Senior Vice President, Operations
Joseph L. McCormick	Senior Vice President, General Counsel and Assistant Secretary

Our executive compensation program is intended to create a link between the strategic and financial objectives of the company and the executives’ compensation opportunities in the best interests of the shareholders. We seek to attract, motivate and retain top executive talent and to foster long-term value creation for our shareholders.

The following chart provides an overview of our compensation program:

What We Do	What We Don’t Do

✓   Maintain a pay-for-performance program where the majority of compensation is performance based

✓   Provide a substantial portion of executive pay in performance-based incentives

✓   Maintain an annual incentive that is based on financial, operational and individual performance

✓   Offer limited perquisites

✓   Subject incentive payouts to a clawback policy

✓   Maintain executive and outside director share ownership guidelines

✓   Engage an independent consultant

✓   Review tally sheets for NEOs

✓   Grant 80% of LTI in performance-vesting vehicles

✓   Prohibit executives and directors from hedging or pledging activities

✓   Restrict change-in control cash benefits to “double-trigger” vesting

✗   Enter into employment agreements with executives

✗   Provide excise tax gross-ups upon a change in control

✗   Provide tax gross-ups on other compensation or benefits

✗   Pay dividends on unearned performance shares

✗   Encourage excessive or imprudent risk taking

2014 Performance Highlights

•	In January 2014, we became a stand-alone, independent, publicly traded company known as ONE Gas, Inc. following our separation from ONEOK, Inc.

•

In 2014, we generated net income of $109.8 million, or $2.07 per diluted share compared with 2013 net income of $99.2 million, or $1.90 per diluted share. 2014 operating income was $225.3 million, compared to operating income of $220.3 million in 2013.

•	We paid dividends totaling $0.84 per share, consistent with our target range of 55-65 percent of net income.

•

The market price of our common stock was $41.22 per share at December 31, 2014, an increase of approximately 25 percent from the closing price of $33.63 on February 3, 2014, our first day of “regular way” trading.

•

We generated total shareholder return (stock price appreciation and dividends) of approximately 25 percent from February 3, 2014, through December 31, 2014. This return exceeded seven of the twelve in our peer group, S&P MidCap 400 Index (16.4 percent), S&P MidCap Utilities Index (18.3 percent) and the Dow Jones Industrial Average (15.9 percent).

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	41

Our Philosophy

Our compensation philosophy is based on pay-for-performance principles, providing a competitive compensation package to attract, motivate and retain qualified executives and reward the achievement of short-term and long-term business goals that create value for our shareholders. A significant part of each executive’s pay is at risk (or performance-based) in the form of annual short-term incentive (STI) awards and long-term equity-based incentive grants. The compensation package is generally comprised of the following elements:

•	Base salary,

•	Annual STI cash awards, and

•	Long-term equity-based incentive awards including:

–	performance-based stock units (“PSUs”), and

–	restricted stock units (“RSUs”)

We generally seek to pay executives at the median of a competitive range of the target total compensation of our peer companies; however, we may target pay above or below the competitive median for various reasons, including (but not limited to), experience, company performance, individual performance and internal equity.

We believe that our executive compensation program does not provide incentives for excessive risk-taking by our executive officers because a significant part of each executive’s pay is at risk in the form of an annual STI award and long-term, equity-based incentive awards, both of which are contingent upon the achievement of certain financial and operational targets to ensure that our executives’ interests are aligned with those of our shareholders. For 2014, 71 percent of the Chief Executive Officer’s target total direct compensation was “at risk” and 65 percent was “at risk” for the other NEOs.

SAY ON PAY

As this is our first proxy filing as a stand-alone, publicly traded company, we have no say on pay results from the previous year to report.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM FOR 2014

This section describes each type of executive compensation. Information regarding how compensation is determined is found in the section “How We Determine Pay” set forth below.

Annual Cash Compensation

Base Salary: We provide an annual base salary to all of our NEOs that provides continuous income to appropriately motivate and retain our executives. Base salary is determined individually within a competitive salary range (as described below under “How We Determine Pay - Market Benchmarking”) after consideration of the scope of the role, the individual’s experience and performance, and internal equity. Base salary is reviewed annually; however, no increase in base salary is guaranteed.

Annual STI Awards: We grant performance-based cash awards for achieving specific key safety and business measures, along with individual accomplishments. The Annual Officer Incentive Plan is designed to align our executives’ efforts with the interests of our shareholders by providing

42	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

our executives with a financial incentive tied directly to key measures of the company’s financial and operational performance. The Committee annually approves the measures - including a threshold, target and maximum for each measure - that must be met in order for STIs to be paid under the plan. The financial and operational results, along with an individual performance modifier, determine each executive’s actual award. The individual performance modifier can range from 0 percent to 125 percent and is designed to recognize the executive’s contributions to the company’s overall results. Sample calculations are provided below under “2014 Performance and Compensation - Short-Term Incentive” on page 46.

Long-Term Equity-Based Compensation

We grant PSUs that are payable in common stock based on our total shareholder return (“TSR”) relative to a peer group of 12 companies over a three-year period. In addition to encouraging retention, we believe that PSUs provide incentives to our executives that align their interests and performance with that of our shareholders through increased share ownership. The actual payout of the PSUs can range from 0 percent to 200 percent of the units awarded, as set by the Committee, depending upon the company’s relative three-year TSR. This structure is aligned with industry practices. TSR includes both the change in market price of the stock and the value of dividends as if they were paid and reinvested in the stock during the three-year performance period. PSUs are awarded annually, typically in February. PSUs represent 80 percent of the NEOs annual at-risk compensation awarded through the ECP to reflect alignment with each executive’s level of influence on achieving our strategic, financial and operating goals.

We grant RSUs that are payable in common stock after a three-year vesting period provided the NEO remains employed with the company. As with the PSUs, RSUs promote retention, increase long-term equity ownership, and further promote the alignment of our executives’ interests with those of our shareholders. RSUs include the value of dividends as if they were paid and reinvested in the stock during the three-year vesting period. RSUs are awarded annually, typically in February. RSUs represent 20 percent of the NEOs LTI opportunity to reflect alignment with each executive’s level of influence on achieving our strategic, financial and operating goals.

Other Compensation

Nonqualified Deferred Compensation Plan (“NQDC Plan”): We maintain a NQDC Plan that provides our executives with the opportunity to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment options. The NQDC Plan allows pre-tax deferrals of income and Company matching contributions that may have been lost due to government limitations on qualified retirement plans. The NQDC Plan provides one means of financial planning which encourages executive retention. Employees eligible for the NQDC Plan are officers or certain highly compensated employees designated by the Committee. All of our NEOs participate in the NQDC Plan.

Supplemental Executive Retirement Plan (“SERP”): We maintain a SERP that provides for two types of benefits. Part A of the SERP is an “excess” benefit that is intended to make up for the benefits not paid to our executives from our tax-qualified defined benefit pension plan because of the government limits applicable to qualified plans. The formula in Part A of the SERP is the same as the formula used in the tax-qualified defined benefit pension plan, but uses only eligible earnings above the qualified plan limits. There are currently eight active participants with Part A-only benefits, including the Chief Executive Officer and two other NEOs, Caron A. Lawhorn and Gregory A. Phillips. Part B of the SERP is a supplemental, or “top hat,” benefit that uses a different formula than the tax-qualified defined benefit pension plan. The supplemental benefits are based upon a specified percentage of the highest 36 consecutive months’ compensation of the executive’s last 60 months of service. This benefit is offset by any payment received from Part A of the SERP and the tax-qualified defined benefit pension plan. Only one of our NEOs, Curtis L. Dinan, has both Part A and Part B benefits under the SERP.

The SERP is closed to new participants and has not been extended to any new participants since 2005.

Retirement Benefits:

•

Defined contribution 401(k) plan – available to all of our employees; provides for 100 percent company matching contributions up to 6 percent of employee contributions. All of our NEOs are participants in the defined contribution 401(k) plan.

•

Defined benefit pension plan – available to non-bargaining unit employees hired prior to January 1, 2005, and certain bargaining unit employees. All of our NEOs are participants in the defined benefit pension plan.

The defined contribution 401(k) plan and the defined benefit pension plan described above are qualified under the Internal Revenue Code.

Other Benefits: Our executives participate in employee benefit plans under the same terms and premium structure as generally available to all of our employees, including our medical, dental, life, accidental death and dismemberment, travel and accident and long-term disability plans.

Perquisites: Our executive officers, including the NEOs, receive no significant perquisites or other personal benefits from the company.

HOW WE DETERMINE PAY

The Committee reviews executive officer compensation and makes specific decisions in February of each year to approve recommended base salaries, ratify the achievement of STI goals for the prior year, approve STI plan targets for the upcoming fiscal year, approve the payout percentage of LTI grants earned and approve new LTI grants. The Committee submits its decisions regarding compensation of the NEOs to the Board for ratification.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	43

As a tool, the Committee reviews tally sheets of the elected officers. The tally sheets list all components of the NEO’s compensation such that the Committee can determine if total compensation of the NEOs under different scenarios is fair and appropriate, and so that the Committee can consider wealth accumulation as part of its due diligence in considering and approving compensation.

In making individual compensation decisions, the Committee reviews the recommendations from the Chief Executive Officer with respect to all NEOs other than himself. The Committee reviews and discusses these recommendations in executive session with its independent executive compensation consultant and reaches its own decision with respect to the compensation of the Chief Executive Officer and the other NEOs. In turn, the Committee submits its compensation decisions with respect to the Chief Executive Officer and the other NEOs to the Board.

Our executive management team presents its annual strategic and financial plan to the Board for approval. Executive management recommends to the Committee the criteria and targets for the annual STI plan based on the Board-approved strategic and financial plan, as well as management’s judgment regarding the challenges facing the company, economic trends related to the business and the overall economy. Following each fiscal year and once financial and operating results are final, the Chief Executive Officer reviews the company’s actual performance relative to the incentive criteria and targets established for the performance year to determine the STI awards to be recommended to the Committee for each executive, including the NEOs other than himself.

Our human resources department supports both the Committee and executive management in establishing management’s recommendations regarding annual performance targets and providing periodic analyses and research regarding our executive compensation program.

Independent Executive Compensation Consultant

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee in the performance of its duties. During 2014, the Committee engaged Meridian to serve as the Committee’s independent executive compensation consultant on matters related to executive and director compensation. Meridian reports directly to the Committee and provides no other services to us.

The Committee annually reviews and establishes the scope of the engagement of the Committee’s executive compensation consultant that is reflected in an annual engagement letter between the consultant and the Committee. During 2014, the scope of the assignment and the material instructions regarding Meridian’s services were:

•

Provide input to the Committee’s decision making with respect to executive compensation matters in light of the company’s business strategy, compensation philosophy, prevailing market practices, shareholder interests and relevant regulatory mandates;

•	Provide advice on the company’s executive compensation philosophy;

•	Provide advice on the company’s compensation peer group for competitive benchmarking;

•

Provide comprehensive competitive market studies as background against which the Committee can consider ONE Gas’ Chief Executive Officer and senior management base salary, annual bonus opportunity, LTI awards, benefits, perquisites and severance protections;

•	Provide competitive annual salary adjustment budgets as reported in the competitive marketplace;

•	Provide incentive plan design advice for both annual and various LTI vehicles and other compensation and benefit programs that meet company objectives;

•	Apprise the Committee about emerging best practices and changes in the regulatory and corporate governance environment;

•	Provide consulting and competitive market data on director compensation matters;

•	Conduct periodic meetings with executive management as required to discuss executive compensation issues and prepare for Committee meetings;

•	Assist with preparation of the proxy statement “Compensation Discussion and Analysis;”

•	Assist with developing tally sheets for the Chief Executive Officer and other senior officers; and

•	Review the ONE Gas Executive Compensation Committee Charter.

Meridian attended each regularly scheduled meeting of the Committee in 2014. Meridian regularly meets with the Committee in executive session without members of management present. Meridian also communicates with members of the Committee outside of the Committee’s meetings as desired by the Committee members.

Our vice president of human resources and our vice president, secretary and associate general counsel worked with Meridian from time to time during the year as necessary to support Meridian’s work on behalf of the Committee. During 2014, our Chief Executive Officer did not meet separately with Meridian, but attended the regularly scheduled Committee meetings where Meridian was present.

Pursuant to the Executive Compensation Committee Charter, the compensation consultant must be independent from management. The Committee will assess at least annually the independence of any compensation consultant that performs services for the Committee. In assessing the independence of the compensation consultant, the Committee is required to consider the independence factors under the applicable listing standards and applicable rules of the Securities and Exchange Commission, as well as other factors the Committee determines are relevant.

44	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

The Committee considered the independence of Meridian in light of Securities and Exchange Commission rules and NYSE listing standards regarding the independence of consultants to compensation committees. The Committee requested and received a letter from Meridian addressing the consulting firm’s independence, including the following factors:

(1)	other services provided to us by the consultant;

(2)	fees paid by us as a percentage of the consulting firm’s total revenue;

(3)	policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest;

(4)	any business or personal relationships between the individual consultants involved in the engagement and any member of the Committee;

(5)	any company stock owned by the individual consultants involved in the engagement; and

(6)	any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded the work of the consultant did not raise any conflict of interest and the consultant was independent of the Committee and our company.

MARKET BENCHMARKING

For its 2014 compensation decisions, the Committee asked Meridian to assist with the annual benchmarking and competitive assessment of our executive compensation program. The Committee reviewed independent executive compensation data compiled by Meridian to assess competitive executive compensation levels for our executive officers. The survey data provided annual base salary, annual incentive opportunities, LTI compensation opportunities and total compensation opportunities among participating companies.

The Committee considers a number of factors in structuring our compensation program and making compensation decisions. This includes considering the compensation practices of select peer companies in the natural gas utility industry. After considering recommendations from Meridian and management, these companies were chosen by the Committee because they have significant lines of business in the natural gas utility industry similar to our business and the size of their operations and the skills and experience required of their senior management to effectively operate their businesses are also similar to ours. The Committee believes referencing these peers is appropriate when reviewing our compensation program since we compete with these companies for executive talent. The Committee will review the composition of the peer group at least annually. We used the following peer group (our “Peer Group”) when determining the 2014 compensation of our NEOs:

AGL Resources	Piedmont Natural Gas Company, Inc.
Atmos Energy Corporation	Questar Corporation
The Laclede Group, Inc.	South Jersey Industries, Inc.
New Jersey Resources Corporation	Southwest Gas Corporation
Northwest Natural Gas Company	WGL Holdings, Inc.

These peers were chosen as they are utility companies of similar character to our Company in areas such as revenue, market cap, and number of customers. Meridian presented peer-company specific data, average compensation and compensation at each quartile of the data to the Committee with respect to total compensation and major elements of compensation (i.e., salary, STIs and LTIs) for each of the NEO’s. The Committee determined this is an appropriate peer group for the Company in making compensation decisions for the NEO’s.

In May 2014, the Board voted to add Avista Corporation and Vectren Corporation to the benchmarking peer group for determining compensation. Meridian and the Committee believe that ONE Gas has a credible peer group.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	45

RISK CONSIDERATIONS

The Committee annually reviews the risks and rewards associated with our executive compensation program. Our executive compensation program is designed with features that mitigate risk without diminishing the incentive nature of the compensation. The framework below lists a range of compensation program features that might create motivations for excessive risk and our practices that mitigate those risks:

Appropriate Risk	Risk Mitigation
✓ Multiple performance measures	• Our annual, STI program features a balance of financial metrics and operational metrics
✓ Measures aligned with shareholder value	• Our long-term incentive program features multiple vehicles (time-based RSUs and PSUs with 3-year overlapping performance periods)
✓ Measures under broad influence across many people	• Our performance metrics are subject to multiple approval levels; the Committee reviews and approves the annual incentive goals
✓ Balanced pay mix	• Our compensation program features an appropriate balance of short- and long-term incentive compensation components
✓ Balance of formulaic and discretionary funding	• Our incentive awards incorporate both objective formulaic and subjective discretionary factors
✓ Capped awards	• Our short-term and long-term performance-based payments have capped performance modifiers at 200 percent
✓ Reasonable change-in-control (CIC) and severance benefits	• Our CIC and severance benefits are within common norms (cash CIC payments are also subject to “double trigger“ requirements) and do not provide excessive incentives to seek unwarranted transactions
✓ Clawback provisions in place	• Our clawback provisions exceed current requirements
✓ Consistent and meaningful executive stock ownership	• Our stock ownership guidelines and vesting provisions create sustained and consistent ownership stakes

2014 PERFORMANCE AND COMPENSATION

The Committee assessed the market competitiveness of our NEOs compensation using proxy data from our Peer Group. Market benchmarks at the 25th, 50th and 75th percentiles were provided to the Committee by Meridian for consideration for the following compensation components:

•	Base salary;

•	Target STI opportunity;

•	Target total cash compensation (base salary + target STI);

•	Target annualized grant date value of LTIs; and

•	Target total direct compensation (target total cash + LTIs).

Upon consideration of the above data, as well as our executives’ past experience and their experience in their current role, the Committee approved compensation determined to be competitive in the marketplace based on the pay philosophy discussed on page 42.

Short-Term Incentive

Our 2014 annual incentive plan was based on operating income, Total Recordable Incident Rate (“TRIR”) and Preventable Vehicle Incident Rate (“PVIR”). Operating income is used as our financial measure, since all employees affect the results by decisions made in their everyday work, along with how they use company and external resources. The two operational measures in our STI plan are safety measures. TRIR is the number of OSHA incidents per 200,000 work hours. PVIR is the number of preventable vehicle incidents per 1,000,000 miles driven. Safe driving, personal injury prevention and public safety are priorities and we continuously work toward enhancing the safety culture of the company.

In addition to the financial and operational measures, there is a personal performance modifier ranging from 0 - 125 percent used to recognize each executive’s individual performance against such criteria as:

•	business results achieved;

•	problem analysis;

•	directing business activities;

•	utilization of human, capital and material resources;

•	initiation of and response to change;

46	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

•	leadership, planning and organizational abilities;

•	decision-making;

•	time management;

•	communication and employee relations;

•	safety;

•	regulatory compliance; and

•	customer satisfaction.

Below is the calculation reflecting how an executive’s STI amount is determined:

Base Salary	x	STI Target	x	Company	x	Individual
as of 12/31		Percentage		Performance Modifier		Performance Modifier

The actual payout percentage is linearly interpolated after achievement of threshold.

	2014 Plan						2014 Actual Results
Criteria	Threshold (0% of Target)	Target (100% of Target)	Maximum (200% of Target)	Weight	Target Percent of Target Payable	Maximum Percent of Target Payable	Results at December 31, 2014	Payout Percent Based on December 31, 2014 Results
Operating Income (Millions)	$205	$217	$229	75%	75%	150%	$225.3	126.9%
Total Recordable Incident Rate (TRIR)	2.85	2.48	2.11	12.5%	12.5%	25%	2.45	13.5%
Preventable Vehicle Incident Rate (PVIR)	1.92	1.73	1.55	12.5%	12.5%	25%	2.03	0.0%
							Final Company Performance:	140.4%

At the end of fiscal year 2014, the Chief Executive Officer and the Committee evaluated the degree to which we and our NEOs met or exceeded their respective goals. The Chief Executive Officer recommends the annual incentive awards to the Committee for NEOs other than himself.

Mr. Norton’s primary objectives for 2014 were weighted 50 percent to strategy development and execution, with the remaining 50 percent focused on leadership and employee development, succession planning, internal and external communication and initiative oversight. Based on his accomplishments toward these goals, Mr. Norton’s individual performance modifier in determining his 2014 STI award was 110 percent, primarily based on the following accomplishments:

•	Led the successful launch in January 2014 of our separation from ONEOK, Inc.

•	Exceeded targets for net income and operating income.

•	Achieved financial performance supporting the payment of dividends totaling $0.84 per share.

•

Generated total shareholder return (stock price appreciation and dividends) of approximately 25 percent from February 3, 2014 through December 31, 2014. This return exceeded seven of the twelve in our peer group, S&P MidCap 400 Index of 16.4 percent, S&P MidCap Utilities Index of 18.3 percent and Dow Jones Industrial Average of 15.9 percent.

•	Conducted numerous meetings with bondholders, investors, analysts and employees to share the vision, mission, values and growth strategy for the new company.

Mr. Dinan’s objectives in 2014 were focused on the separation, financial structure of the company, accounting and financial reporting, communication with investors, bondholders, analysts and employees. Based on Mr. Dinan’s accomplishments toward these goals, his individual performance modifier was 115 percent in determining his STI award primarily based on the following accomplishments:

•

Led the separation and establishment of ONE Gas’ accounting, tax and treasury departments; created the audit services department to provide effective audit services to senior management and the audit committee of the board of directors.

•	Conducted numerous meetings with bondholders, investors, analysts and employees to share the vision, mission, values and growth strategy for the new company.

•

Executed on the strategy to establish ONE Gas’ initial capital structure by placing $1.2 billion of debt and lowering the cost of debt substantially along with the establishment of a commercial paper program.

•	Analyzed, developed and began implementation for the liability driven investment philosophy for the company’s defined benefit retirement plans.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	47

Ms. Lawhorn’s objectives in 2014 were focused on the separation, Information Technology, Business and Customer Development, Gas Supply, Rates and Regulatory and Customer Service. Ms. Lawhorn’s individual performance modifier in determining her 2014 STI award was 115 percent to recognize the following accomplishments toward her goals:

•

Provided oversight of the successful creation of a new IT Department, installation of the necessary IT equipment and migration of software programs on time and on budget allowing ONE Gas to function as a stand-alone company.

•

Executed our business plan to increase incremental load on the system through new compressed natural gas (“CNG”) opportunities. Increased the number of stations to 114 from 100 with increased CNG transport volumes of approximately 50 percent year-over-year.

•	Oklahoma Natural Gas scored the highest in the nation on the 2014 Utility Trusted Brand & Customer Engagement Study which is one measure of customer satisfaction.

•	Ensured the procurement of sufficient natural gas supply at competitive prices.

•	Led the execution of the company’s rates and regulatory filing strategy in all three territories, Oklahoma, Texas and Kansas.

Mr. McCormick’s objectives in 2014 were focused on the separation, financial structure of the company, legal services, and compliance and ethics initiatives. Based on Mr. McCormick’s accomplishments toward these goals, his individual performance modifier was 102 percent in determining his STI award primarily based on the following accomplishments:

•	Established the legal department for ONE Gas, providing effective legal counsel to senior management, the board of directors and the company.

•	Provided legal oversight for the debt offering and commercial paper program.

•	Established an effective compliance and ethics department and records information management system.

•	Led the active evaluation and management of outside legal services.

Mr. Phillips’ objectives in 2014 were focused on operational reliability, system integrity, and environmental safety and health programs. Mr. Phillips’ individual performance modifier in determining her 2014 STI award was 98 percent to recognize the following accomplishments toward his goals:

•	Led the operating organization through the coldest winter in the past ten years with minimal service interruptions.

•	Oversaw the implementation of technology to enhance the capital allocation model.

•

Led and managed improvements of the company’s TRIR metric by more than 20 percent; and maintained the company’s performance relative to vehicle safety to the historic industry benchmark in the top quartile.

Below are the STI payouts, reflecting the actual payout to target and the individual performance modifiers applied for each of our NEOs for the 2014 plan year that were paid in March 2015:

Name	Base Salary as of December 31, 2014	STI Target Percentage	Company Performance Modifier	Individual Performance Modifier	Incentive Award
Pierce H. Norton II	$650,000	85%	140.4%	110%	$850,000
Curtis L. Dinan	$435,000	65%	140.4%	115%	$457,000
Caron A. Lawhorn	$360,000	65%	140.4%	115%	$378,000
Gregory A. Phillips	$300,000	55%	140.4%	98%	$227,000
Joseph L. McCormick	$280,000	50%	140.4%	102%	$200,000

Long-Term Incentive

During 2014, we made grants of long-term equity incentive awards under the ECP, consisting of RSUs and PSUs. Grants were awarded to all of our executives, including the Chief Executive Officer and all other NEOs. The structure of the grants for our Chief Executive Officer and our other NEOs was weighted 80 percent PSUs and 20 percent RSUs. The value of the grants was determined based on the competitive market data provided by Meridian and the expected individual performance of each executive.

48	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

The RSUs have a time-based, three-year cliff vesting requirement. The PSUs have a three-year performance requirement based on our TSR performance relative to our Peer Group. Our TSR positioning at the end of the three-year performance period against the following scale determines the payout on the PSUs:

Percentile Rank	Payout (as a % of Target)
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

CANCELLATION AND REPLACEMENT OF EXISTING GRANTS DUE TO SEPARATION FROM ONEOK

The 2011 RSU and PSU grants awarded to our executives by ONEOK prior to the separation vested in 2014 were based on an accelerated vesting and performance period.

The 2012 and 2013 RSU grants awarded to our executives by ONEOK prior to the separation that will vest in 2015 and 2016, respectively, were cancelled and replaced with awards for ONE Gas shares. The number of ONEOK RSUs held by a ONE Gas participant was multiplied by a ratio of 2.04, determined by the ONEOK volume-weighted average share price on January 31, 2014 ($68.22) and the ONE Gas volume-weighted average share price on February 3, 2014 ($33.50), rounded to the nearest whole share.

The ratio of 2.04 was also used to cancel and replace the 2012 and 2013 PSU grants awarded to our executives by ONEOK prior to the separation into awards of ONE Gas shares. A pre-distribution payout factor was applied to each PSU grant based on the ONEOK peer group performance for the number of days lapsed from the day of the grant to January 31, 2014. The grants were prorated based on the number of days lapsed in the performance period to January 31, 2014, 65.4 percent of the 2012 units and 31.6 percent of the 2013 units were “banked” and will have a payout factor of 183 percent and 200 percent respectively. The remaining units from each grant, 34.6 percent and 68.4 percent respectively, will continue to be at risk based on the relative TSR of the ONE Gas peer group.

SHARE OWNERSHIP GUIDELINES

Our Board advocates executive share ownership as a means to align executive interests with those of our shareholders and has adopted share ownership guidelines for our Chief Executive Officer and other officers. These guidelines are mandatory and generally must be achieved by each officer over the course of five years after becoming subject to the guidelines. Because we became a stand-alone, publicly traded company on January 31, 2014, under the guidelines our officers have five years from this date to satisfy individual share ownership requirements.

Below are the base salary multiples for share ownership for the NEOs:

Name	Multiple of Base Salary
Pierce H. Norton II	6
Curtis L. Dinan	4
Caron A. Lawhorn	3
Joseph L. McCormick	4
Gregory A. Phillips	3

CLAWBACK PROVISIONS

Payouts under the annual STI and long-term equity-based compensation plans are subject to clawback provisions. The clawback provisions permit the Committee to use appropriate discretion to seek recoupment of awards paid to executives in the event of fraud, negligence or intentional misconduct that is determined to be a contributing factor of having to restate all or a portion of the company’s financial statements. We believe executives who are responsible for material noncompliance with applicable financial reporting requirements should not benefit monetarily from such noncompliance.

TERMINATION AND CHANGE-IN-CONTROL BENEFITS

Our NEOs are eligible to participate in a change-in-control severance plan. The participants in the plan are reviewed and approved annually by the Committee. The cash severance multiple varies but is no greater than three times the participant’s salary and target STI. The cash severance

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	49

requires a “double trigger” of a change-in-control of the company followed by a “qualifying” termination of the executive’s employment. Qualifying terminations include involuntary termination without cause or voluntary termination with “good reason”. Good reason includes:

•	Demotion or material reduction of authority or responsibility;

•	Material reduction in base salary;

•	Material reduction in annual incentive or LTIs targets;

•	Relocation of greater than 35 miles; or

•	Failure to assume the change-in-control plan.

The plan does not provide for additional pension benefits upon a change-in-control. In addition, the plan does not provide for a tax gross-up feature for “golden parachute” excise taxes, but provides plan participants a “best after-tax results” approach to excise taxes in determining the benefit payable to a participant under the plan. Under this approach, the company will reduce the benefits payable to the participant to the extent necessary to avoid triggering the excise tax, but only if doing so would result in a higher after-tax payment to the participant.

EMPLOYMENT AGREEMENTS

We do not enter into individual employment agreements with any of our NEOs. Instead, in general, the rights of our NEOs with respect to specific events are covered by our compensation and benefit plans.

INTERNAL REVENUE CODE SERVICE LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the company may deduct in any one year with respect to our Chief Executive Officer or any of our three highest compensated executive officers, other than the principal financial officer, who are employed by us on the last day of the taxable year. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. Pursuant to proposal 3, our shareholders are being asked to approve the material terms of the performance goals for performance based awards that may be granted under our currently effective Equity Compensation Plan, under Section 162(m).

50	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Pattye L. Moore, Chair

Douglas H. Yaeger, Vice Chair

Robert B. Evans

Michael G. Hutchinson

Eduardo A. Rodriguez

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	51

NAMED EXECUTIVE OFFICER COMPENSATION

The following table reflects the compensation paid to the NEOs in respect of our 2014 fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Pierce H. Norton II President and Chief Executive Officer
	2014	$650,000	$1,067,088	$850,000	$551,325	$50,329	$3,168,742
	2013	$500,000	$766,341	$165,000	$60,695	$53,232	$1,592,198
	2012	$500,000	$1,443,085	$375,000	$336,193	$58,911	$2,713,189
Curtis L. Dinan Senior Vice President, Chief Financial Officer and Treasurer
	2014	$435,000	$533,959	$457,000	$654,140	$35,429	$2,115,528
	2013	$435,000	$510,022	$135,000	$(97,153)	$44,832	$1,156,223
	2012	$435,000	$907,082	$300,000	$424,560	$52,911	$2,119,553
Caron A. Lawhorn Senior Vice President, Commercial
	2014	$360,000	$533,959	$378,000	$560,113	$29,029	$1,861,101
	2013	$360,000	$510,022	$110,000	$(19,067)	$37,932	$1,049,323
	2012	$360,000	$907,082	$250,000	$362,016	$41,811	$1,920,909
Gregory A. Phillips Senior Vice President, Operations
	2014	$300,000	$319,698	$227,000	$577,922	$22,249	$1,446,869
	2013	$270,000	$255,011	$57,000	$(51,455)	$82,351	$680,047
	2012	$250,000	$329,848	$120,000	$377,438	$25,491	$1,102,777
Joseph L. McCormick Senior Vice President, General Counsel and Assistant Secretary
	2014	$280,000	$319,698	$200,000	$171,279	$24,349	$995,326
	2013	$255,000	$256,370	$52,000	$20,817	$26,512	$623,666
	2012	$235,000	$131,012	$112,000	$117,673	$31,361	$627,046

(1)	The amounts included in the table for 2014 relate to RSUs and PSUs granted under our ECP and reflect the aggregate grant date fair value calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note 11 to our audited financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2015.

The amounts included in the table for 2012 and 2013 relate to RSUs and PSUs originally granted under ONEOK’s Long Term Incentive Plan and ONEOK’s Equity Compensation Plan that were canceled and replaced in conjunction with our separation from ONEOK, Inc. with new RSUs and PSUs under our ECP on February 18, 2014, and reflect the aggregate grant date fair value calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note 11 to our audited financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2015. The value of the PSUs was estimated on the grant date based on a Monte Carlo model. No dividends were paid prior to vesting of the PSUs granted in 2012 by ONEOK. Beginning in 2013, PSUs granted accrue dividend equivalents prior to vesting. No incremental cost was recorded in our financial statements upon cancellation and replacement of the 2012 and 2013 RSUs and PSUs on February 18, 2014, because the previous awards were canceled and replaced pursuant to anti-dilution provisions of ONEOK’s Equity Compensation Plan and therefore the fair value of the awards immediately after the cancellation and replacement was not higher than the fair value of the awards immediately before the cancellation and replacement.

52	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

The aggregate grant date fair value of RSUs for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date, adjusted for the expected dividend payments for awards that do not accrue dividends. With respect to the PSUs, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (total shareholder return) and using assumptions developed from the referenced peer companies. The value included for the PSUs is based on 100 percent of the PSUs vesting at the end of the performance period. Using the maximum number of shares issuable upon vesting of the PSUs (200 percent of the units granted), the aggregate grant date fair value of the PSUs would be as follows:

Name	2014	2013	2012
Pierce H. Norton II	$1,734,236	$623,580	$532,387
Curtis L. Dinan	$867,118	$415,743	$334,637
Caron A. Lawhorn	$867,118	$415,743	$334,637
Gregory A. Phillips	$519,911	$207,837	$121,671
Joseph L. McCormick	$519,911	$194,338	$45,620

(2)	Reflects short-term cash incentives earned in 2014 and paid in 2015 under our annual STI plan, and short-term cash incentives earned in 2013 and 2012 and paid in 2014 and 2013, respectively, under ONEOK’s annual STI plan. For a discussion of the performance criteria established by the Committee for awards under the 2014 annual STI plan, see “2014 Performance and Compensation—Short-Term Incentive” above on page 46.

(3)	The amounts reflected represent the aggregate change during 2014 in the actuarial present value of the NEO’s accumulated benefits under our qualified Retirement Plan and Supplemental Executive Retirement Plan. For a description of these plans, see “Pension Benefits” below. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. For 2014, the change in pension value reflects not only the increase due to additional service and pay for the year, but also an increase in present value due to the lower discount rate (4.25 percent for fiscal 2014). The Retirement Plan was closed to new participants as of December 31, 2004. All our NEOs participate in the Retirement Plan. The Supplemental Executive Retirement Plan was closed to new participants in 2013, although no new participants had been added since 2005. Ms. Lawhorn and Messrs. Norton, Dinan and Phillips participate in the Supplemental Executive Retirement Plan.

(4)	Reflects (i) the amounts paid as our dollar-for-dollar match of contributions made by the NEO under our Nonqualified Deferred Compensation Plan, 401(k) Plan for Employees of ONE Gas, Inc. and Subsidiaries and Profit-Sharing Plan, (ii) amounts paid for length of service awards, (iii) the value of shares received in 2012 and 2013 under ONEOK’s Employee Stock Award Program as of the date of issuance, (iv) the value of shares received in 2014 under our Employee Stock Award Program as of the date of issuance, and (v) amounts paid for relocation and moving expenses as follows:

Name	Year	Match Under Nonqualified Deferred Compensation Plan (a)	Match Under 401(k) Plan (b)	Service Award (c) (d)	ONEOK Stock Award (d)	ONE Gas Stock Award (d)	Relocation and Moving Expense
Pierce H. Norton II	2014	$33,300	$15,600	$600	$396	$433	$-
	2013	$37,200	$15,300	$-	$732	$-	$-
	2012	$43,500	$15,000	$-	$411	$-	$-
Curtis L. Dinan	2014	$18,600	$15,600	$400	$396	$433	$-
	2013	$28,800	$15,300	$-	$732	$-	$-
	2012	$37,500	$15,000	$-	$411	$-	$-
Caron A. Lawhorn	2014	$12,600	$15,600	$-	$396	$433	$-
	2013	$21,300	$15,300	$600	$732	$-	$-
	2012	$26,400	$15,000	$-	$411	$-	$-
Gregory A. Phillips	2014	$5,820	$15,600	$-	$396	$433	$-
	2013	$8,100	$15,300	$-	$732	$-	$58,219
	2012	$10,080	$15,000	$-	$411	$-	$-
Joseph L. McCormick	2014	$7,920	$15,600	$-	$396	$433	$-
	2013	$10,080	$15,300	$400	$732	$-	$-
	2012	$15,950	$15,000	$-	$411	$-	$-

(a)	For additional information on our Nonqualified Deferred Compensation Plan, see “Pension Benefits —Nonqualified Deferred Compensation Plan” below on page 57.

(b)	Our 401(k) Plan is a tax-qualified plan that covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of 6 percent of eligible compensation.

(c)	Service awards are amounts paid to employees of the company upon milestone anniversaries with the company beginning upon the employee’s fifth anniversary with the company and continuing thereafter for every five years of service with the company.

(d)	There are no tax gross-up payments in connection with shares awarded under the ONEOK Employee Stock Award Program and cash service awards or our Employee Stock Award Program and cash service awards.

The NEOs did not receive other perquisites or other personal benefits with an aggregate value of $10,000 or more during 2014.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	53

2014 GRANTS OF PLAN-BASED AWARDS

The following table reflects the grants of plan-based awards to the NEOs during 2014.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Pierce H. Norton II
Restricted Unit (2014)	2/18/2014							6,025	$199,970
Performance Unit (2014)	2/18/2014				-	24,100	48,200		$867,118
Restricted Unit (2013)	2/18/2014							23,698	$454,551
Performance Unit (2013)	2/18/2014					18,296	36,593		$311,790
Restricted Unit (2012)	2/18/2014							82,641	$1,176,892
Performance Unit (2012)	2/18/2014					19,764	39,528		$266,193
Short-Term Incentive	1/1/2014	$-	$553,000	$1,381,000
Curtis L. Dinan
Restricted Unit (2014)	2/18/2014							3,025	$100,400
Performance Unit (2014)	2/18/2014				-	12,050	24,100		$433,559
Restricted Unit (2013)	2/18/2014							15,762	$302,150
Performance Unit (2013)	2/18/2014					12,199	24,397		$207,872
Restricted Unit (2012)	2/18/2014							51,946	$739,764
Performance Unit (2012)	2/18/2014					12,423	24,846		$167,318
Short-Term Incentive	1/1/2014	$-	$283,000	$707,000
Caron A. Lawhorn
Restricted Unit (2014)	2/18/2014							3,025	$100,400
Performance Unit (2014)	2/18/2014				-	12,050	24,100		$433,559
Restricted Unit (2013)	2/18/2014							15,762	$302,150
Performance Unit (2013)	2/18/2014					12,199	24,397		$207,872
Restricted Unit (2012)	2/18/2014							51,946	$739,764
Performance Unit (2012)	2/18/2014					12,423	24,846		$167,318
Short-Term Incentive	1/1/2014	$-	$234,000	$585,000
Gregory A. Phillips
Restricted Unit (2014)	2/18/2014							1,800	$59,742
Performance Unit (2014)	2/18/2014				-	7,225	14,450		$259,956
Restricted Unit (2013)	2/18/2014							7,882	$151,093
Performance Unit (2013)	2/18/2014					6,099	12,198		$103,918
Restricted Unit (2012)	2/18/2014							18,890	$269,012
Performance Unit (2012)	2/18/2014					4,517	9,034		$60,836
Short-Term Incentive	1/1/2014	$-	$165,000	$413,000
Joseph L. McCormick
Restricted Unit (2014)	2/18/2014							1,800	$59,742
Performance Unit (2014)	2/18/2014				-	7,225	14,450		$259,956
Restricted Unit (2013)	2/18/2014							8,100	$159,201
Performance Unit (2013)	2/18/2014					5,703	11,405		$97,169
Restricted Unit (2012)	2/18/2014							7,492	$108,202
Performance Unit (2012)	2/18/2014					1,694	3,388		$22,810
Short-Term Incentive	1/1/2014	$-	$140,000	$350,000

(1)	Reflects amounts that could be earned pursuant to our annual officer STI plan.

(2)

Reflects the PSUs that could be earned pursuant to awards granted under our ECP that vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the PSUs granted based on performance criteria. For this period, the criteria is our total shareholder return over the period of February 20, 2014,

54	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

to February 20, 2017, compared with the total shareholder return of the referenced Peer Group. One share of our common stock is payable for each performance unit that vests. PSUs are also subject to accelerated vesting upon a change in control.

Also reflects the PSUs that were originally issued under the ONEOK Equity Compensation Plan in 2012 and 2013 and canceled and replaced with PSUs under our ECP on February 18, 2014, in connection with our separation from ONEOK. For the 2012 and 2013 PSUs, each participant received a new performance unit grant under our ECP equal to the number of ONEOK PSUs held by the participant on January 31, 2014, multiplied by 2.04. 2.04 is the ratio of the ONEOK volume-weighted average share price on January 31, 2014 ($68.22), the date of our separation from ONEOK, and our volume-weighted average share price on February 3, 2014 ($33.50), the first day our common stock traded “regular way” on the NYSE (the “Spinco Ratio”). The PSU grants to replace the 2012 and 2013 ONEOK PSU grants were then multiplied by (a) the percentage of time between the original grant date and January 31, 2014 and (b) the total shareholder return payout factor as compared to the total shareholder return of the ONEOK referenced peer group over the performance period from the original grant date to January 31, 2014. This amount was frozen or “banked” for each of the 2012 and 2013 replacement grants. The “banked” amounts are reflected in the All Other Stock Awards column as those amounts are no longer subject to performance criteria but remain subject to vesting, similar to restricted units. The PSUs for the remaining portion of the performance period are “at risk” and are subject to our total shareholder return as compared to the total shareholder return of our referenced peer group over the performance period from February 3, 2014 to February 13, 2015, and February 20, 2016, respectively, and are reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards columns. The following table sets forth the relevant factors for the 2012 and 2013 PSU awards that replaced awards previously granted by ONEOK in 2012 and 2013:

	2012	2013
Percentage of performance period completed from original grant date to January 31, 2014	65.4%	31.6%
Percentage of performance period remaining subject to our total shareholder return from February 3, 2014, to the end of the performance period	34.6%	68.4%
Total shareholder return performance factor as of January 31, 2014	183%	200%

Example of 2012 PSU cancellation and replacement for 10,000 ONEOK PSUs held on January 31, 2014:

PSUs	x	Ratio of volume weighted share price of ONEOK to ONE Gas as of December 31, 2014	x	Percentage of performance period completed from original grant date to January 31, 2014	x	Total shareholder return performance factor as of January 31, 2014	=	Banked Amount
10,000	x	2.04	x	65.4%	x	183%	=	24,415

PSUs	x	Ratio of volume weighted share price of ONEOK to ONE Gas as of December 31, 2014	x	Percentage of performance period remaining subject to our total shareholder return from February 3, 2014, to the end of the performance period	x	Total shareholder return performance factor as of February 13, 2015	=	At risk amount
10,000	x	2.04	x	34.6%	x	150%	=	10,587

For the PSU awards that replaced the awards granted by ONEOK in 2012, on February 18, 2015, each participant received shares of our common stock equal to (i) the “banked” amount as described above plus (ii) the at risk PSUs times 150% performance factor. Therefore, in the example above, the payout of the “at risk” amount would be 10,587 (10,000 x 2.04 x 34.6% x 150%). The total payout would be 35,002 (24,415 + 10,587) in shares of our common stock.

(3)	Reflects RSUs granted under our ECP Plan that vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock.

Also reflects RSUs that were originally issued under the ONEOK Long Term Incentive Plan in 2012 and 2013 and canceled and replaced with RSUs under our ECP on February 18, 2014, in connection with our separation from ONEOK. For the RSUs that replaced the awards granted by ONEOK in 2012 and 2013, each participant received a new restricted unit grant under our ECP equal to an amount of the number of RSUs held by the participant on January 31, 2014, multiplied by the Spinco Ratio.

As noted in footnote (2) above, the “banked” portion of the PSUs that replaced the awards granted by ONEOK in 2012 and 2013 is also reflected in the All Other Stock Awards column as those awards are no longer subject to performance criteria.

(4)	With respect to the PSUs, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as total shareholder return) and using assumptions developed from historical information of each of the peer companies referenced under “Long-Term Incentive Awards – 2014 Awards” above. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the PSUs vesting at the end of the three-year performance period.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	55

OUTSTANDING EQUITY AWARDS

The following table shows the outstanding equity awards held by the NEOs as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)(3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Pierce H. Norton II	112,501	$4,637,293	101,156	$4,169,653
Curtis L. Dinan	70,802	$2,918,441	58,965	$2,430,545
Caron A. Lawhorn	70,802	$2,918,441	58,965	$2,430,545
Gregory A. Phillips	28,613	$1,179,423	29,134	$1,200,912
Joseph L. McCormick	17,433	$718,577	24,305	$1,001,862

(1)	Represents RSUs that have not yet vested. RSUs vest three years from the date of grant, at which time the grantee is entitled to receive one share of our common stock for each vested RSU. As noted in footnote (2) to the Grants of Plan-Based Awards table above, the “banked” amounts related to the replacement of PSUs for awards previously granted by ONEOK are treated similarly to RSUs as those amounts are no longer subject to performance criteria. RSUs are scheduled to vest as follows:

Restricted Unit Vesting Schedule

Pierce H. Norton II	82,641	on February 15, 2015
	23,698	on February 20, 2016
	6,025	on February 18, 2017

Curtis L. Dinan	51,946	on February 15, 2015
	15,762	on February 20, 2016
	3,025	on February 18, 2017

Caron A. Lawhorn	51,946	on February 15, 2015
	15,762	on February 20, 2016
	3,025	on February 18, 2017

Gregory A. Phillips	18,890	on February 15, 2015
	7,882	on February 20, 2016
	1,800	on February 18, 2017

Joseph L. McCormick	7,492	on February 15, 2015
	8,100	on February 20, 2016
	1,800	on February 18, 2017

(2)	Represents PSUs that have not yet vested. PSUs vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the PSUs granted based on our total shareholder return over the three-year performance period, compared with the total shareholder return of the referenced peer group. One share of our common stock is payable in respect of each PSU granted that becomes vested. The following table reflects the projected vesting level based on our total shareholder return compared with the total shareholder return of the referenced peer group at December 31, 2014, and also reflects the portion of the PSUs remaining “at risk” following the replacement of the awards previously granted by ONEOK in 2012 and 2013 on February 18, 2014:

Performance Unit Vesting Schedule

Pierce H. Norton II	29,646	on February 15, 2015
	27,445	on February 20, 2016
	42,657	on February 18, 2017

Curtis L. Dinan	18,635	on February 15, 2015
	18,298	on February 20, 2016
	21,329	on February 18, 2017

Caron A. Lawhorn	18,635	on February 15, 2015
	18,298	on February 20, 2016
	21,329	on February 18, 2017

Gregory A. Phillips	6,776	on February 15, 2015
	9,148	on February 20, 2016
	12,788	on February 18, 2017

Joseph L. McCormick	2,541	on February 15, 2015
	8,554	on February 20, 2016
	12,788	on February 18, 2017

(3)	The terms of both our RSUs and our PSUs provide that any such unvested units will become fully vested upon a change in control. See “Potential Post-Employment Payments and Payments Upon a Change in Control” on page 60.

56	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock awards held by the NEOs that vested during 2014 including RSUs and PSUs granted in 2011 by ONEOK. No NEO exercised any options during 2014, and no NEO or other employee currently holds any unexercised options.

Option Exercises and Stock Vested

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Pierce H. Norton II	58,500	$3,774,420
Curtis L. Dinan	58,500	$3,774,420
Caron A. Lawhorn	40,500	$2,613,060
Gregory A. Phillips	18,000	$1,161,360
Joseph L. McCormick	8,400	$541,968

(1)	Certain of the NEOs elected to have vested shares withheld to cover applicable state and federal taxes incurred upon vesting. As a result, the net shares received upon the vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Vesting	Net Value Realized on Vesting
Pierce H. Norton II	33,082	$2,134,518
Curtis L. Dinan	33,080	$2,134,368
Caron A. Lawhorn	23,573	$1,521,008
Gregory A. Phillips	11,690	$754,310
Joseph L. McCormick	5,585	$360,402

(2)

Includes RSUs and PSUs granted in 2011 that vested in 2014 and that were paid in shares of our common stock. PSUs vested at 200 percent of the initial grant. This level of payout was achieved due to ONEOK’s relative total shareholder return being above the 90th percentile of the total shareholder return of the specified peer group of companies.

(3)	The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock on the NYSE on the date of vesting.

PENSION BENEFITS

The following table sets forth the estimated present value of accumulated benefits as of December 31, 2014, and payments made during 2014, in respect to each NEO under the referenced retirement plans.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Pierce H. Norton II	Supplemental Executive Retirement Plan	10.08	$1,055,667	$-
	Qualified Pension Plan	10.08	$459,989	$-
Curtis L. Dinan	Supplemental Executive Retirement Plan	11.00(2)	$1,431,519	$-
	Qualified Pension Plan	11.00(2)	$352,227	$-
Caron A. Lawhorn	Supplemental Executive Retirement Plan	16.25	$898,823	$-
	Qualified Pension Plan	16.25	$782,519	$-
Gregory A. Phillips	Supplemental Executive Retirement Plan	29.00(3)	$594,221	$-
	Qualified Pension Plan	29.00(3)	$1,205,193	$-
Joseph L. McCormick	Supplemental Executive Retirement Plan	-	$-	$-
	Qualified Pension Plan	12.00(4)	$552,437	$-

(1)	Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the plans. The present value of the unreduced benefit is determined using the assumptions from the pension plan measurement date of December 31, 2014. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note 12 to our audited financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2015.

(2)	Mr. Dinan’s actual service is ten years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. Dinan’s years of service.

(3)	Mr. Phillips’ actual service is 28 years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. Phillips’ years of service.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	57

(4)	Mr. McCormick’s actual service is 11 years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. McCormick’s years of service.

Qualified Pension Plan. The ONE Gas, Inc. Retirement Plan is a defined benefit pension plan qualified under the Internal Revenue Code. At December 31, 2014, the plan covered non-bargaining unit employees hired prior to January 1, 2005, and certain bargaining-unit employees. Also, at December 31, 2014, non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers hired on or after July 1, 2010, employees represented by United Steelworkers hired on or after December 15, 2011, and employees who accepted a one-time opportunity to opt out of our pension plan were covered by our Profit-Sharing Plan.

Benefits under our qualified pension plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service, limited to a maximum of 35 years, and final average earnings. The earnings utilized in the retirement plan benefit formula for employees includes the base salary and STI compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under our non-qualified deferred compensation plan. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months of the last 120 months of employment. For any NEO who retires with vested benefits under the plan, the compensation shown as “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal 2014 would be considered eligible compensation in determining benefits, except that the plan benefit formula takes into account only fixed percentages of final average earnings. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Internal Revenue Code and the limitations contained in certain collective bargaining agreements applicable to the plan.

Supplemental Executive Retirement Plan. We maintain a Supplemental Executive Retirement Plan (“SERP”) in order to provide supplemental retirement benefits to certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under our qualified pension plan are treated as an offset that reduces the supplemental retirement benefit.

Participants in the SERP were selected by our Chief Executive Officer or, in the case of our Chief Executive Officer, by our Board. Our Board may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005, and the SERP was closed to any additional participants as of January 1, 2014.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 36 consecutive month’s compensation of the employee’s last 60 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under our qualified pension plan if limitations imposed by the Internal Revenue Code were not applicable, less the benefit payable under our qualified pension plan with such limitations. Benefits under the SERP are offset by the payment of benefits under our qualified pension plan that were or would have been paid if qualified pension plan benefits were commenced at the same time as the SERP benefits. We fund benefits payable under the SERP through a rabbi trust arrangement.

Nonqualified Deferred Compensation Plan. The following table sets forth certain information regarding the participation by the NEOs in our Nonqualified Deferred Compensation Plan.

58	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Nonqualified Deferred Compensation

Name		Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Fiscal Year End(3)
Pierce H. Norton II		2014	$44,400	$33,300	$49,195	$44,502	$616,690
		2013	$35,000	$37,200	$98,132	$93,047	$534,297
		2012	$51,500	$43,500	$30,199	$-	$457,012
Curtis L. Dinan	(5)	2014	$61,250	$479,508	$(274,575)	$-	$13,469,736
	(4)	2013	$77,750	$2,966,328	$3,720,445	$-	$13,203,553
		2012	$92,250	$3,481,850	$(88,074)	$-	$6,439,030
Caron A. Lawhorn		2014	$65,500	$12,600	$47,294	$15,854	$759,588
		2013	$79,500	$21,300	$97,378	$15,551	$650,048
		2012	$88,000	$26,400	$44,637	$15,420	$467,421
Gregory A. Phillips		2014	$3,920	$5,820	$9,962	$-	$87,052
		2013	$5,900	$8,100	$13,299	$-	$67,350
		2012	$8,080	$10,080	$3,332	$-	$40,051
Joseph L. McCormick		2014	$83,560	$7,920	$22,175	$-	$327,634
		2013	$46,590	$10,080	$26,491	$-	$213,979
		2012	$49,150	$15,950	$7,263	$-	$130,818

(1)	The “All Other Compensation” column of the Summary Compensation Table at page 52 includes these amounts paid as our matching contributions under our Nonqualified Deferred Compensation Plan.

(2)	There were no above-market earnings in 2014, 2013, or 2012.

(3)	Includes amounts previously reported in the Summary Compensation Table in the previous years when earned, if that officer’s compensation was required to be disclosed in a previous year. Amounts reported in such years include previously earned, but deferred, salary and annual incentive awards, company matching contributions, and shares that were deferred upon vesting and the dividend equivalents accumulated on these deferrals.

(4)	Includes the value of 25,130 shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 shares the receipt of which was deferred upon vesting in January 2011, 74,504 shares, the receipt of which was deferred upon vesting in January 2012, and 56,000 shares, the receipt of which was deferred upon vesting in February 2013, in each case under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 55,451, 133,830, and 194,956 for 2011, 2012, and 2013, respectively.

(5)	Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares, the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares, the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 133,830, 194,956 and 201,805 for 2012, 2013, and 2014, respectively, in ONEOK shares and 49,849 for 2014 in ONE Gas shares.

We maintain a Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) to provide select employees with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits that are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We match contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the 401(k) Plan and our Profit-Sharing Plan, as well as participants in the ONE Gas, Inc. Retirement Plan who do not participate in the SERP.

The Deferred Compensation Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the Deferred Compensation Plan, participants have the option to defer a portion of their salary and/or STI compensation to a short-term deferral account, which pays out a minimum of five years from the date of election to defer compensation into the short-term deferral account, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term deferral accounts are credited with an investment return based on the five-year United States Treasury bond rate as of the first business day of January each year, for 2014, this was 0.76 percent. Long-term deferral accounts are credited with the actual investment return

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	59

based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2014, the investment return for the investment options for long-term investment accounts were as follows:

Fund Name	Plan Level Returns
Fidelity Balanced Fund — Class K	10.52%
Moody’s Corporate AAA Bond Fund	5.55%
Vanguard Institutional Index	13.65%
Dodge & Cox International Stock Fund	0.08%
American Beacon Funds Large Cap Value	10.55%
Vanguard PRIMECAP	18.72%
Schwab Managed Retirement Trust 2010 Class IV	3.61%
Schwab Managed Retirement Trust 2015 Class IV	3.70%
Schwab Managed Retirement Trust 2020 Class IV	3.96%
Schwab Managed Retirement Trust 2025 Class IV	4.11%
Schwab Managed Retirement Trust 2030 Class IV	4.15%
Schwab Managed Retirement Trust 2035 Class IV	4.23%
Schwab Managed Retirement Trust 2040 Class IV	4.27%
Schwab Managed Retirement Trust 2045 Class IV	4.30%
Schwab Managed Retirement Trust 2050 Class IV	4.26%
Schwab Managed Retirement Trust 2055 Class IV	4.35%
Schwab Managed Retirement Trust Income Fund	3.12%
JPMorgan Small Cap Equity (VSEIX)	7.33%
JPMorgan Large Cap Growth Fund — Class R6	11.13%
PIMCO Total Return — Institutional Class	4.69%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date. We fund benefits payable under the Deferred Compensation Plan through a rabbi trust arrangement.

POTENTIAL POST-EMPLOYMENT PAYMENTS AND PAYMENTS UPON A CHANGE IN CONTROL

Described below are the post-employment compensation and benefits that we provide to our NEOs. The objectives of these compensation and benefits are to:

•	assist in recruiting and retaining talented executives in a competitive market;

•	provide security for any compensation or benefits that have been earned;

•	permit executives to focus on our business;

•	eliminate any potential personal bias of an executive against a transaction that is in the best interests of our shareholders;

•	avoid the costs associated with separately negotiating executive severance benefits; and

•	provide us with the flexibility needed to react to a continually changing business environment.

We do not enter into individual employment agreements with our executive officers. Instead, in general, the rights of our executives with respect to specific events are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves several objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers. Finally, the plan approach is easier for us to administer, as it requires less time and expense.

Payments Made Upon Any Termination. Regardless of the manner in which an NEO’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. These amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our 401(k) Plan, Profit-Sharing Plan and Deferred Compensation Plan; and

•	amounts accrued and vested through our pension plan and SERP.

60	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Payments Made Upon Retirement. In the event of the retirement of an NEO, in addition to the items identified above, such NEO will be entitled to:

•	receive a prorated share of each outstanding performance unit granted under our ECP upon completion of the performance period;

•	receive a prorated portion of each outstanding restricted stock unit granted under our ECP upon completion of the restricted period; and

•	participate, along with his or her qualifying dependents, in health and life benefits.

Payments Made Upon Death or Disability. In the event of the death or disability of an NEO, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the NEO will receive applicable benefits under our disability plan or payments under our life insurance plan.

Payments Made Upon or Following a Change-in-Control. We believe that the possibility of a change in control creates uncertainty for executive officers because such transactions frequently result in changes in senior management. Our Board has adopted a Change-in-Control Plan that covers all of our executive officers, including the NEOs. Subject to certain exceptions, the Change-in-Control Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined below) or if they resign for good reason (as defined below), in each case within two years following a change in control of ONE Gas. All change-in-control benefits are “double trigger,” meaning that payments and benefits under the plan are payable only if the officer’s employment is terminated by us without “cause” or by the officer for a “good reason” at any time during the two years following a change in control. Severance payments under the plan consist of a cash payment that may be up to three times the participant’s base salary and target STI bonus, plus reimbursement of COBRA healthcare premiums for 18 months. Our Board, upon the recommendation of the Committee, established a severance multiplier of one or two times annual salary plus target annual bonus for all participants in the Change-in-Control Plan, including two times for each of the NEOs, including the Chief Executive Officer.

The Change-in-Control Plan does not provide for additional pension benefits upon a change in control. In addition, the Change-in-Control Plan does not contain an excise tax gross-up for any participant. Rather, severance payments and benefits under the Change-in-Control Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

For the purposes of the Change-in-Control Plan, a “change in control” generally means any of the following events:

•

an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•

the current members of our Board, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a m majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•

the consummation of a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, directly or indirectly own at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board, after the execution of the transaction agreement, constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 30 percent or more of our outstanding voting securities, has beneficial ownership of 30 percent or more of the outstanding voting securities of the company resulting from the transaction; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

For the purposes of the Change-in-Control Plan, termination for “cause” means a termination of employment of a participant in the Change-in-Control Plan by reason of:

•	a participant’s indictment for or conviction in a court of law of a felony, crime, or offense involving misuse or misappropriation of money or property;

•

a participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the company (or a division or subsidiary) or a participant’s violation of any covenant, agreement or obligation not to compete with the company (or a division or subsidiary);

•

any act of dishonesty by a participant that adversely affects the business of the company (or a division or subsidiary) or any willful or intentional act of a participant that adversely affects the business, or reflects unfavorably on the reputation, of the company (or a division or subsidiary);

•	a participant’s material violation of any written policy of the company (or a division or subsidiary); or

•

a participant’s failure or refusal to perform the specific directives of the Board or its officers, which are consistent with the scope and nature of the participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

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For the purposes of the Change-in-Control Plan, “good reason” means:

•	a participant’s demotion or material reduction of the participant’s significant authority or responsibility with respect to employment with the company as of the date the change-in-control occurred;

•	a material reduction in the participant’s base salary as of the date immediately prior to the change-in-control;

•	a material reduction in short-term and/or LTI targets from those applicable to the participant immediately prior to the change-in-control;

•

the relocation to a new principal place of employment of the participant’s employment by the company, which is more than 35 miles farther from the participant’s principal place of employment prior to such change; and

•	the failure of a successor company to explicitly assume the Change-in-Control Plan.

Potential Post-Employment Payments Tables. The following tables reflect estimates of the incremental amount of compensation due each NEO in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment without cause, or with good reason within two years following a change-in-control. The amounts shown assume that such termination was effective as of December 31, 2014, and are estimates of the amounts that would be paid to the executives upon such termination, including, with respect to PSUs, the performance factor calculated as if the performance period ended on December 31, 2014. The amounts reflected in the “Qualifying Termination Following a Change-in-Control” column of the following tables are amounts that would be paid pursuant to our Change-in-Control Plan and, with respect to the PSUs, assume achievement of a performance factor at the target of 100 percent.

Pierce H. Norton II	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$2,405,000
Health and Welfare Benefits	$-	$-	$28,605
Equity
Restricted Unit	$3,884,716	$3,884,716	$4,637,293
Performance Unit	$2,349,999	$-	$2,595,053
Total	$6,234,715	$3,884,716	$7,232,346
Total	$6,234,715	$3,884,716	$9,665,951

Curtis L. Dinan	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$1,435,500
Health and Welfare Benefits	$-	$-	$28,605
Equity
Restricted Unit	$2,454,718	$2,454,718	$2,918,441
Performance Unit	$1,438,642	$-	$1,528,005
Total	$3,893,360	$2,454,718	$4,446,446
Total	$3,893,360	$2,454,718	$5,910,551

Caron A. Lawhorn	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$1,188,000
Health and Welfare Benefits	$-	$-	$28,605
Equity
Restricted Unit	$2,454,718	$2,454,718	$2,918,441
Performance Unit	$1,438,642	$-	$1,528,005
Total	$3,893,360	$2,454,718	$4,446,446
Total	$3,893,360	$2,454,718	$5,663,051

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Gregory A. Phillips	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$930,000
Health and Welfare Benefits	$-	$-	$28,605
Equity
Restricted Unit	$955,011	$955,011	$1,179,423
Performance Unit	$645,474	$-	$745,231
Total	$1,600,485	$955,011	$1,924,654
Total	$1,600,485	$955,011	$2,883,259

Joseph L. McCormick	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$840,000
Health and Welfare Benefits	$-	$-	$-
Equity
Restricted Unit	$516,774	$516,774	$718,577
Performance Unit	$465,650	$-	$612,532
Total	$982,424	$516,774	$1,331,109
Total	$982,424	$516,774	$2,171,109

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	63

PROPOSAL 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

INTRODUCTION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 to provide that a public company’s proxy statement in connection with the company’s annual meeting of shareholders must, at least once every three years, allow shareholders to cast a non-binding advisory “say on pay” vote regarding the compensation of the company’s NEOs as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote, on a non-binding advisory basis, on the frequency with which we will submit to shareholders a “say on pay” advisory vote.

We intend to provide our shareholders with an annual, non-binding advisory say on pay vote on executive compensation until the next required non-binding advisory vote on the frequency of future advisory say on pay votes as required by the rules of the Securities and Exchange Commission.

OUR EXECUTIVE COMPENSATION PROGRAM

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narratives discussion set forth above, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind:

•	to align the interests of our executive officers with the interests of our shareholders;

•	to attract, retain and motivate executives who are critical to the successful implementation of our strategic plan;

•	to pay our executives fairly relative to our industry peers based on their responsibilities, experience and performance; and

•	to implement sound governance practices by implementing executive compensation best practices and policies.

Our Executive Compensation Committee regularly reviews the compensation program for our NEOs to assess their effectiveness in delivering these goals.

Examples of how the various elements of our compensation program for our NEOs are linked to company performance and are designed to achieve the goals set forth above include:

•

a substantial portion of our NEOs’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and business goals;

•	awards to each executive officer are subject to fixed maximums established by our Executive Compensation Committee;

•	incentive awards are based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	short-term and LTI awards are not tied to formulas that are designed to focus executives on specific short- and intermediate term outcomes;

•	the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;

•	short-term cash and long-term performance-unit incentive awards are subject to clawback provisions as described on page 49;

•	for executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years;

•	for executive officers, 80 percent of the long-term, stock-based incentive amounts are in the form of PSUs; and

•	executive officers are subject to our share-ownership guidelines, described on page 49.

For additional information on the compensation program for our NEOs, including specific information about compensation in fiscal year 2014, please read the “Compensation Discussion and Analysis,” along with the subsequent tables and narrative descriptions, beginning on page 41.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the NEOs, as disclosed in the company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

64	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

Vote Required and Board Recommendation

This vote is advisory and will not be binding on the company, our Board or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on the proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present and entitled to vote for purposes of determining the outcome of the vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCUSSION.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	65

PROPOSAL 5 – ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote on a non-binding advisory basis on the frequency with which we will submit to shareholders a “say on pay” advisory vote, similar to Proposal 4, on the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion. Accordingly, under this Proposal 5, we are asking shareholders to vote on whether the “say on pay” advisory shareholder vote on executive compensation should occur every one, two, or three years.

After careful consideration, our Board has determined that a “say on pay” advisory vote on executive compensation that occurs every year appropriate for our company. Our Board recommends that you vote for the “say on pay” advisory vote on executive compensation to occur every year. In reaching its recommendation, our Board concluded that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input every year on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual “say on pay” advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

We ask for your advisory vote for your preferred frequency of the submission of future “say on pay” proposals to shareholders by indicating your choice that future submissions of “say on pay” proposals to shareholders should occur every year, every two years, or every three years, or you may choose to abstain from voting on this issue. The option of every year, every two years, or every three years that receives the highest number of votes cast by shareholders will be the frequency of the submission of future “say on pay” proposals that have been selected by shareholders.

Vote Required and Board Recommendation

This vote is advisory, and will not be binding on the company, our Board or our Executive Compensation Committee. Although our Board may consider the voting results, we intend to provide our shareholders with an annual, non-binding advisory “say on pay” vote on executive compensation. Abstentions and broker non-binding votes, if any, do not count as votes cast with respect to the advisory vote on the frequency of future advisory say-vote on-pay votes as required by the rules of the SEC.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY YEAR ON THE “SAY ON PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION.

66	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

RELATED-PERSON TRANSACTIONS

Our Board recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, 5 percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may be consistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, 5 percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, is fair to the company, our Audit Committee and, if warranted, our Board, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Audit and Corporate Governance Committees.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	67

SHAREHOLDER PROPOSALS

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2016 annual meeting of shareholders should be received by our corporate secretary at our principal executive offices no later than December 3, 2015. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal, other than the nomination of directors at our 2016 annual meeting, outside the process provided by the rules of the Securities and Exchange Commission, the shareholder must follow the procedures set forth in our bylaws. Our bylaws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our bylaws, to our corporate secretary. To be timely for our 2016 annual meeting, a shareholder’s notice must be delivered to, or mailed to and received at, our principal executive offices no later than December 3, 2015.

68	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

HOUSEHOLDING

Beginning in 2016, shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver additional copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONE Gas, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	69

ANNUAL REPORT ON FORM 10-K

Our 2014 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2014) is available on our corporate website at www.ONEGas.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access our 2014 annual report at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2014. Written requests should be mailed to Brian K. Shore, Secretary, ONE Gas, Inc., 15 E. Fifth Street, Tulsa, Oklahoma 74103.

70	ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement

OTHER MATTERS

So far as is now known to us, there is no business other than that described above in this proxy statement to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board.

Brian K. Shore

Secretary

Tulsa, Oklahoma

April 1, 2015

ONE Gas, Inc. Notice of 2015 Annual Meeting of Stockholder and Proxy Statement	71

APPENDIX A

ONE GAS, INC.

EQUITY COMPENSATION PLAN

ARTICLE I. General

(1) Establishment. By unanimous consent, the Board of Directors of the Company approved the adoption of this Plan, effective as of the Effective Date, subject to approval by ONEOK, the Company’s sole shareholder, prior to the Effective Date.

(2) Purposes. The purposes of this Plan are (a) to provide competitive incentives that will enable the Company to attract, retain, motivate, and reward eligible Employees and Non-Employee Directors of the Company and its Subsidiaries, and (b) to give eligible Employees and Non-Employee Directors an interest parallel to the interests of the Company’s shareholders generally.

(3) Duration of Plan.

(a) The Plan shall continue in effect for a term of ten years after the date on which the Board of Directors approved the adoption of the Plan, unless sooner terminated by the Board of Directors.

(b) The termination of the Plan will not affect the validity of any Stock Incentive outstanding on the termination date or the Committee’s ability to exercise the powers granted to it hereunder with respect to such Stock Incentives.

(c) In no event shall a Stock Incentive be granted under the Plan more than ten (10) years from the date on which the Board of Directors approved the adoption of this Plan.

(4) Section 409A. The Company intends that Stock Incentives and Awards granted pursuant to the Plan be exempt from or comply with Section 409A and Treasury Regulations thereunder and the Plan shall be so construed.

ARTICLE II. Definitions

Unless otherwise required by the context, the following terms, when and wherever used in this Plan, shall have the meanings set forth in this Section 2.

(1) “Award” means an award of a Stock Incentive that is made under the Plan.

(2) “Award Agreement” means a written instrument that is an agreement that evidences an Award and terms and provisions of a Stock Incentive granted under the Plan, pursuant to Section 17.4 or other provisions of the Plan.

(3) “Beneficiary” means a person or entity (including a trust or estate), designated in writing by a Participant on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom the Participant’s rights under the Plan shall pass in the event of the death of the Participant.

(4) “Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

(5) A “Change in Control” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2(c), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any company or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned or controlled, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as of the Effective Date, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; or, following a Merger which results in a Parent Company, the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of:

(i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A) the stockholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the company resulting from such Merger (the “Surviving Company”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Company is not Beneficially Owned, directly or indirectly by another Person (a “Parent Company”), or (y) if there is one or more Parent Companies, the ultimate Parent Company;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (i) the Surviving Company, if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company; and

(C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (i) the Surviving Company if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company.

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities if: (1) such acquisition occurs as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subparagraph) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (2) (A) within five business days after a Change in Control would have occurred (but for the operation of this subparagraph), or if the Subject Person acquired Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities inadvertently, then after the Subject Person discovers or is notified by the Company that such acquisition would have triggered a Change in Control (but for the operation of this subparagraph), the Subject Person notifies the Board of Directors that it did so inadvertently, and (B) within two business days after such notification, the Subject Person divests itself of a sufficient number of Shares or Voting Securities so that the Subject Person is the Beneficial Owner of less than twenty percent (20%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities.

Notwithstanding anything in this Plan to the contrary, if an eligible Employee’s employment is terminated by the Company without Just Cause prior to the date of a Change in Control but the eligible Employee reasonably demonstrates that the termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan, provided a Change in Control shall actually have occurred.

Notwithstanding anything in this Plan to the contrary, the Separation shall not constitute a Change in Control.

Notwithstanding the foregoing, the Committee may from time to time provide in the written terms and provisions of a Stock Incentive instrument, Award or Award Agreement that a different definition of the terms Change in Ownership or Control shall apply and determine the time of settlement, distribution and payment of an Award for purposes of Section 409A and any deferral of compensation subject to the requirements of Section 409A under the Plan.

(6) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. References to a particular section of the Code shall include references to any related Treasury Regulations and to successor provisions.

(7) “Committee” means the Committee appointed by the Board of Directors to administer the Plan pursuant to the provisions of section16.1 below.

(8) “Common Stock” means common stock, $0.01 par value, of the Company.

(9) “Company” means ONE Gas, Inc., an Oklahoma corporation.

(10) “Deferred Compensation Program” means a program established by the Committee providing for the deferral of compensation with respect to Awards pursuant to sections 10 and 11.

(11) “Director Fees” means all compensation and fees paid to a Non-Employee Director by the Company for his or her services as a member of the Board of Directors.

(12) “Director Stock Award” means an award of Common Stock granted to a Non-Employee Director.

(13) “Distribution” means the distribution of all of the outstanding shares of Company Common Stock to the holders of shares of ONEOK common stock in connection with the Separation.

(14) “Distribution Date” means the effective date of the Distribution.

(15) “Effective Date” means the effective date of the Distribution.

(16) “Employee” means an employee of the Company or its Subsidiaries, including an officer or director who is such an employee.

(17) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(18) “Fair Market Value” means (A) during such time as the Common Stock is listed upon the New York Stock Exchange or any other established stock exchange, the closing price of the Common Stock as reported by such stock exchange on the day for which such value is to be determined (or, if no sale of the Common Stock shall have been made on any such stock exchange that day, the closing price on the most recent prior day for which a sale was so reported) or (B) during any such time as the Common Stock is not listed upon an established stock exchange, the mean between high bid and low asked prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported in The Wall Street Journal or another reputable source designated by the Committee, or (C) during any such time as the Common Stock cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Committee considering all relevant information including, by example and not by limitation, the services of an independent appraiser. In the case of an Incentive Stock Option, if the foregoing method of determining Fair Market Value should be inconsistent with section 422 of the Code, or in the case of any other type of Stock Incentive the foregoing method is determined by the Committee, in its discretion, to not be applicable, a “Fair Market Value” shall be determined by the Committee in a manner consistent with such section of the Code, or in such other manner as the Committee, in its discretion, determines to be appropriate, and shall mean the value as so determined.

Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or market system and consistently applied, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

(19) “General Counsel” means the General Counsel of the Company serving from time to time.

(20) “Incentive Stock Option” means an option, including an Option as the context may require, intended to qualify for the tax treatment applicable to incentive stock options under section 422 of the Code.

(21) “Just Cause” shall mean the Employee’s conviction in a court of law of a felony, or any crime or offense in a court of law of a felony, or any crime or offense involving misuse or misappropriation of money or property, the Employee’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the Company (or a Subsidiary); any violation by the Employee of any covenant not to compete with the Company (or a Subsidiary); any act of dishonesty by the Employee which adversely affects the business of the Company (or a Subsidiary); any willful or intentional act of the Employee which adversely affects the business of, or reflects unfavorably on the reputation of the Company (or a Subsidiary); the Employee’s use of alcohol or drugs which interferes with the Employee’s performance of duties as an employee of the Company (or a Subsidiary); or the Employee’s failure or refusal to perform the specific directives of the Company’s Board of Directors, or its officers which directives are consistent with the scope and nature of the Employee’s duties and responsibilities with the existence and occurrence of all of such causes to be determined by the Company in its sole discretion; provided, that nothing contained in the foregoing provisions of this paragraph shall be deemed to interfere in any way with the right of the Company (or a Subsidiary), which is hereby acknowledged, to terminate the Employee’s employment at any time without cause.

(22) “Non-Employee Director” means a member of the Board of Directors of the Company (or a Subsidiary) who is not an employee of the Company (or a Subsidiary), and who qualifies as a “Non-Employee Director” under the definition of that term in SEC Rule 16b-3.

(23) “Non-Qualified Performance Stock Incentive” means a Performance Stock Incentive granted under the Plan that is not intended to qualify as qualified performance based compensation under Section 162(m) of the Code, as described in Section 17.9.

(24) “Non-Statutory Stock Option” means an option, including an Option as the context may require, which is not intended to qualify for the tax treatment applicable to incentive stock options under section 422 of the Code.

(25) “ONEOK Stock Programs” means the ONEOK, Inc. Equity Compensation Plan and the ONEOK, Inc. Long-Term Incentive Plan.

(26) “Option” means an option granted under this Plan to purchase shares of Common Stock. Options may be Incentive Stock Options or Non-Statutory Stock Options.

(27) “Former ONE Gas Employee” means any individual (or any beneficiary, dependent, or alternate payee of such individual, as the context requires) (i) whose employment with the Company or any of its Subsidiaries was terminated before the effective date of the Separation; or (ii) whose employment with any member of the ONEOK Group was terminated prior to January 1, 2014, if such individual was allocated in connection with the Separation to the Company or any of its Subsidiaries as of January 1, 2014 by ONEOK, Inc., in its sole discretion.

(28) “ONEOK” means ONEOK, Inc., an Oklahoma corporation.

(29) “ONEOK Group” means ONEOK and any of its direct or indirect subsidiaries.

(30) “Participant” means an (i) individual who is granted a Replacement Award under the Plan or who receives an Award of Stock Units pursuant to Section 12, or (ii) an Employee who the Committee determines is in a position to contribute significantly to the growth and profitability of, or to perform services of major importance to the Company and/or Subsidiaries, or Non-Employee Director, who is selected by the Committee to be a Participant in the Plan and to be granted a Stock Incentive under the Plan.

(31) “Performance Goal” means one or more criteria or standards established by the Committee to determine, in whole or in part, whether a Performance Stock Incentive shall be awarded or earned, which may include the criteria and standards established pursuant to Section 17.9.

(32) “Performance Period” means the time period designated by the Committee during which Performance Goals must be met.

(33) “Performance Stock Award” means a Stock Incentive providing for a grant of shares of Common Stock the award or delivery of which is subject to specified Performance Goals.

(34) “Performance Stock Incentive” means a Stock Incentive, including without limitation, a Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award providing for the award, delivery or payment of shares of Common Stock or cash, or a combination of each, that is subject to specified Performance Goals.

(35) “Performance Unit Award” means a Stock Incentive providing for a grant of a unit or units representing an amount of cash or shares of Common Stock (including a Stock Unit), or a combination of each, that will be distributed in the future if continued employment and/or other specified Performance Goals or other performance criteria specified by the Committee are attained; and which Performance Goals or other performance criteria may include, without limitation, corporate, divisional or business unit financial or operating performance measures, as more particularly described in Section 17.9; and which other contingencies may include the Participant’s depositing with the Company or a Subsidiary, acquiring or retaining for stipulated time periods specified amounts of Common Stock; and the amount of Stock Incentive may, but need not be determined by reference to the market value of Common Stock.

(36) “Plan” means the ONE Gas, Inc. Equity Compensation Plan, as amended from time to time.

(37) “Plan Year” means the calendar year beginning on January 1 and ending the next December 31.

(38) “Qualified Performance Stock Incentive” means a Performance Stock Incentive granted under the Plan that is intended to qualify as qualified performance based compensation under Section 162(m) of the Code, as described in Section 17.9.

(39) “Replacement Award” means an Award granted under the Plan to replace an award that is outstanding immediately prior to the Distribution Date that was granted under one of the ONEOK Stock Programs and that are held by an Employee or Former ONE Gas Employee.

(40) “Restricted Stock Award” means shares of Common Stock which are issued or transferred to a Participant under Section 6, below, and which will become free of restrictions specified by the Committee if continued employment and/or Performance Goals or other performance criteria specified by the Committee are attained; and which Performance Goals or other criteria, circumstances or conditions arise, exist or are satisfied; and which may but need not include, without limitation, corporate, divisional or business unit financial or operating performance measures, as more particularly described in Section 17.9

(41) “Restricted Unit Award” means a Stock Incentive providing for a grant of a unit or units representing an amount of cash or shares of Common Stock or a combination of each, which become free of restrictions specified by the Committee if continued employment and/or Performance Goals or other criteria, circumstances or conditions arise, exist or are attained; and which may but need not include, without limitation, corporate, divisional or business unit financial or operating performance measures, as more particularly described in Section 17.9.

(42) “SEC Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.

(43) “Secretary” means the Secretary of the Company.

(44) “Section 16 Person” means a person subject to Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

(45) “Section 409A” means Section 409A of the Code, and unless otherwise expressly indicated herein, all Treasury Regulations issued under Section 409A of the Code.

(46) “Section 409A Deferred Compensation” means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of Section 409A.

(47) “Separation” means the separation of ONEOK’s local natural gas distribution business into an independent, publicly traded entity to be known as the Company.

(48) “Share” or “Shares” means a share or shares of Common Stock.

(49) “Stock” has the same meaning as Common Stock.

(50) “Stock Appreciation Right” means a right granted to a Participant denominated in shares of Common Stock, to receive, upon exercise of the right (or both the right and a related Option, if applicable in the case of issuance in tandem with an Option), an amount, payable in shares of Common Stock, in cash, or a combination thereof that does not exceed the excess of the Fair Market Value of the share or shares of Common Stock on the date such right is exercised over the base price of such share or shares provided in and for such right on the date such right is granted, as determined by the Committee.

(51) “Stock Bonus Award” means an amount of cash or shares of Common Stock which is distributed to a Participant or which the Committee agrees to distribute in the future to a Participant in lieu of, or as a supplement to, any other compensation that may have been earned by services rendered prior to the date the distribution is made. Unless otherwise determined by the Committee, the amount of the award shall be determined by reference to the Fair Market Value of Common Stock. Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards are specific types of Stock Bonus Awards.

(52) “Stock Incentive” means rights and incentive compensation granted under this Plan in one of the forms referred to and provided for in Section 3.

(53) “Stock Unit” means a unit evidencing the right to receive under certain conditions or in specified circumstances one (1) share of Common Stock or equivalent value, as determined by the Committee.

(54) “Subsidiary” means a corporation or other form of business association of which shares (or other ownership interest) having more than fifty percent (50%) of the voting power are or in the future become owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term “Subsidiary” shall mean a Subsidiary (as defined by the preceding clause) which is also a “subsidiary corporation” as defined in Section 424(f) of the Code.

(55) “Time-Lapse Restricted Stock Incentive” means a Restricted Stock Award, Restricted Unit Award, or any other Stock Incentive the award of which is based solely on continued employment with the Company or any Subsidiary for a specified period of time.

ARTICLE III. Grants of Stock Incentives

(1) Stock Incentives to Employees/Participants. Subject to the provisions of the Plan, the Committee may at any time, or from time to time, grant Stock Incentives to one or more Employees that the Committee selects to be a Participant in the Plan and to individuals who are eligible to receive a Replacement Award or Stock Units in connection with the Separation, which may be (i) Stock Bonus Awards, which may, but need not be Performance Stock Awards, Performance Unit Awards or Restricted Stock Awards, Restricted Unit Awards and/or (ii) Options, which may be Incentive Stock Options or Non-Statutory Stock Options, and/or (iii) Stock Appreciation Rights.

(2) Non-Employee Director Awards. Subject to the provisions of the Plan, the Committee shall grant Director Stock Awards to Non-Employee Directors in accordance with Section 9 of the Plan. Notwithstanding anything else otherwise expressed or implied in the Plan, no other form of Stock Incentive shall be granted to Non-Employee Directors under the Plan, and in no event shall any grant of an Incentive Stock Option be made to a Non-Employee Director.

(3) Modifications. After a Stock Incentive has been granted,

(a) the Committee may waive any term or condition thereof that could have been excluded from such Stock Incentive when it was granted, and

(b) with the written consent of the affected Participant, may amend any Stock Incentive after it has been granted to include (or exclude) any provision which could have been included in (or excluded from) such Stock Incentive when it was granted, and no additional consideration need be received by the Company in exchange for such waiver or amendment;

(c) provided, that modification of any Option or Stock Appreciation Right granted under the Plan shall be subject to the prohibition of repricing stated in Section 7.9 and Section 8.6, as applicable; and

(d) the modification of any Option or other Stock Incentive that provides for, or in order to provide for, deferral of compensation subject to Section 409A must meet all requirements under Section 409A and Treasury Regulations, including requirements applicable to Subsequent Elections and the requirement that acceleration of payment of deferred compensation shall not be permissible.

(4) Forms of Stock Incentives. A particular form of Stock Incentive may be granted to a Participant either alone or in addition to other Stock Incentives hereunder. The provisions of particular forms of Stock Incentives need not be the same for each Participant.

ARTICLE IV. Stock Subject to the Plan

(1) Shares Authorized. The maximum number of shares of Common Stock authorized to be issued or transferred pursuant to all Stock Incentives granted under the Plan shall be two million eight hundred thousand (2,800,000) shares, subject to the provisions governing restoration of shares stated below in Section 4.4 and adjustment in Section 15.

(2) Grant, Award Limitations. Notwithstanding the foregoing, in addition to the overall maximum limitation in Section 4.1,

(a) The maximum number of shares of Common Stock with respect to which Options or Stock Appreciation Rights may be granted or issued to any one (1) Employee or Participant in any Plan Year is five hundred thousand (500,000);

(b) The maximum number of shares of Common Stock with respect to which Stock Incentives other than Options or Stock Appreciation Rights may be granted or issued to any one (1) Employee or Participant in any Plan Year is five hundred thousand (500,000);

(c) The maximum aggregate number of shares of Common Stock and the maximum dollar amount that may be issued or paid as Performance Stock Incentives to any one (1) Employee or Participant in any Plan Year are five hundred thousand (500,000) shares of Common Stock, and Ten Million Dollars ($10,000,000), respectively;

(d) The maximum aggregate number of shares of Common Stock that may be issued under the Plan through the granting of Time-Lapse Restricted Stock Incentives is two million eight hundred thousand (2,800,000);

(e) The maximum aggregate number of shares of Common Stock that may be issued under the Plan through the granting of Incentive Stock Options is two million three hundred eighty thousand (2,380,000); and

(f) The exercise of Incentive Stock Options is also subject to the calendar year dollar limitation provided in Section 422(d) of the Code and Section 7.6.

(3) Source of Shares. Such shares may be authorized but unissued shares of Common Stock, shares of Common Stock held in treasury, whether acquired by the Company specifically for use under this Plan or otherwise, or shares issued or transferred to, or otherwise acquired by, a trust pursuant to Section 17.5, as the Committee may from time to time determine, provided, however, that any shares acquired or held by the Company for the purposes of this Plan shall, unless and until issued or transferred to a trust pursuant to Section 17.5, or to a Participant in accordance with the terms and conditions of a Stock Incentive, be and at all times remain authorized but unissued shares or treasury shares (as the case may be), irrespective of whether such shares are entered in a special account for purposes of this Plan, and shall be available for any corporate purpose.

(4) Restoration and Retention of Shares. If any shares of Common Stock subject to a Stock Incentive shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the termination, expiration or cancellation, in whole or in part, of such Stock Incentive or for any other reason, or if any such shares shall, after issuance or transfer, be reacquired by the Company prior to the time a Stock Incentive vests because of the Participant’s failure to comply with the terms and conditions of the Stock Incentive, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 4.1 and may be used thereafter for additional Stock Incentives under the Plan; to the extent a Stock Incentive under the Plan is settled or paid in cash, shares subject to such Stock Incentive will not be considered to have been issued and will not be applied against the maximum number of shares of Common Stock provided for in Section 4.1. If a Stock Incentive may be settled in shares of Common Stock or cash, such shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock; to the extent a Stock Incentive is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Stock Incentive will again be deemed available for issuance or transfer under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and will not be available for future Stock Incentive grants: (i) Shares tendered by a holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the holder or withheld by the Company to satisfy any tax withholding obligation with respect to a Stock Incentive; and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. For avoidance of doubt, Replacement Awards shall reduce the maximum number of shares of Common Stock available for issuance or transfer under the Plan and such shares may again be deemed available for issuance or transfer under the Plan only in accordance with this Section.

ARTICLE V. Eligibility

An Employee who the Committee determines is in a position to contribute significantly to the growth and profitability of, or to perform services of major importance to, the Company and its Subsidiaries shall be eligible and may be designated by the Committee to participate in the Plan and be granted Stock Incentives as determined by the Committee, in its sole discretion, under the Plan. Subject to the provisions of the Plan, the Committee shall from time to time, in its sole discretion, select from such eligible Employees those to whom Stock Incentives shall be granted and determine the number of Shares to be granted and the form and terms of the such Stock Incentives. Non-Employee Directors shall be eligible to be granted Stock Incentives and to become Participants in the Plan to the extent provided in Sections 3.2 and 9 of the Plan.

ARTICLE VI. Stock Bonus Awards, Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards

Stock Bonus Awards, Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards shall be subject to the following provisions:

(1) Grants. An eligible Employee may be granted a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award, and a Non-Employee Director may be granted a Director Stock Award, whether or not he or she is eligible to receive similar or dissimilar incentive compensation under any other plan or arrangement of the Company or its Subsidiaries.

(2) Issuance of Shares. Shares of Common Stock subject to a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award or Restricted Unit Award, may be issued or transferred to a Participant at the time such Award is granted, or at any time subsequent thereto, or in installments from time to time, and subject to such terms and conditions, as the Committee shall determine. In the event that any such issuance or transfer shall not be made to the Participant at the time such Award is granted, the Committee may but need not provide for payment to such Participant, either in cash or shares of Common Stock, from time to time or at the time or times such shares shall be issued or transferred to such Participant, of amounts not exceeding the dividends which would have been payable to such Participant in respect of such shares (as adjusted under Section 15) if such shares had been issued or transferred to such Participant at the time such Award was granted.

(3) Cash Settlement. Any Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award may, in the discretion of the Committee, be settled or paid in cash, or shares of Common Stock, or in either cash or shares of Common Stock. If a Stock Incentive is settled or paid in cash, such settlement and/or payment shall be made on each date on which shares would otherwise have been delivered or become unrestricted, in an amount equal to the Fair Market Value on such date of the shares which would otherwise have been delivered or become unrestricted and the number of shares for which such cash payment is made shall be added back to the maximum number of shares available for use under the Plan. Shares of Common Stock shall be deemed to be issued only when and to the extent that a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, Restricted Unit Award or other Stock Incentive under the Plan is actually settled or paid in shares of Common Stock; and to the extent a Stock Incentive is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Stock Incentive will again be deemed available for issuance or transfer under the Plan.

(4) Terms of Awards. Stock Bonus Awards, Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards, shall be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the shares issued or transferred pursuant to such Award, and conditions calling for forfeiture of the Award or the shares issued or transferred pursuant thereto in designated circumstances, as the Committee shall determine; provided, however, that upon the issuance or transfer of shares to a Participant pursuant to any such Award, the recipient shall, with respect to such shares, be and become a shareholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the Award. All or any portion of a Stock Bonus Award may but need not be made in the form of a Performance Stock Award, a Performance Unit Award, a Restricted Stock Award or a Restricted Unit Award.

(5) Distribution, Payment and Transfer. The terms of each Stock Incentive and Award under the Plan shall provide that distribution, payment and transfer of Common Stock, cash or any other compensation shall not be subject to any feature or provision that would constitute a deferral of compensation, and transfer to the Participant shall be made so that the Participant actually receives such payment and transfer on or as soon as reasonably practicable after the end of the period during which such Stock Incentive or Award is subject to a substantial risk of forfeiture, and in no event later than a date within the same taxable year of the Participant in which such period ends, or, if later, by the 15th day of the third calendar month following the date specified for payment under the Award and the Plan, and with respect to which the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment. Provided, that distribution, payment and transfer under an Award with a feature or provision that constitutes a deferral of compensation may be made under and pursuant to a Deferred Compensation Program, if established by the Committee pursuant to Section 11, at a specified time that is elected and provided for therein and subject to the provisions of such Award, and the terms and requirements of such Program and Section 409A, as provided for in Sections 11 and 13.

(6) Loans Prohibited. The Committee shall not, without prior approval of the Company’s shareholders, grant any Stock Incentive that provides for the making of a loan or other extension of credit, directly or indirectly, by the Company, its Subsidiaries or Plan to an Employee, Participant, officer of the Company or its Subsidiaries, or any other person in connection with the grant, award or payment of such Stock Incentive.

(7) Written Instrument. Each Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award and Restricted Unit Award shall be evidenced in writing as authorized and provided for in Section 17.4.

(8) Director Awards. Director Stock Awards shall be granted as determined by the Committee in accordance with the provisions of Section 9, and as otherwise provided by this Plan.

ARTICLE VII. Options

Options shall be subject to the following provisions:

(1) Option Price. Subject to the provisions of Section 14, the purchase price per share shall be, in the case of an Incentive Stock Option, a Non-Statutory Stock Option, or any other Option granted under the Plan, not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted (or in the case of any optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation, not less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted).

(2) Payment of Option Price. The purchase price of shares subject to an Option may be paid in whole or in part (i) in cash, (ii) by bank-certified, cashier’s or personal check subject to collection, (iii) if so provided in the Option and subject to such terms and conditions as the Committee may impose, by delivering to the Company a properly executed exercise notice together with a copy of irrevocable instructions to a stockbroker to sell immediately some or all of the shares acquired by exercise of the Option and to deliver promptly to the Company an amount of sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price, or (iv) if so provided in the Option and subject to such terms and conditions as are specified in the Option, in shares of Common Stock or other property surrendered to the Company. Property for purposes of this section shall include an obligation of the Company or a Subsidiary unless prohibited by applicable law. Shares of Common Stock thus surrendered shall be valued at their Fair Market Value on the date of exercise. Any such other property thus surrendered shall be valued at its fair market value on any reasonable basis established or approved by the Committee. Notwithstanding any other provision of the Plan, the Committee shall not, without prior approval of the Company’s shareholders, grant an Option or any other Stock Incentive that provides for the making of a loan or other extension of credit, directly or indirectly, by the Company, a Subsidiary or the Plan to an Employee, Participant, officer of the Company or any of its Subsidiaries, or any other person in connection with the grant, exercise, payment or award of any such Option or other Stock Incentive.

(3) Option Terms. Options may be granted for such lawful consideration, including money or other property, tangible or intangible, or labor or services received or to be received by the Company or a Subsidiary, as the Committee may determine when the Option is granted, including the agreement of the optionee to remain in the employ of the Company or one or more of its Subsidiaries at the pleasure of the Company (or the Subsidiaries) for such period, and on such terms, as are more particularly provided for therein. Property for purposes of the preceding sentence shall include an obligation of the Company or a Subsidiary unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 7, each Option may be exercisable in full at the time of grant or may become exercisable in one or more installments, at such time or times and subject to satisfaction of such terms and conditions as the Committee may determine. The Committee may at any time accelerate the date on which an Option becomes exercisable, and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in the Option, an Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option.

(4) Exercise by Optionee. Each Option shall be exercisable during the life of the optionee only by him or her or his or her guardian or legal representative, and after the death of the optionee only by his or her Beneficiary or, absent a Beneficiary, by his or her estate or by a person who acquired the right to exercise the Option by will or the laws of descent and distribution; provided, that an Option that is made transferable by its terms and approved by the Committee pursuant to Section 17 shall be exercisable by a permissible transferee in accordance with the terms of the Option. Each Option shall expire at such time or times as the Committee may determine; provided, that notwithstanding any other provision of this Plan, (i) no Option shall be exercisable after the expiration of ten (10) years from the date the Option was granted, and (ii) no Incentive Stock Option which is granted to any optionee who, at the time such Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation, shall be exercisable after the expiration of five (5) years from the date such Option is granted. The Committee may but need not provide for an Option to be exercisable after termination of employment until its fixed expiration date (or until an earlier date or specified event occurs). Unless otherwise specifically provided for under Section 11 and subject to the requirements of Section 13, an Option shall not provide for the deferral of compensation to a Participant.

(5) Exercise of Option. An Option shall be considered exercised if and when written notice, signed by the person exercising the Option, or an electronic communication if such communication is authorized and approved by the Committee in the terms of the Option, and stating the number of shares with respect to which the Option is being exercised, is received by the Secretary in or on a form approved for such purpose by the Committee, accompanied by full payment of the Option exercise price in one or more forms of payment authorized by the Committee described in Section 7.2 (together with all applicable withholding taxes), for the number of share purchased. No Option may at any time be exercised with respect to a fractional share.

(6) Incentive Stock Options. An Option may, but need not, be an Incentive Stock Option. All shares of Common Stock which may be made subject to Stock Incentives under this Plan may be made subject to Incentive Stock Options; provided that the aggregate Fair Market Value (determined as of the time the Option is granted) of the stock with respect to which Incentive Stock Options may be exercisable for the first time by any Employee during any calendar year (under all plans, including this Plan, of his or her employer corporation and its parent and subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000) or such other amount, if any, as may apply under the Code. In no event shall an Incentive Stock Option be granted under the Plan more than ten (10) years from and after the date the Board approves the adoption of the Plan, or the date the Plan is approved by the shareholders of the Company, whichever is earlier. The Participant must notify the Company in writing within thirty (30) days after any disposition of Shares acquired pursuant to the exercise of an Incentive Stock Option within two years from the grant date or one year from the exercise date. The Participant must also provide the Company with all information that the Company reasonably requests in connection with determining the amount and character of Participant’s income, the Company’s deduction, and the Company’s obligation to withhold taxes or other amounts incurred by reason of a disqualifying disposition.

(7) Written Instrument. Each Option shall be evidenced in writing as authorized and provided for in Section 17.4. An Option, if so approved by the Committee, may include terms, conditions, restrictions and limitations in addition to those provided for in this Plan including, without limitation, terms and conditions providing for the transfer or issuance of shares, on exercise of an Option, which may be non-transferable and forfeitable to the Company in designated circumstances.

(8) Restored or Reload Options Prohibited. Notwithstanding any other provision of the Plan, the Committee shall not, without prior approval of Company’s shareholders, grant an Incentive Stock Option, Non-Statutory Option or other form of Option under this Plan containing any provision pursuant to which the optionee is to be granted a restored or reload Option of any kind by reason of the exercise of all or part of an Option by paying all or part of the exercise price of such Option by surrendering shares of Common Stock.

(9) Repricing Prohibited. Notwithstanding any other provision of the Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Stock Incentives may not, without Company shareholder approval, be amended to reduce the exercise price of outstanding Options, cancel outstanding Options in exchange for cash, other Stock Incentives or Options with an exercise price that is less than the exercise price of the original Options, or take any other action with respect to an Option that has the effect of buying out, repricing, replacing or regranting through cancellation underwater Options, including, but not limited to, any action that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

(10) Regulatory Compliance. No Option shall be exercisable unless and until the Company (i) obtains the approval of all regulatory bodies whose approval the General Counsel may deem necessary or desirable, and (ii) complies with all legal requirements deemed applicable by the General Counsel.

ARTICLE VIII. Stock Appreciation Rights

(1) General. Subject to the terms of the Plan, Stock Appreciation Rights may be granted to Employees by the Committee upon such terms and conditions as the Committee determines; provided, that the base price per share of a freestanding Stock Appreciation Right shall be not less than one hundred percent (100%) of the Fair Market Value of a share of the Common Stock on the date of grant of a Stock Appreciation Right; and such Stock Appreciation Right shall be exercisable, or be forfeited or expire upon such terms as the Committee determines and are made a part of such Stock Appreciation Right.

(2) Stock Appreciation Rights, Options. Stock Appreciation Rights may be granted by the Committee as freestanding Stock Incentives or in tandem with Options. A tandem Stock Appreciation Right may be included in an Option at the time the Option is granted or by amendment of the Option. Exercise of any such a tandem Stock Appreciation Right will be deemed to surrender the related Option for cancellation and vice versa.

(3) Exercise. A Stock Appreciation Right shall be exercised by delivery of written notice (including facsimile or electronic transmittal) to the Committee setting forth the number of shares with respect to which the Stock Appreciation Right is exercised and date of exercise, at such time and as otherwise prescribed in the Stock Appreciation Right.

(4) Settlement. A Stock Appreciation Right may be settled or paid in either cash, shares of Common Stock, or a combination thereof in accordance with its terms. If a Stock Appreciation Right is settled or paid in shares of Common Stock, such shares shall be deemed to be issued hereunder only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent that a Stock Appreciation Right is actually settled in cash and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Stock Appreciation Right shall again be deemed available for issuance or transfer under the Plan; and the maximum number of shares of Common Stock that may be issued under the Plan shall not be reduced by any actual settlement of a Stock Appreciation Right in cash. Unless otherwise specifically provided for under Section 11 and subject to the requirements of Section 13, a Stock Appreciation Right shall not provide for the deferral of compensation to a Participant.

(5) Written Instrument. Each Stock Appreciation Right granted shall be evidenced in writing as authorized and provided in Section 17.4.

(6) Repricing Prohibited. Notwithstanding any other provision of the Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Stock Incentives may not, without Company shareholder approval, be amended to reduce the exercise price of outstanding Stock Appreciation Rights, cancel outstanding Stock Appreciation Rights in exchange for cash, other Stock Incentives or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights or take any other action with respect to a Stock Appreciation Rights that has the effect of buying out, repricing, replacing or regranting through cancellation underwater Stock Appreciation Rights , including, but not limited to, any action that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

ARTICLE IX. Director Stock Awards

(1) General. Each Non-Employee Director Participant shall receive such portion of his or her Director Fees in Common Stock as shall be established from time to time by the Board, with the remainder of such Director Fees to be payable in cash or in Common Stock as elected by the Non-Employee Director Participant in accordance with Section 9.2.

(2) Non-Employee Director Election. Each Non-Employee Director Participant shall have an opportunity to elect to have the remaining portion of his or her Director Fees paid in cash or shares of Common Stock or a combination thereof. Except for the initial election following the Effective Date of the Plan, or the Director’s election to the Board, any such election shall be made in writing and must be made at least thirty (30) days before the beginning of the Plan Year in which the services are to be rendered giving rise to such Director Fees and may not be changed thereafter except by timely written election as to Director Fees for services to be rendered in a subsequent Plan Year. In the absence of such an election, such remaining portion of the Director Fees of a Non-Employee Director shall be paid entirely in cash. Nothing contained in this Section 9.2 shall be interpreted in such a manner as would disqualify the Plan for treatment as a “formula plan” under Rule 16b-3 pursuant to which the terms and conditions of each transaction authorized by Section 9.1 are fixed in advance by the relevant terms and provisions thereof.

(3) Share Awards. The number of shares of Common Stock to be paid and distributed to a Non-Employee Director under the provisions of Sections 9.1 and 9.2, shall be determined by dividing the dollar amount of his or her Director Fees (which the Board has established, and/or such Non-Employee Director has elected) to be paid in Common Stock on any payment date by the Fair Market Value of a share of Common Stock on that date. Except as may otherwise be directed by the Committee, in its sole discretion, the payment and distribution of such shares to a Non-Employee Director shall be on or within five days after the date such Director Fees would otherwise have been paid to him or her in cash.

ARTICLE X. Replacement Awards

Employees and Former ONE Gas Employees, who immediately prior to the Distribution, held awards granted under any ONEOK Stock Programs shall be eligible to receive Replacement Awards in connection with the Distribution. Replacement Awards may be granted as Restricted Stock Unit Awards and/or Performance Unit Awards and shall have the same general terms and conditions as the awards held by Employees and Former ONE Gas Employees immediately prior to the Distribution, including the term of the award, except that: (i) Replacement Awards that are Performance Unit Awards relating to performance after the Separation shall provide for payment determined using actual performance results from the Separation until the last day of the performance period to which they relate, based on performance criteria to be established by the Committee in accordance with the Plan, and (ii) Replacement Awards that are Performance Unit Awards relating to performance before the Separation shall provide for payment based on continued service with the Company from the Separation until the last day of the performance period to which they relate. Except as otherwise provided in this Section, Replacement Awards shall be subject to the Plan terms and conditions.

ARTICLE XI. Deferred Compensation Program

(1) Establishment of Deferred Compensation Program. This Section 11 shall not be effective unless and until the Committee determines to establish a program or procedures under the Plan providing for deferral of compensation with respect to Awards (“Deferred Compensation Program”) pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, pursuant to Sections 6.2, 6.4, 7.3, 8.1 and 16.2 herein, and consistent with the requirements of Section 409A, may establish one or more Deferred Compensation Programs pursuant to the Plan under which:

(a) Deferred Compensation. Participants designated by the Committee may irrevocably elect, prior to a date specified by the Committee and subject to compliance with the requirements of Section 409A, to be granted an Award that provides for the deferral of compensation of Stock Units with respect to such number of shares of Common Stock and/or upon such other terms and conditions as established by the Committee in lieu of:

(i) shares of Common Stock otherwise issuable to a Participant upon the exercise of an Option;

(ii) shares of Common Stock or cash otherwise issuable to a Participant upon the exercise of a Stock Appreciation Right;

(iii) shares of Common Stock or cash otherwise issuable to a Participant upon the settlement and date of distribution, payment and transfer of a Restricted Unit Award;

(iv) shares of Common Stock or cash otherwise issuable to a Participant upon the settlement, distribution, payment and transfer of a Performance Unit Award; or

(v) shares of Common Stock or cash otherwise issuable to a Participant upon the settlement, distribution, payment and transfer of any other form of Stock Incentive and Award that may otherwise be granted under the Plan.

(b) Award Deferral Feature. The providing for the deferral of compensation under a Stock Incentive or Award, upon the granting of such Stock Incentive or Award, or by amendment or change of its terms, is intended to and shall only affect the time of distribution, payment and transfer of the Award, consistent with the nature of the Award as authorized by the Plan, and shall in no event expand the types of Awards available under the Plan, increase the number of Shares available under the Plan, expand the classes of persons eligible under the Plan, provide for any extension of the term of the Plan, change the method of determining a strike price of Options granted under the Plan, or provide for the deletion or any limitation of any provision of the Plan or the Award prohibiting re-pricing, and shall not increase the potential dilution of shareholders of the Company over the lifetime of the Plan.

(c) Section 409A Compliance. The provisions of the Plan and any amendment of the Plan with respect to the deferral of compensation or a deferred compensation feature under a Stock Incentive or Award are intended to satisfy the requirements of Section 409A. It is intended that any and all amendments of the Plan and any Awards to satisfy the requirements of Section 409A shall not be made in any manner so as to expand the types of Stock Incentives or Awards available under the Plan, and the Plan and all Awards shall be interpreted and applied in a manner consistent with such intent.

(2) Terms and Conditions of Stock Incentives, Awards. Stock Incentives or Awards granted under the Plan that pursuant to this Section 11 provide for deferral of compensation, shall be evidenced by Award Agreements applicable to such Stock Incentives or Awards and other written instruments in such form as the Committee shall from time to time establish. Award Agreements and other written instruments evidencing such

Award Agreements may incorporate all or any of the terms of the Plan by reference and, except as provided below, shall comply with and be subject to the terms and conditions of Section 13.

(a) Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares of Common Stock. A Participant may be entitled to dividend equivalent rights with respect to the payment of cash dividends on Common Stock during the period beginning on the date the Stock Units are granted to the Participant and ending on the earlier of the date on which such Stock Units are settled, as provided for by the Award Agreement and determined by the Committee, subject to the terms and conditions of Section 13.

(b) Settlement, Payment and Transfer. A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement, distribution, payment and transfer date with respect to such Award in compliance with the requirements of Section 409A. The Company shall issue to the Participant on the specified payment date elected by the Participant, or established with respect to the Award, or as soon thereafter as practicable, a number of whole shares of Stock equal to the number of vested Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares.

ARTICLE XII. Deferred Company Shares Received in the Distribution.

Notwithstanding anything in this Plan to the contrary, each individual who, on the record date for the Distribution, holds an award of stock units issued in accordance with the individual’s election pursuant to the Deferred Compensation Program described in the ONEOK, Inc. Equity Compensation Plan (the “OKE ECP Deferred Compensation Program”) shall, effective as of the Effective Date, become a Participant and receive an Award of Stock Units pursuant to this Section 12 covering a number of Shares determined in accordance with the distribution ratio used in the Distribution. The time and form of settlement of an Award of Stock Units issued pursuant to this Section 12 shall be determined in accordance with a Participant’s original election pursuant to OKE ECP Deferred Compensation Program; provided, however, with respect to Participants who are employed by ONEOK following the Distribution, any Awards of Stock Units that will be settled upon (i) the individual’s separation from service will be settled only upon the individual’s separation from service from ONEOK or (ii) a change in the ownership or control of the company or in the ownership of a substantial portion of the assets of the company, will be settled only upon the a change in the ownership or control of ONEOK or in the ownership of a substantial portion of the assets of ONEOK.

ARTICLE XIII. Compliance With Section 409A

(1) Awards Subject to Section 409A. The provisions of this Section 13 shall apply to any Stock Incentive or Award or portion thereof that provides for the deferral of compensation and is or becomes subject to Section 409A, notwithstanding any provision to the contrary contained in the Plan or the Award Agreement or other written instrument applicable to such Award. Awards subject to Section 409A include, without limitation:

(a) Any Nonstatutory Stock Option or Stock Appreciation Right that permits the deferral of compensation other than the deferral of recognition of income until the exercise of the Award;

(b) Each Stock Incentive or Award that provides for the deferral of compensation; and

(c) Any Restricted Stock Unit Award, Performance Award, cash-based Award or Other Stock-based Award if such Award provides for the deferral of compensation and either (i) the Award provides by its terms for settlement, distribution, payment and transfer of all or any portion of the Award on one or more specified dates or (ii) the Committee permits or requires the Participant to elect, or the Committee designates one or more dates on which the Award will be settled, distributed, paid and transferred.

(2) Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A and Treasury Regulations thereunder or other applicable Secretary of the Treasury published guidance, the following rules shall apply to any deferral of compensation and/or distribution elections (each, an “Election”) that may be permitted, required or designated by the Committee pursuant to an Award subject to Section 409A:

(a) All Elections must be in writing and specify the amount of the distribution, payment and transfer in settlement of an Award being deferred, as well as the Specific Time and form of distribution as permitted by this Plan, in accordance with Section 409A and the Treasury Regulations thereunder.

(b) All Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant; provided, however, that:

(i) if the Award provides for forfeitable rights under which the Participant has a legally binding right to a distribution, payment or transfer in a subsequent year that is subject to a condition requiring the Participant to continue to provide services for a period of at least 12 months from the date the Participant obtains a legally binding right to avoid forfeiture of the distribution, payment or transfer and the Election is made on or before the 30th day after the Participant obtains a legally binding right to the Award, provided that the Election is made at least 12 months in advance of the earliest date the Participant at which a forfeiture condition could lapse, or

(ii) if the Award qualifies as “performance-based compensation” for purposes of Section 409A and is based on services performed over a period of at least twelve (12) months, then the Election may be made no later than six (6) months prior to the end of such period to the extent permitted by Section 409A, or

(iii) if the Election is otherwise permissible at a later date pursuant to Section 409A, the Treasury Regulations thereunder or other applicable guidance.

(c) Elections shall continue in effect until a written election to revoke or change such Election is received by the Company, except that a written election to revoke or change such Election must be made prior to the last day for making an Election determined in accordance with paragraph (b) above or as permitted by Section 13.3, and Section 409A.

(3) Subsequent Elections. Except as otherwise permitted or required by Section 409A, the Treasury Regulations thereunder or other applicable guidance, any Award subject to Section 409A which permits a subsequent Election (“Subsequent Election”) to delay the distribution or change the form of distribution in settlement of such Award shall comply with the following requirements:

(a) No Subsequent Election may take effect until at least twelve (12) months after the date on which the Subsequent Election is made;

(b) Each Subsequent Election related to a distribution, payment, or transfer in settlement of an Award not described in Section 13.4(b), 13.4(c) or 13.4(f) must result in a delay of the payment, distribution or transfer for a period of not less than five (5) years from the date such distribution, payment or transfer would otherwise have been made; and

(c) No Subsequent Election related to a distribution, payment or transfer pursuant to Section 13.4(d) shall be made less than twelve (12) months prior to the date of the first scheduled payment as to such distribution, payment or transfer.

(4) Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Section 409A or Treasury Regulations thereunder or other applicable guidance, no distribution, payment or transfer in settlement of an Award subject to Section 409A may commence earlier than:

(a) Separation from service within the meaning of and as provided for under Section 409A and the Treasury Regulations thereunder (“Separation from Service”);

(b) The date the Participant becomes Disabled (as defined below);

(c) Death;

(d) A Specified Time (or pursuant to a Fixed Schedule) that is either (i) designated by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 13.2 and/or 13.3, as applicable;

(e) A change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of and as provided for under Section 409A and the Treasury Regulations thereunder); or

(f) The occurrence of an Unforeseeable Emergency (as defined below and as provided for under by Treasury Regulations under Section 409A).

For purposes of the foregoing and the Plan, a “Specified Time” means a date or dates at which deferred compensation is payable and that are nondiscretionary and objectively determinable at the time the compensation is deferred, as provided for in Treasury Regulations under Section 409A; and “Fixed Schedule” means the distribution or payment of deferred compensation in a fixed schedule of distributions or payments that are determined and fixed at the time the deferral of such compensation is first elected or designated pursuant to the Plan and the requirements of Section 409A.

Notwithstanding anything else herein to the contrary, if a Participant becomes entitled to a distribution on account of a Separation from Service and is a “Specified Employee” (within the meaning of and as provided for under Section 409A and the Treasury Regulations thereunder) on the date of the Separation from Service, no distribution pursuant to Section 13.4(a) in settlement of an Award subject to Section 409A may be made before the date (the “Delayed Payment Date”) which is six (6) months after such Participant’s date of Separation from Service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(5) Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award subject to Section 409A for distribution in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an Unforeseeable Emergency shall be made in a lump sum as soon as practicable following the Committee’s determination that an Unforeseeable Emergency has occurred. For purposes of the foregoing, Unforeseeable Emergency means a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the Participant, including such events and circumstances as and considered to be an Unforeseeable Emergency under Code section 409A and the regulations thereunder. It is intended and directed with respect to any such unforeseeable emergency that any amounts distributed under the Plan by reason thereof shall not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

The occurrence of an Unforeseeable Emergency shall be judged and determined by the Committee. The Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the distribution, payment or transfer in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(6) Disability. The Committee shall have the authority to provide in any Award subject to Section 409A for distribution, payment or transfer in settlement of such Award in the event that the Participant becomes Disabled. A Participant shall be considered “Disabled” and that term shall mean that a Participant is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering Employees of the Company. A Participant will be deemed to be Disabled if such Participant is determined to be totally disabled by the Social Security Administration.

All distributions payable by reason of a Participant becoming Disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election, commencing as soon as practicable following the date the Participant becomes Disabled. If the Participant has made no Election with respect to distributions upon becoming Disabled, all such distributions shall be paid in a lump sum as soon as practicable following the date the Participant becomes Disabled.

(7) Death. If a Participant dies before complete distribution, payment or transfer of amounts to be distributed, paid or transferred upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed, paid or transferred to his or her beneficiary under the distribution and payment method for death established by the Participant’s Election as soon as administratively possible following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distribution or payment upon death, distribution and payment shall be paid in a lump sum as soon as practicable following the date of the Participant’s death.

(8) No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution, payment or transfer under an Award subject to Section 409A, except as provided by Section 409A and/or the Treasury Regulations thereunder.

(9) Additional Distribution Rule. Notwithstanding anything to the contrary herein, a distribution or payment shall be treated as made upon the date specified under the Plan if the payment is made at such date or a later date within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following the date specified under the Plan and the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment. Any distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distribution.

ARTICLE XIV. Certain Change in Control, Termination of Employment and Disability Provisions

(a) Change of Control. Upon the occurrence of a Change of Control and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control in a manner approved by the Board, any Stock Incentive which is outstanding but not yet exercisable, vested or payable at the time of a Change in Control shall become exercisable, vested and payable at that time. With respect to Awards assumed by a surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, if within two years after the effective date of the Change of Control a Participant’s employment is terminated without Just Cause or the Participant resigns for Good Reason, any Stock Incentive which is outstanding but not yet exercisable, vested or payable at the time of a Change of Control shall become exercisable, vested and payable. For purposes of this Subsection 14(a), ‘Good Reason’ has the meaning, if any, assigned to such term in the Award Agreement.

(b) Termination of Employment and Disability. Subject to the foregoing provisions of this Section 14, the Committee may at any time, and subject to such terms and conditions as it may impose:

1. authorize the holder of an Option to exercise the Option following the termination of the Participant’s employment with the Company and its Subsidiaries, or following the Participant’s disability, whether or not the Option would otherwise be exercisable following such event, provided that in no event may an Option be exercised after the expiration of its term; and

2. authorize a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award to become non-forfeitable, fully earned and payable upon or following (i) the termination of the Participant’s employment with the Company and its Subsidiaries, or (ii) the Participant’s disability, whether or not the Award would otherwise become non-forfeitable, fully earned and payable upon or following such event.

For avoidance of doubt, the Separation shall not constitute a Change in Control for purposes of the Plan. No Participant shall be treated as having terminated employment with the Company or any of its Subsidiaries for any purpose under the Plan as a result of the Separation or any transfers of employment between the Company and its Subsidiaries in contemplation of the Separation.”

ARTICLE XV. Adjustment Provisions

In the event that any recapitalization, or reclassification, split-up or consolidation of shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall be, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or any other entity or person, or a record date for determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock or other property (other than normal cash dividends) shall occur, or other similar transaction, (i) the number and class of shares or other securities or property that may be issued or transferred pursuant to Stock Incentives thereafter granted or that may be optioned or awarded under the Plan to any Participant, (ii) the number and class of shares or other securities or property that may be issued or transferred under outstanding Stock Incentives, (iii) the purchase price to be paid per share under outstanding and future Stock Incentives, (iv) the terms and conditions of any outstanding Awards (including, without limitation, the performance period or any applicable performance targets or criteria with respect thereto); and (v) the price to be paid per share by the Company or a Subsidiary for shares or other securities or property issued or transferred pursuant to Stock Incentives which are subject to a right of the Company or a Subsidiary to reacquire such shares or other securities or property, shall in each case be equitably adjusted. Any such adjustments shall be done in a manner consistent with Code Sections 409A or 424, to the extent applicable. Any adjustment affecting an Award intended to qualify as qualified performance based compensation shall, to the extent determined by the Committee to be in the Company’s best interests, be consistent with the requirements of Code Section 162(m). The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

ARTICLE XVI. Administration

(1) Committee. The Plan shall be administered by a committee of the Board of Directors consisting of two or more non-employee directors appointed from time to time by the Board of Directors. A majority of the Committee members shall constitute a quorum. The acts of a majority of the Committee members at a meeting at which a quorum is present or acts approved in writing by a majority of the Committee members shall be deemed acts of the Committee. Each member of the Committee shall satisfy such criteria of independence as the Board of Directors may establish and such regulatory or listing requirements as the Board of Directors may determine to be applicable or appropriate. No person shall be appointed to or shall serve as a member of such Committee unless at the time of such appointment and service he or she shall be a “Non-Employee Director,” as defined in SEC Rule 16b-3. Unless the Board of Directors determines otherwise, the Committee shall be comprised solely of “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code.

(2) Committee Authority, Rules, Interpretations of Plan. The Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem necessary for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Committee shall, subject to the provisions of the Plan, have full power to interpret, administer and construe the Plan and any instruments issued under the Plan and full authority to make all determinations and decisions thereunder including without limitation the authority to (i) select the Participants in the Plan, (ii) determine when Stock Incentives shall be granted, (iii) determine the number of shares to be made subject to each Stock Incentive, (iv) determine the type of Stock Incentive to grant, (v) determine the terms and conditions of each Stock Incentive, including the exercise price, in the case of an Option, (vi) prescribe the terms and forms of written instruments evidencing Stock Incentives granted pursuant to and in accordance with the Plan and other forms necessary for administration of the Plan, and (vii) approve any transaction involving a Stock Incentive for a Section 16 Person (other than a “Discretionary Transaction” as defined in SEC Rule 16b-3) so as to exempt such transaction under SEC Rule 16b-3; provided, that any transaction under the Plan involving a Section 16 Person also may be approved by the Board of Directors, or may be approved or ratified by the shareholders of the Company, in the manner that exempts such transaction under SEC Rule 16b-3. The Committee may, at its discretion, delegate discretionary authority for day-to-day administration of the Plan to the Company’s Benefit Plan Administration Committee or its authorized representatives pursuant to a duly adopted resolution or a memorandum of action signed by all members of the Committee or approved via electronic transmission. All actions taken by the Company’s Benefit Plan Administration Committee or its authorized representative shall have the same legal effect and shall be entitled to the same deference as if taken by the

Committee itself. The interpretation by the Committee of the terms and provisions of the Plan and any instrument or other evidence of a Stock Incentive issued thereunder, and its administration thereof, and all action taken by the Committee, shall be final, binding, and conclusive on the Company, the shareholders of the Company, Subsidiaries, all Participants and employees, and upon their respective Beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

(3) Section 409A Compliance Authority. Notwithstanding any other provision of the Plan to the contrary or any Award or Award Agreement, the Committee may, but shall not be required to, in its sole and absolute discretion and without the consent of any Participant, amend the Plan, or any Award Agreement, or other written instrument issued under the Plan, or take such other actions with respect to an Award of Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan, or such Award Agreement or other written instrument to any present or future law, regulation or rule applicable to the Plan or such Award or Award Agreement, including without limitation, Section 409A and Treasury Regulations issued under Section 409A.

The Company intends that the Plan shall be administered and all Awards and Stock Incentives granted thereunder subject to Section 409A shall be administered, interpreted and applied in a manner that complies with Section 409A.

Provided, that the Company and the Committee makes no representations that Stock Incentives and Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Stock Incentives and Awards granted under the Plan. The Company, any of its Subsidiaries and the Committee shall not be responsible for any additional tax imposed upon a Participant or other person pursuant to Section 409A, nor shall the Company, any of its Subsidiaries or Committee indemnify or otherwise reimburse a Participant or other person for any liability incurred as a result of Section 409A.

(4) Limitation of Liability. Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

ARTICLE XVII. General Provisions

(1) Nontransferability. Any provision of the Plan to the contrary notwithstanding, any Stock Incentive issued under the Plan, including without limitation any Option, shall not be transferable by the Participant other than by will or the laws of descent and distribution or to a Beneficiary designated by the Participant, unless the instrument evidencing the Stock Incentive expressly so provides (or is amended to so provide) and is approved by the Committee; and any purported transfer of an Incentive Stock Option to a Beneficiary, or other transferee, shall be effective only if such transfer is, in the opinion of the General Counsel, permissible under and consistent with SEC Rule 16b-3 or Section 422 of the Code, as the case may be. Notwithstanding the foregoing, a Participant may transfer any Stock Incentive granted under this Plan, other than an Incentive Stock Option, to members of his or her immediate family (defined as his or her children, grandchildren and spouse) or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members are the only partners if (and only if) the instrument evidencing such Stock Incentive expressly so provides (or is amended to so provide) and is approved by the Committee; provided, that under no circumstances shall any transfer of a Stock Incentive be made for value or consideration to the Participant. Any such transferred Stock Incentive shall continue to be subject to the same terms and conditions that were applicable to such Stock Incentive immediately prior to its transfer (except that such transferred Stock Incentive shall not be further transferable by the transferee inter vivos, except for transfer back to the original Participant holder of the Stock Incentive) and provided, further, that the foregoing provisions of this sentence shall apply to Section 16 Persons only if the General Counsel determines that doing so would not jeopardize any exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify. The designation of a Beneficiary by a Participant pursuant to Section 17.15 is not a transfer for purposes of the foregoing provisions of this paragraph.

(2) No Employment Contract. Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate the employment of any person at any time with or without cause.

(3) Conditions to Issuance of Shares; Securities Laws Compliance. No shares of Common Stock shall be issued or transferred pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance or transfer of such shares have, in the opinion of the General Counsel, been satisfied. Any such issuance or transfer shall be contingent upon the person acquiring the shares giving the Company any written assurances the General Counsel may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the General Counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

(4) Written Instrument. A Stock Incentive and Award granted under this Plan shall be evidenced in writing in such manner as the Committee determines, including, without limitation, by written Award Agreement or other physical instrument, by electronic communication, or by book entry. Such written evidence of a Stock Incentive shall contain the terms and conditions thereof, consistent with this Plan, which shall be incorporated in it by reference. In the event of any dispute or discrepancy regarding the terms of a Stock Incentive, the records of the Board of Directors and Committee shall be determinative.

(5) Limitation of Interest. No person (individually or as a member of a group) and no Beneficiary or other person claiming under or through him or her, shall have any right, title or interest in or to any shares of Common Stock (i) issued or transferred to, or acquired by, a trust, (ii) allocated, or (iii) reserved for the purposes of this Plan, or subject to any Stock Incentive except as to such shares of Common Stock, if any, as shall have been issued or transferred to him or her. The Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a Change in Control) for a number of shares of Common Stock, equal to the number of such shares subject to Stock Incentives then outstanding, to be issued or transferred to, or acquired by, a trust (including but not limited to a grantor trust) for the purpose of satisfying the Company’s obligations under such Stock Incentives, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the Stock Incentives to which such shares relate shall not have been exercised or may not be exercisable or vested at that time.

(6) Withholdings. The Company and its Subsidiaries may make such provisions as they may deem appropriate for the withholding of any taxes which they determine they are required to withhold in connection with the grant, exercise, vesting, distribution or payment of any Stock Incentive. Without limiting the foregoing, the Committee may, subject to such terms and conditions as it may impose, permit or require a Participant to satisfy all or part of his or her tax withholding obligations by (i) paying cash to the Company, (ii) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant having a Fair Market Value equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes, or (iv) surrendering a number of shares of Common Stock the Participant already owns having a Fair Market Value equal to the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(7) Other Plans. Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to directors, officers or employees generally, or to any class or group of such persons, which the Company or any Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

(8) Section 16 Exemption Requirements. Any provision of the Plan to the contrary notwithstanding, except to the extent that the Committee determines otherwise, transactions by and with respect to Section 16 Persons under the Plan are intended to qualify for any applicable exemptions provided by SEC Rule 16b-3, and the provisions of the Plan and Stock Incentives granted under the Plan shall be administered, interpreted and construed to carry out such intent and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

(9) Section 162(m) Qualification. Any provision of the Plan to the contrary notwithstanding, except to the extent the Committee determines otherwise, transactions with respect to persons whose remuneration would not be deductible by the Company but for compliance with the provisions of Section 162(m) of the Code are intended to be Qualified Performance Stock Incentives that comply with the provisions of Section 162(m) of the Code. The Plan is also intended to give the Committee the authority to award Stock Incentives that are Qualified Performance Stock Incentive awards that qualify as performance-based compensation under Section 162(m) of the Code, as well as Stock Incentives that are Non-Qualified Performance Stock Incentive awards that do not so qualify. Every provision of the Plan shall be administered, interpreted and construed to carry out such intent and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. In administration and interpretation of the Plan:

(a) Performance Stock Incentives granted to Employees under the Plan that are intended to be Qualified Performance Stock Incentives shall be paid, vested or otherwise awarded and delivered solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee in writing. A Performance Goal shall generally be pre-established prior to commencement of the Performance Period, and in no event later than the earlier of (i) ninety (90) days after the commencement of the period of service to which a Performance Goal relates, provided, that the outcome is substantially uncertain at the time the Performance Goal is established, and (ii) the lapse of twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the Performance Goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal shall be deemed objective if a third party having knowledge of the relevant facts could determine if it is met. Such a Performance Goal may be based on one or more business performance criteria that apply to a Participant, one or more business units, Subsidiaries, divisions or sectors of the Company, or the Company as a whole, and if so determined by the Committee, by comparison with a designated peer group of companies or businesses. A Performance Goal may include one or more of the following criteria or standards: (i) increased revenue, (ii) net income measures, including without limitation, income after capital costs, and income before or after taxes, (iii) stock price measures, including without limitation, growth measures and total stockholder return, (iv) market share, (v) earnings per share (actual or targeted growth), (vi) earnings before interest, taxes, depreciation, and amortization, (vii) economic value added, (viii) cash flow measures, including without limitation, net cash flow, and net cash flow before financing activities, (ix) return measures, including without limitation, return on equity, return on average assets, return on capital, risk adjusted return on capital, return on investors’ capital and return on average equity, (x) operating measures, including without limitation, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency, (xi) expense measures, including but not limited to, finding and development costs, overhead costs, and general and administrative expense, (xii) margins, (xiii) shareholder value, (xiv) total shareholder return, (xv) reserve addition, (xvi) proceeds from dispositions, (xvii) total market value, and (xviii) corporate value criteria or standards including, without limitation, ethics, environmental and safety compliance.

(b) A Performance Goal need not be based upon an increase or a positive result under a particular business criterion, and may include, the maintaining of the status quo or limiting economic or financial losses measured by reference to specific business criteria. A Performance Goal must include business criteria, and a Performance Goal shall not be established or be considered to exist based on the mere continued employment of an Employee.

(c) Performance Goals may be identical for all Participants, or may be different for one or more Participants, as determined by the Committee in its sole discretion.

(d) In interpreting the provisions of the Plan and Stock Incentives granted under the Plan applicable to Qualified Performance Stock Incentives, it is intended that the Plan will conform with the standards and requirements of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2), and any successor provisions of the Code and Treasury Regulations as to Stock Incentives granted to those Employees whose compensation is, or likely to be, subject to Section 162(m) of the Code, and the Committee in establishing Performance Goals and interpreting the Plan and Stock Incentives shall be guided by such provisions, as it determines, in its sole discretion.

(e) Prior to the payment or distribution of any compensation based upon the achievement of Performance Goals for a Qualified Performance Stock Incentive, the Committee shall certify in writing that the applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. The approved minutes of a Committee meeting or written memorandum of action of the Committee without a meeting in which the certification is made may be treated as a written certification. Certification by the Committee is not required for compensation that is attributable solely to the increase in the value of the Common Stock.

(f) Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Stock Incentives that are granted pursuant to the Plan shall be determined by the Committee.

(10) Plan Acceptance. By accepting any benefits under the Plan, each Participant, and each person claiming under or through a Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, its agents and employees, any of its Subsidiaries and their agents and employees, the Board of Directors and the Committee.

(11) Governing Law. The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of Oklahoma, but without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of Oklahoma, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

(12) No Secured Interest. A Participant shall have only a right to shares of Common Stock or cash or other amounts, if any, payable in settlement of a Stock Incentive under this Plan, unsecured by any assets of the Corporation or any other entity.

(13) Gender and Singular References. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

(14) Death of Participant. Unless otherwise specified in the Stock Incentive, if the person to whom the Stock Incentive is granted dies, then (1) an Option that is not yet exercisable shall become immediately exercisable in full, (2) any remaining restrictions with respect to the Stock Incentive shall expire, and (3) the Committee may alter or accelerate the settlement schedule, Performance Goals or other performance criteria, or payment or other terms of any Stock Incentive.

(15) Beneficiary Designation. A Participant to whom a Stock Incentive is granted under this Plan may designate a Beneficiary in writing and in accordance with such requirements and procedures as the Committee may establish.

(16) Company Policies. All Awards granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

ARTICLE XVIII. Plan Amendment and Termination

The Plan may be amended by the Board of Directors, without shareholder approval, at any time and in any respect, unless approval of the amendment in question by the shareholders of the Company is required under Oklahoma law, the Code (including without limitation Code Section 422), any applicable exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify, any national securities exchange or system on which the Common Stock is then listed or reported, by any regulatory body having jurisdiction with respect to the Plan, or under any other applicable laws, rules or regulations, in which case such amendment shall be effective only if and to the extent it is approved by the shareholders of the Company as so required. The Plan may also be terminated at any time by the Board of Directors. No amendment or termination of this Plan shall adversely affect any Stock Incentive granted prior to the date of such amendment or termination without written consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, or any written instrument issued under the Plan, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement or instrument to any present or future law, regulation or rule applicable to the Plan, including, without limitation, Section 409A.

15 East Fifth Street
Tulsa, OK 74103
www.ONEGas.com

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

Your Board of Directors recommends a vote FOR the re-election of each of the

Class I director nominees listed below.

1. Election of three Class I directors:

FOR	AGAINST	ABSTAIN

01 John W. Gibson ☐	☐	☐

02 Pattye L. Moore ☐	☐	☐

03 Douglas H. Yaeger ☐	☐	☐

Please fold here – Do not separate

Your Board of Directors recommends a vote FOR Proposal 2:

2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONE Gas, Inc. for the year ending December 31, 2015.				☐ For	☐ Against	☐ Abstain

Your Board of Directors recommends a vote FOR Proposal 3:

3. Approval of the material terms of the performance goals for our Equity Compensation Plan for Purposes of Internal Revenue Code Section 162(m).				☐ For	☐ Against	☐ Abstain

Your Board of Directors recommends a vote FOR Proposal 4:

4. Advisory vote to approve the Company’s executive compensation.				☐ For	☐ Against	☐ Abstain

Your Board of Directors recommends a vote for EVERY YEAR on Proposal 5:

5. Advisory vote to approve the frequency of advisory votes on the Company’s executive compensation.			Every ☐ year	Every ☐ two years	Every ☐ three years	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date	Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONE Gas, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 21, 2015

9:00 a.m. Central Time

15 East Fifth Street Tulsa, Oklahoma 74103	proxy

ANNUAL MEETING OF SHAREHOLDERS MAY 21, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Pierce H. Norton II and Joseph L. McCormick, or either of them, with the power of substitution in each, proxies to vote all shares of stock of the undersigned in ONE Gas, Inc. at the Annual Meeting of Shareholders to be held May 21, 2015, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2, 3, 4 and 5 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED AND FOR PROPOSALS 2, 3 AND 4, AND EVERY YEAR ON PROPOSAL 5.

This card also constitutes voting instructions by the undersigned participant to the trustee of the ONE Gas, Inc. 401(k) Plan, the ONE Gas, Inc. Profit Sharing Plan, the ONEOK, Inc. 401(k) Plan and the ONEOK, Inc. Profit Sharing Plan for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 18, 2015. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF CLASS I DIRECTORS AS PROPOSED AND FOR PROPOSALS 2, 3 AND 4, AND EVERY YEAR ON PROPOSAL 5.

If you vote by the Internet or Telephone, DO NOT return your proxy card.

Please complete, sign and date the proxy card and return it in the postage-paid envelope.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/ogs Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 20, 2015.	1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 20, 2015.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.